As filed with the Securities and Exchange Commission on November 5, 2009
Registration No. 333-161924

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Amendment No. 3 to
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GOLDEN GREEN ENTERPRISES LIMITED
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s Name into English)

British Virgin Islands	3310	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 69 Huaibei Street
Longhai Middle Road
Zhengzhou 451191, China
Tel: (011) 86371-6897-0951
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mingwang Lu, Chief Executive Officer
No. 69 Huaibei Street
Longhai Middle Road
Zhengzhou 451191, China
Tel: (011) 86371-6897-0951

(Names, addresses and telephone numbers of agents for service)

Copies to:
Joseph R. Tiano, Jr., Esq. Louis A. Bevilacqua, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, DC 20037 (202) 663-9300	Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2476

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Ordinary Shares, no par value(3)	4,181,817	$34,500,000	$1,926
Underwriter Representative Warrants(4)		-	-	(5)
Ordinary Shares underlying the Underwriter Representative Warrants, no par value	109,091	$900,000	$51
Total	4,290,908	$35,400,000	$1,977	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Consists of the 3,636,363 ordinary shares the registrant is offering and 545,454 ordinary shares that the underwriters have the option to purchase to cover over-allotments.
(4)	Represents ordinary shares issuable upon exercise of five-year warrants held by the Underwriter Representative.
(5)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.
(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated November 5, 2009

3,636,363 Ordinary Shares

GOLDEN GREEN ENTERPRISES LIMITED

•	We are offering 3,636,363 ordinary shares.

•	The last reported sale price of our ordinary shares on the OTC Bulletin Board on November 4, 2009 was $7.25 per share.

•
Trading symbol for our ordinary shares:  OTCBB “GGEEF”.  We have applied to have our ordinary shares listed on the Nasdaq Global Market under the symbol “CHOP” and, expect our ordinary shares to be approved for listing at or prior to the effective date of this offering.

The purchase of the ordinary shares involves a high degree of risk.  See “Risk Factors” beginning on page 10.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Golden Green Enterprises Limited	$	$

(1) Does not include a corporate finance fee in the amount of 1% of the gross proceeds, or $    per share payable to the underwriters.

This is a firm commitment underwriting.  We have granted the underwriters a 45-day option to purchase up to an additional 545,454 ordinary shares solely to cover over-allotments, if any.

The underwriters expect to deliver the ordinary shares on or about ___________, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Maxim Group LLC

Chardan Capital Markets, LLC

The date of this prospectus is ________, 2009.

TABLE OF CONTENTS

You should only rely on the information contained in this prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data and we do not make any representation as to the accuracy of the information.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

In this prospectus, unless indicated otherwise, references to: (1) “Golden Green,” “the company,” “we,” “us,” or “our” refer to the combined business of Golden Green Enterprises Limited and all of its direct and indirect subsidiaries; (2) “Wealth Rainbow” refers to Wealth Rainbow Development Limited, a company organized under the laws of Hong Kong, which is the direct, wholly-owned subsidiary of Golden Green; (3) “Henan Green” refers to Henan Green Complex Materials Co., Ltd., a company organized under the laws of the People’s Republic of China, which is Golden Green’s  indirect, wholly-owned subsidiary and the company which conducts substantially all of our business operations; (4) “COAC” refers to China Opportunity Acquisition Corp., which merged with and into Golden Green in March 2009, (5) “China” and “PRC” refer to People’s Republic of China; (6) “BVI” refers to the British Virgin Islands; (7) “RMB” refers to Renminbi, the legal currency of China; and (8) “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

Unless expressly stated to the contrary, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Golden Green Enterprises Limited

Our Business

We are a leading China-based, non state-owned contract manufacturer of high precision cold-rolled steel products.  In particular, we are the largest manufacturer in China of high precision cold-rolled narrow strip steel based on sales revenue with a market share of approximately 12.5% of the Chinese market in 2008, according to Freedonia Custom Research, or Freedonia. We utilize a variety of processes and methodologies to convert steel manufactured by third parties into thin steel sheets and strips according to customer specifications.  We produce precision ultra-thin, high strength cold-rolled steel products, with thicknesses ranging from 0.09 mm to 1.3 mm, width up to 600 mm and precision ranging from 0.0025 mm to 0.005 mm.  We sell our products to domestic Chinese customers who primarily operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  The cold-rolled precision steel industry is relatively new in China.  Manufacturers of products that use specialty precision steel products, such as our customers, traditionally imported raw materials from Japan, South Korea, the European Union and the United States.

Our revenue increased from $45.5 million in 2004 to $62.5 million in 2005, $99.0 million in 2006, $139.6 million in 2007 and $196.3 million in 2008, representing a compound annual growth rate (CAGR) of approximately 44.1% from 2004 to 2008.  Revenue grew 1.4% from $101.0 million for the six months ended June 30, 2008 to $102.4 million for the six months ended June 30, 2009.  Net income before minority interest increased from $4.0 million in 2004 to $7.8 million in 2005, $15.9 million in 2006, $23.7 million in 2007 and $35.5 million in 2008, representing a CAGR of 72.6% from 2004 to 2008.  Our net income grew 4.0% from $19.8 million for the six months ended June 30, 2008 to $20.6 million for the six months ended June 30, 2009.  For the fiscal years ended 2007 and 2008, we reported a minority interest of $10.6 million and $14.0 million, respectively, after our acquisition of Henan Green due to a 44.98% minority ownership interest.  As of March 17, 2009, the minority interest ceased to exist.

We believe that our significant growth reflects our success in increasing market penetration and expanding  production lines.  As a net importer of high-end precision products, China currently still lacks the capability to produce high-end precision steel products.  Our success in the past mainly came from being able to expand into products which replace expensive imported products and being able to manufacture these types of products at a cost-efficient level compared to domestic Chinese manufacturers. We believe our technology and product development capability is a key driving force behind this success.

Our PRC manufacturing facility is located in Zhengzhou, Henan Province.  We operate six sets of cold-rolled steel production lines with a current annual steel processing capacity of approximately 250,000 metric tons and a chromium coating production line with an annual capacity of approximately 50,000 metric tons.

Prior to 2009, we produced and sold uncoated steel sheets to manufacturers or distributors which then further treated or outsourced our products for tin or zinc coating to produce tinplate or zinc-coated steel, or for electrolytic chromic acid treatments to produce chromium coated steel, according to customer specifications.  We added chromium coating facilities in December 2008, and launched mass production of chromium coated steel products in February 2009.  Going forward, we plan to add production lines in tin- and zinc- coating to increase our product offerings and which we believe will increase our profit margin.  Newly-added capacity to produce these types of high-end coated steel products will enable us to expand our business into construction decoration materials, a high profit margin business.  In addition, we plan to use a significant portion of the net proceeds of this offering to expand our cold-rolled steel processing capacity to 500,000 metric tons by 2011.

Market Opportunity

China has been the world’s largest manufacturer of crude steel since 1996. Growth in the global steel industry has been driven primarily by China’s economic development in recent years.  From 2002 to 2008, world steel production grew at a CAGR of 7%.  During this period, Chinese steel production grew at a CAGR of 18%, and the GDP growth per year in the country was 10%.  In 2008 China accounted for approximately 38% of the world’s steel production and approximately 41% of the world’s steel consumption.

China has historically been a net importer of high precision cold-rolled steel products.  To meet demand, manufacturers have generally imported precision steel products from Japan, Korea and the United States.  From 2005 to 2008, China’s production of cold-rolled products grew at a CAGR of 29.1% to reach 40 million tons, replacing a large percentage of imported products while closing the gap between its demand and supply.  According to Freedonia, consumption of high precision cold-rolled narrow strip steel products with width below 600 mm and thickness less then 0.3 mm amounted to 1.4 million metric tons in 2008, growing at a CAGR of 19.1% from 2005 to 2008 and is projected to grow at 10.0% from 2008 to 2011 to reach 1.87 tons.  Imports of narrow strip steel have declined while Chinese manufacturers have increased their production over time. We have benefited from, and expect to continue to benefit from, the growing demand and the opportunity of replacing imported products as a result of cost advantages in manufacturing, distribution and logistics.

High precision cold-rolled narrow strip steel is used in a wide range of industries including the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  Demand for high precision steel in these end markets in China is projected to grow over the foreseeable future, and we believe we are well positioned to benefit from this growth.  We believe our established presence as a supplier of precision steel products to each of these industries will enable us to take advantage of the anticipated growth in demand in these end markets.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our strong market position and will enable us to continue to improve our profitability and cash flow:

•
We have a strong track record of growth. During the years from 2004 through 2008, our revenue has grown at a CAGR of approximately 44.1%.  We intend to continue this growth by expanding our processing capacity, adding coated steel production capacity and introducing new products with higher profit margins.

•
Strong reputation and experience as a leading China-based manufacturer of precision cold-rolled narrow strip steel. We are the largest manufacturer in China of high precision cold-rolled narrow strip steel based on sales revenue with a market share of approximately 12.5% of the Chinese market in 2008, according to Freedonia.  We work with customers and end users from the trial stage to commercial production in the development and commercialization of new, high-performance products.  We believe we are often the supplier of choice when our existing customers develop new products, and we have developed a reputation as an experienced contract manufacturer that offers process development and manufacturing services tailored to meet the needs of customers.

•
Range of diversified end markets in growing industries we serve.  We sell our products to customers in a diverse range of industries, including the food packaging, telecommunication, electrical appliance, and construction materials industries.  We believe the broad range of end markets reflects the strength of our reputation as well as the wide range of available markets for our products.  Demand for high precision steel in these end markets is projected to grow, and we believe we are well positioned to benefit from this growth.

•
Ability to manage the fluctuation of raw material and final product prices in a volatile steel market environment.  Our principal raw materials, hot-rolled and cold-rolled steel, account for the majority of our production costs.  The price of our raw materials is largely set and affected by fluctuations in steel prices.  As the direction of the steel price changes, we believe our ability to manage the price of raw materials, prices of our final products and our long-term relationships with suppliers and customers are key to our success.

•
Our potential competitors face significant barriers to entry. High-precision cold-rolled steel products are produced in capital intensive manufacturing operations using large and advanced pieces of equipment which require considerable initial investment, maintenance and repair expenses, thereby creating a significant barrier for new market entrants.  Companies which lack substantial resources or access to capital will face significant difficulties in entering or effectively competing in our market segment.

•
Experienced and knowledgeable management team and loyal employees.  We have an experienced management team led by Mr. Mingwang Lu, our chairman and chief executive officer, who has been working in the steel industry since 1985.  Other members of our senior management team have an average of 15 years of experience in the steel business.  We also have good relations with employees, whose loyalty is illustrated by low employee turn-over in the last decade.

Our Growth Strategy

We intend to continue to strive to be a leading supplier of cold rolled precision steel products by pursuing the following growth strategies:

•
Increase production capacity. We intend to expand our steel processing capacity to 500,000 metric tons by 2011 and expect that the addition of this new production capacity will help us meet demand and contribute to growing our revenue.

•
Broaden product portfolio and mix by expanding into coated steel production.  We are developing and introducing new, higher valued-added products, such as chrome and zinc coated products, that we expect will increase our margins and meet the increasing demands of new and existing customers.

•
Increase market penetration. We intend to further enhance our leadership position in the high-end coated steel product segment by expanding sales channels, increasing product offerings and focusing on customer satisfaction and other competitive strengths to gain additional market share.

•
Strengthen our research and development capabilities.  We continually strive to manufacture high quality products to meet the rigid product specifications of our customers.  We will continue to broaden our research and development efforts.  We plan to continue to invest in research and development and expect that this investment will contribute to our ability to manufacture new high quality products to more extreme and precise specifications and tolerances.

•
Improve operating efficiencies and strengthen cost control. We intend to develop our business while managing financial risks and expanding our product mix and service platform.  In particular, we intend to continue to expand our technical expertise to improve manufacturing processes, increase efficiency and  control cost of raw materials and production processes.  We generally do not enter into long-term contracts with customers or end users, which enables us to price our products on a contract by contract basis utilizing the most current raw material prices and other costs, making our profit margin less susceptible to fluctuations from changes in market prices.

•
Pursue strategic relationships and acquisition opportunities.  We intend to evaluate and pursue acquisition opportunities which enhance our product offerings, customer base or geographic reach or which allow us to capitalize on our fragmented industry and to develop a more efficient cost structure and economies of scale.

Company History and Organizational Structure

We are a holding company and all of our active business operations are conducted by our indirect, operating subsidiary, Henan Green.

Golden Green was incorporated as a BVI company on March 11, 2008 under the BVI Business Companies Act, 2004.  Golden Green was incorporated solely for the purpose of acquiring the issued share capital of Wealth Rainbow, which was organized in 2008 for the sole purpose of acquiring and holding all of the outstanding equity capital in Henan Green.  Neither Golden Green nor Wealth Rainbow has any active business operations other than their ownership of Henan Green.

Henan Green is the direct wholly-owned subsidiary of Wealth Rainbow and the indirect, wholly-owned subsidiary of Golden Green.  Henan Green was formed in China in December 2000 by Zhengzhou No. 2 Iron and Steel Company Limited, together with six individuals including Mr. Mingwang Lu and Mr. Baiwang Lu, the brother of Mr. Mingwang Lu.  Mr. Mingwang Lu has been actively involved in the operations and management of Henan Green. In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited transferred all its equity interest in Henan Green to 11 individuals including Mr. Mingwang Lu.  On October 21, 2008, the then shareholders of Henan Green transferred all their equity interest in Henan Green to Wealth Rainbow.

Henan Green was therefore acquired by Golden Green through Wealth Rainbow on October 21, 2008 and the acquisition was accounted for as a reorganization under common control with the purchase of a minority interest. For reporting purposes, a control group comprised of our Chairman and CEO, Mr. Lu and his two direct relatives (Mr. Lu’s son, Yi Lu and Mr. Lu’s brother, Baiwang Lu) held 55.02% of the shares of Henan Green on the date of acquisition.  Upon the acquisition, we were wholly owned by Wealth Rainbow, whose sole shareholder was Ms. Yuying Lu, the daughter of Mr. Lu.  Wealth Rainbow was acquired by Golden Green on November 28, 2008, and upon the acquisition, Henan Green was wholly owned by Golden Green, the majority shareholder of which is Oasis Green Investments Limited, whose sole shareholder is Ms. Yuying Lu, the daughter of Mr. Lu.  Therefore, under U.S. GAAP reporting rules the control group’s 55.02% interest of Henan Green that was acquired constitutes an exchange of equity interests between entities under common control, and the remaining 44.98% interest of Henan Green was accounted for as a minority interest prior to the date of acquisition.  As of March 17, 2009, the minority interest ceased to exist.

On March 17, 2009, we completed a business combination transaction with COAC.  COAC was incorporated in Delaware on August 7, 2006 as a blank check company whose objective was to acquire an operating business with its principal operations located in China.  COAC completed its initial public offering in which it raised approximately $41.4 million on March 26, 2007.  All business activity conducted by COAC from its inception until our merger on March 17, 2009 related to its initial public offering and search for a business combination partner.  Upon completion of the merger transaction with COAC, we succeeded to foreign private issuer status under applicable securities laws and the individuals who currently comprise our Board of Directors were so appointed.

The following chart reflects our organizational structure as of the date of this prospectus:

Office Location

Our principal business office is located in China at No. 69 Huaibei Street, Longhai Middle Road, Zhengzhou, China. The telephone number at our executive offices is (86)-371-6897-0951.  Our registered office is Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands and our registered agent is Equity Trust (BVI) Limited of Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands.  We maintain a website at www.henangr.com that contains information in the Chinese language about our company, but that information is not part of this prospectus.

The Offering

Ordinary shares offered(1):	3,636,363 shares

Ordinary shares outstanding prior to the offering:	35,095,723 shares

Ordinary shares outstanding after the offering:	38,732,086 shares

Offering price:	$ per ordinary share

Use of proceeds:
We intend to use the majority of the net proceeds from the offering to construct and expand our manufacturing facilities and production lines, maintain existing machinery and purchase additional manufacturing equipment for our new production lines, fund research and development efforts for new and existing products and for working capital.

We intend to use the remaining net proceeds for other general corporate purposes, including potential acquisitions or investments in complimentary businesses, products or technologies.  We do not currently have any agreements or understandings with third parties to make any material acquisitions of, or investment in, other businesses.  Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

See “Use of Proceeds” on page 33 for more information on the use of proceeds.

Dividend policy:	Our board of directors does not intend to declare cash dividends on our ordinary shares for the foreseeable future.

Trading Symbols:
Our ordinary shares, warrants, and units are quoted under the symbols “GGEEF”, “GGENF”, and “GGETF”, respectively, on the Over-the-Counter Bulletin Board. However, we have applied for listing of our ordinary shares, warrants and units on the NASDAQ Global Market under the symbols “CHOP”, “CHOPW”, and “CHOPU”, respectively.

  (1) assuming that the underwriters will not excercise their option to purchase up to 545,454 ordinary shares to cover over-allotments

Risk Factors

In operating our business, we have faced and will continue to face significant challenges.  Our ability to successfully operate our business is subject to numerous risks as discussed more fully in the section titled “Risk Factors.”  For example:

•	Evaluating our business and prospects based only on our past results may be difficult;
•	Our sales revenues are derived from sales to a limited number of customers;
•	If our customers or prospects adopt substitute products, demand for our products could decrease;
•	Decrease in the availability, or increase in the cost, of raw materials could materially reduce our earnings;
•	We may be unable to secure financing for our ongoing capital and maintenance expenditures;
•	Our expansion plans require us to apply for certain governmental approvals;
•	We are susceptible to a downturn or negative changes in the highly volatile steel industry; and
•	We are subject to risks of conducting business in China.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our ordinary shares involves risks.  You should carefully read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our ordinary shares.

Summary Consolidated Financial Information

The following summary consolidated statements of income data for the fiscal years ended December 31, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited consolidated financial statements of Golden Green that are included elsewhere in this prospectus.  The following summary statements of income data for the fiscal year ended December 31, 2006 and the summary balance sheet data as of December 31, 2006 have been derived from the audited financial statements of Henan Green that are included elsewhere in this prospectus.  The following summary consolidated statements of income data for the six months ended June 30, 2008 and 2009 and the summary consolidated balance sheet data as of June 30, 2009 have been derived from the unaudited consolidated financial statements of Golden Green that are included elsewhere in this prospectus.  Such unaudited financial information includes all adjustments, consisting of only normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for such interim periods.

Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.  Our historical results for any period are not necessarily indicative of our future performance.  You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

(In thousands of U.S. dollars, except per share data)

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(Henan Green, audited)	(Consolidated, audited)	(Consolidated, audited)	(Consolidated, unaudited)	(Consolidated, unaudited)
Statement of Operations Data:

Revenues	$99,017	$139,649	$196,264	$100,979	$102,409
Operating expenses	(2,470)	(3,301)	(4,263)	(1,889)	(2,194)
Operating income	23,893	35,771	49,594	27,314	28,442
Income taxes	(7,770)	(11,422)	(11,870)	(6,423)	(6,897)
Net income before minority interest(1)	N/A	23,650	35,506	19,756	20,554
Net income(1)(2)	15,879	13,012	21,585	10,870	20,554
Basic earnings per share(1)(3)(4)	N/A	$0.43	$0.72	$0.36	$0.64
Diluted earnings per share(1)(3)(4)	N/A	$0.43	$0.72	$0.36	$0.59

	As of December 31,			As of June 30, 2009
	2006	2007	2008	Actual
	(Henan Green, audited)	(Consolidated, audited)	(Consolidated, audited)	(Consolidated, unaudited)	As Adjusted(5)

Balance Sheet Data:

Working capital	$6,041	$14,535	$(8,789)	$10,606	$42,016
Current assets	68,822	74,654	94,019	119,515	146,615
Total assets	85,782	91,817	115,377	143,937	171,037
Current liabilities	62,781	60,119	102,808	108,909	104,599
Total liabilities	63,239	60,273	102,836	108,909	104,599
Shareholders’ equity	22,543	17,356	12,540	35,028	66,438

(1)
Henan Green was acquired by Golden Green on October 21, 2008 and for reporting purposes a 44.98% interest of Henan Green has been accounted for as a minority interest prior to the date of acquisition during the years ended December 31, 2007 and 2008.  Net income and per share data have been calculated after giving effect to the minority interest in such periods.  The minority interest was not accounted for during the years ended December 31, 2004, 2005 and 2006 in respect of Henan Green.

(2)	We have no discontinued operations, therefore net income and net income per share has been provided in lieu of income from continuing operations and income from continuing operations per share.

(3)
In anticipation of the merger transaction with China Opportunity Acquisition Corp., Golden Green effectuated a recapitalization on March 13, 2009 pursuant to which 29,999,900 newly issued ordinary shares were issued to Golden Green’s then-current shareholders pro rata with their relative ownership percentages.  Consequently, the foregoing table presents per share data (basic and diluted) on a pro forma basis assuming that the recapitalization had already occurred at all times during the periods presented.

(4)
Ordinary shares outstanding (actual and diluted) and per share data (basis and diluted) of Henan Green have been omitted for 2004, 2005 and 2006 because of differences in the capital structures of Golden Green and Henan Green.  Presenting such data in this prospectus is not particularly helpful and could be misleading to readers.

(5)
The “as adjusted” information gives effect to the sale of 3,636,363 ordinary shares in this offering (other than pursuant to the underwriters’ over-allotment option), including the application of the related gross proceeds of $30 million and the payment of the underwriting discount and commission and the estimated offering costs of $2.9 million from such sale and the collection of a subscription receivable and payment to former minority stockholders of $4.31 million which occurred in September 2009.

The following table includes a reconciliation of our Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measure:

(In thousands of U.S. dollars)

	For the Six Months Ended June 30		For Years Ended December 31,
	2009	2008	2008	2007	2006
	Company and its subsidiaries		Company and its subsidiaries		Henan Green

Net Income before Minority Interest	$20,554	$19,756	$35,505	$23,650	$15,879
Depreciation and amortization	1,396	1,190	2,478	2,184	1,842
Provision for income taxes	6,897	6,422	11,869	11,421	7,770
Other income	(152)	(84)	(155)	(16)	0
Merger expenses	186	0	0	0	0
Interest expenses	1,569	1,962	3,769	2,147	1,312
Interest income	(426)	(743)	(1,395)	(1,432)	(1,068)
Adjusted EBITDA	30,024	28,503	52,071	37,954	25,735

Non-GAAP Financial Measure

This prospectus contains disclosure of Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission, or the SEC.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business, and therefore Adjusted EBITDA should only be used as a supplemental measure of our operating performance.

We define Adjusted EBITDA as net income before minority interest, interest expense, income taxes, depreciation and amortization, non-operating income (expense), non-recurring merger expenses and non-cash share-based compensation expenses.  We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, non-operating items and non-cash share-based compensation.  We also believe Adjusted EBITDA is a measure widely used by management, securities analysts, investors and others to evaluate our financial performance and other companies in our industry.  Other companies may calculate Adjusted EBITDA differently, and therefore our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

RISK FACTORS

The ordinary shares being offered by us are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in our ordinary shares.  Before purchasing any of our ordinary shares, you should carefully consider the following factors relating to our business and prospects.  You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries.  If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in sales revenue from approximately $45.5 million in 2004 to $196.3 million in 2008.  Our net income has grown from approximately $2.2 million in 2004 to approximately $21.6 million in 2008.  We may not be able to achieve similar growth in future periods.  Therefore, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects in the future.  Moreover, our ability to achieve satisfactory operating results at higher production and sales volumes is unproven.  You should not rely on our past results or our historical rate of growth as an indication of our future performance.

A large percentage of our revenues are derived from sales to a limited number of customers and our business will suffer if sales to these customers decline.

We currently sell high precision steel products to more than 20 major customers in the Chinese domestic market.  For the fiscal years ended December 31, 2008 and 2007, sales revenues generated from our top 10 customers amounted to 48.0% and 47.1% of total sales revenues, respectively and sales to our largest single customer for the same periods amounted to 10.0% and 15.2% of our total sales revenues, respectively.  For the six months ended June 30, 2009, sales revenues generated from our top 10 customers amounted to 40% of total sales revenues, and sales to our largest single customer for the same periods amounted to 7.9% of our total sales revenues.  We do not enter into long-term contracts with our customers and therefore cannot be certain that sales to these customers will continue.  The loss of any of our largest customers would likely have a material negative impact on our sales revenues and business.

If our customers which operate in highly competitive markets are willing to accept substitutes in lieu of our products, our business and results of operations will suffer.

Our customers and other users of cold-rolled steel products operate in highly competitive markets, which are becoming increasingly cost-conscious.  Cold-rolled precision steel competes with other materials, such as aluminum, plastics, composite materials and glass, among others, for industrial and commercial applications. Customers have demonstrated a willingness to substitute other materials for cold-rolled steel.  If our customers increasingly utilize substitutes for cold-rolled steel products in their operations, sales of our products will decline and our business and results of operations will suffer.

We may be unable to fund the substantial ongoing capital and maintenance expenditures that our operations require.

Our operations are capital intensive and our business strategy is likely to require additional substantial capital investment.  Our growth strategy includes increasing our annual production capacity, which was 250,000 metric tons as of December 31, 2008, to 500,000 metric tons by 2011, subject to receipt of certain regulatory approvals in China, and building an additional manufacturing facility on 50 acres of land which we recently acquired.  In the future, we may require additional capital for building new production lines and acquiring new equipment as well as for maintaining the condition of our existing equipment and complying with environmental laws and regulations.  Sourcing external capital funds for these purposes are key factors that have constrained and may in the future constrain our growth, production capability and profitability.  There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us or at all.   If we need to raise capital by selling a substantial number of additional ordinary shares or securities convertible into ordinary shares, this will cause dilution to the holders of our ordinary shares and could also cause the market price of our ordinary shares to decline.

If we have miscalculated the future demand for our products, we may wind up unnecessarily spending a significant amount of funds on the expansion of our manufacturing facilities.

We intend to use the majority of the net proceeds of this offering to construct and significantly expand our manufacturing facilities and production lines.  Our expansion plans will double our manufacturing capacity, allowing us to produce up to approximately 500,000 metric tons of our high precision, cold rolled steel products annually once construction is completed.  The scope and timing of our expansion plans has been based on our internal projections and estimated demand for our products.  If our projections are incorrect and the actual demand for our products is less than our projections, we may expend a significant amount of capital on an expansion project which ultimately may not have been needed.

The global economic crisis could further impair the steel industry thereby limiting demand for our products and affecting the overall availability and cost of external financing for our operations.

The continuation or intensification of the global economic crisis and turmoil in the global financial markets may adversely impact our business, the businesses of our customers from whom we generate revenues and our potential sources of capital financing.  Our high precision, cold rolled steel products parts are primarily sold to customers who operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  The global economic crisis harmed most industries and has been particularly detrimental to the steel industry.  Since virtually all of our sales are made to end users in other industries, our sales and business operations are dependent on the financial health of both the steel industry and other industries in which our customers operate.  Therefore, our business could suffer if our customers experience, or continue to experience, difficulties in their respective industries or a downturn in their business.  Presently, it is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the steel industry and other industries that affect our business.  Although these conditions have not presently impaired our ability to access credit markets and finance our operations, the impact of the current crisis on our ability to obtain capital financing in the future, and the cost and terms of same, is unclear.

A downturn or negative changes in the highly volatile steel industry will harm our business and profitability.

Steel consumption is highly cyclical and generally follows general economic and industrial conditions, both worldwide and in various smaller geographic areas. Pricing can be volatile as a result of general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates.  The steel industry has historically been characterized by excess world supply and wide fluctuations in results of operations both in China and globally.  This has led to substantial price decreases during periods of economic weakness, which have not been offset by commensurate price increases during periods of economic strength.  Substitute materials are increasingly available for many steel products, which may further reduce demand for steel.  Additional overcapacity or the use of alternative products could hurt our results of operations.

We are subject to risks associated with changing technology and manufacturing techniques, which could place us at a competitive disadvantage.

Our ability to implement our business plan and to achieve the results projected by management will depend on management's ability to anticipate technological advances in our industry and implement strategies to take advantage of technological change.  We may be unable to address technological advances or introduce new designs or products that may be necessary to remain competitive within the steel industry.

We produce steel products that are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise.  We believe that our customers rigorously evaluate our services and products on the basis of a number of factors, including, but not limited to:

•	quality,
•	price competitiveness,
•	technical expertise and development capability,
•	innovation,
•	reliability and timeliness of delivery,
•	product design capability,
•	operational flexibility,
•	customer service, and
•	overall management.

Our success depends on our ability to continue to meet our customers’ changing requirements and specifications with respect to these and other criteria. There can be no assurance that we will be able to address technological advances or introduce new designs or products that may be necessary to remain competitive within the precision steel industry.

Our revenues will decrease if there is less demand for the end products in which our products are installed.

Our finished steel products mainly serve as key components in food and packaging materials, telecommunications cable and equipment, household decorations, construction materials, and electrical appliances.  Therefore, we are subject to the general changes in economic conditions affecting the food and beverage, chemical, telecommunications, construction and household appliance industry participants.  If our customers which operate in these industries experience a downturn in their business or if they utilize substitutes for our products in their manufacturing operations, demand for our products and our business results will suffer.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

Our steel manufacturing and processing operations are subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment, health and safety and fire protection.  These laws and regulations may require environmental impact evaluation reports or the issuance of permits or other authorizations before we construct new production facilities, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our production activities, require permitting or authorization for release of pollutants into the environment, and impose substantial liabilities for pollution resulting from historical and current operations. No license will be issued for the operation of a manufacturing facility until it is examined and deemed to be in compliance with applicable regulations.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief.  In addition, these laws and regulations continue to evolve and are becoming increasingly stringent.  The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  Our business and operating results could suffer if we were required to increase our expenditures to comply with any new environmental regulations affecting our operations.  As of the date of this prospectus, we are not in full compliance with all applicable governmental regulations governing construction of our facilities with respect to two production facilities, each with a 50,000 metric ton annual capacity, we received approval of our environmental impact reports but have not received the final Acceptance of Environmental Protection Facility with respect to these facilities.

Our capital improvement and expansion plans require us to obtain significant capital which may be unavailable to us on favorable terms or at all.

We plan to expand our annual production capacity by 100% to 500,000 metric tons by 2011 in order to meet expected demand for our products.  Our expansion plans may require us to acquire new property or land use rights, expand existing buildings or construct new buildings and procure additional highly specialized manufacturing equipment.  Each of these activities will require considerable capital and we expect that the proceeds of this financing will be used to complete these capital expansion projects.  Additional capital could be needed after this financing.  To the extent that we finance our future capital expansion projects with debt financing, we may become subject to financial covenants or operating covenants that restrict our ability to freely operate our business or take actions that are desired by shareholders, such as the payment of dividends.  If we elect to finance our future capital expansion plans through equity financings, our shareholders may experience dilution or may have their voting or economic rights as shareholders subordinated to a senior class of stock.  In either event, we may be unable to find external sources of financing on favorable terms or at all.  Our failure to obtain external financing for our capital expansion projects can severely impede our growth plans and strategy and impair our revenue, earnings and overall financial performance.

Our level of indebtedness may make it more difficult for us to fulfill all of our debt obligations and may reduce the amount of cash available for maintaining and growing our operations, which could have an adverse effect on our revenues.

Our total debt under existing bank loans to us as of June 30, 2009 was approximately $79.6 million. Repayment of some of these loans is secured by certain of our assets, including restricted cash accounts. A failure to repay our debt obligations when due could result in default under our loan agreements, which could give our lenders the right to seize our assets. In addition, this indebtedness and the incurrence of any new indebtedness could (i) make it more difficult for us to satisfy and pay our existing liabilities and obligations, which could in turn result in an event of default, (ii) require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, (iii) impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, (iv) diminish our ability to withstand a downturn in our business, the industry in which we operate or the economy generally, (v) limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, or (vi) place us at a competitive disadvantage compared to competitors that have proportionately less debt.  If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital, sell assets, cease our operations or file for bankruptcy protection.  We may be unable to obtain financing or sell assets on satisfactory terms, or at all, which could cause us to default on our debt service obligations and be subject to foreclosure on such loans.  Additionally, we could incur additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify.

We maintain significant levels of restricted cash which impairs our free cash flow.

Our short term notes payable are often secured by a pledge of restricted cash.  As of June 30, 2009, approximately $43.3 million of our cash was restricted as collateral support for our indebtedness.  Our liquidity and working capital may be negatively affected by high levels of restricted cash.  Depending on the level of our restricted cash, (i) it may become more difficult for us to satisfy our existing or future liabilities or obligations, which could in turn result in an event of default on such obligations, (ii) we may have less available cash for working capital and capital expenditures, acquisitions, general corporate purposes or other purposes, and (iii)  we may need to obtain additional financing to provide additional liquidity.

We face significant competition from competitors with greater resources, and we may not have the resources necessary to successfully compete with them.

The steel manufacturing and processing business is highly fragmented and competitive. We compete with a large number of other steel manufacturers and processors in China, on a region-by-region basis, and with foreign steel manufacturers, such as Posco Steel, on a world wide basis.  We believe that our primary competitors in the market for our products are Yongxin Precision Materials (Wuxi) Co. Ltd., Jiangyin Huaxia Cold-rolled Steel Products Corp., Baosteel Group Corporation, Handan Iron & Steel Co., Ltd., Nippon Steel Corporation, Pohang Iron and Steel Company, and China Steel Corporation.  Our competitors are of various sizes, some of which have more established brand names and relationships in certain markets than we do.  We are not in direct competition with China’s local state-owned steel companies, which are much larger than us, because those companies concentrate on the production of hot rolled steel.  As such, they are more often a raw material supplier to us, rather than a competitor.  We are one of a limited number of specialty precision cold-rolled steel producers in China.  Differences in the type and nature of the specialty precision steel products in China’s steel industry are relatively small and, coupled with intense competition from international and local suppliers and customer price sensitivity, competition can be fierce.  Our competitors may increase their market share through pricing strategies that damage our business.  Since our industry is capital intensive, our competitors may be able to successfully compete with us if their financial resources, staff and facilities are substantially greater than ours, placing us at a competitive disadvantage to these larger companies.

Any decrease in the availability, or increase in the cost, of raw materials could materially reduce our earnings.

Our business operations depend heavily on the availability of various raw materials and energy resources, primarily steel coil, but also zinc, oil paint, electricity and natural gas.  Steel coil has historically accounted for approximately 90% of our total cost of sales.  The availability of raw materials and energy resources may decrease and their prices may fluctuate greatly.  We purchase a large portion of our raw materials from Zhengzhou Zhongchu Materials Distribution Center and Henan Baoyuxin Technology and Trading Co. Ltd., but we currently do not have long-term supply contracts with any particular supplier to assure a continued supply of raw materials.  While we maintain good relationships with these suppliers, the supply of raw materials may nevertheless be interrupted on account of events outside our control, which will negatively impact our operations.  If these or any other important suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products.  This could result in a decrease in profit and damage to our reputation in our industry.  So far we have generally been able to pass raw material cost increases on to our customers.  However, if our raw material and energy costs increase to such an extent that we cannot pass these higher costs on to our customers in full or at all, our margins will suffer.  Although we currently benefit from favorable pricing in some of these supply contracts, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices, and our profit margins may suffer.

Increases in energy prices will increase our operating costs, and we may be unable to pass all these increases on to our customers in the form of higher prices for our products.

We use a significant amount of electricity, gasoline and other energy sources to manufacture and transport our products.  We do not hedge our exposure to higher prices via energy futures contracts.  A substantial increase in the price of fuel and other energy sources would increase our operating costs and could negatively impact our profitability and cash flows if we cannot pass the increases on to our customers.

We produce a limited number of products and may not be able to respond quickly to significant changes in the market or new market entrants.

Cold-rolled specialty precision steel manufacturing is a relatively new industry in China.  Previously, our customers which manufacture durable goods have relied solely on imports from Japan, Korea, the European Union and the United States.  We believe the average quality and standards of products of China’s high precision steel industry lags behind international standards.  While we offer more than 40 high precision steel products and believe we have developed a nationally recognizable brand, there are many other specialty precision steel products of similar nature in the market.  We have not yet developed an internationally recognizable brand for specialty steel products.   If there are significant changes in market demand and/or competitive forces, we may not be able to change our product mix or adapt our production equipment quickly enough to meet customers’ needs.  Under such circumstances, our narrow band of precision steel products and/or new market entrants may negatively impact our financial performance.

Increased imports of steel products into China could negatively affect domestic steel demand and prices and reduce our profitability.

While China’s steel production capability has increased rapidly in recent years, we believe that domestic production continues to be insufficient to meet demand.  As a result, China is expected to continue to import a significant portion of its steel products. Foreign competitors may have lower labor costs, and are often owned, controlled or subsidized by their governments, which allows their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions.  Import levels may also be impacted by decisions of government agencies, under trade laws.  Increases in future levels of imported steel could negatively impact future market prices and demand levels for our precision steel products.

While virtually all of our operations, customers and sales are in China, some limited administrative functions are geographically dispersed so any deterioration of general business conditions in China may make it difficult or prohibitive to continue to operate or expand our business.

Our manufacturing operations are located in China, some of our administrative offices are located in Hong Kong and a limited number of administrative matters are handled in the BVI.  We also have regulatory filing obligations in the United States.  The geographical distances between our facilities create a number of logistical and communications challenges, including time differences and differences in the cultures in each location, which makes communication and effective cooperation more difficult. In addition, because of the location of the manufacturing facilities in China, our operations could be affected by, among other things:

•	economic and political instability in China, including problems related to labor unrest,
•	lack of developed infrastructure,
•	variances in payment cycles,
•	currency fluctuations,
•	overlapping taxes and multiple taxation issues,
•	employment and severance taxes,
•	compliance with local laws and regulatory requirements,
•	greater difficulty in collecting accounts receivable, and
•	the burdens of cost and compliance with a variety of foreign laws.

Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand our facilities in China.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our production facilities are subject to risks of power shortages which may impair our ability to meet our customers’ needs.

Our manufacturing processes are extremely specialized and depend on critical pieces of equipment and a constant availability of energy to power them.  Many cities and provinces in China have suffered serious power shortages in recent times, largely as a result of the growth and commercialization of formerly rural regions of China.  Many of the regional grids do not have sufficient power generating capacity to fully satisfy the increased demand for electricity driven by continual economic growth and persistent hot weather. Local governments have occasionally required local factories to temporarily shut down their operations or reduce their daily operational hours in order to reduce local power consumption levels.  To date, our operations have not been affected by those administrative measures.  While we have not experienced any severe or lengthy power outages in the past, we do not have any back up power generation systems.  However, there is a risk that we may be affected by those administrative measures or power outages in the future, thereby causing material production disruption and delay in delivery schedule. In such event, our business, results of operation and financial conditions could be damaged.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

Highly specialized machinery is used in our manufacturing processes which cannot be repaired or replaced without significant expense and time delay.  On occasion, our equipment may be out of service as a result of unanticipated failures which may result in plant shutdowns or periods of materially reduced production. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings.  In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. We do not have business interruption insurance to cover losses as a result of equipment failures. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could decline.

We might fail to adequately protect our intellectual property and third parties may claim that our products infringe upon their intellectual property.

As part of our business strategy, we intend to accelerate our investment in new technologies in an effort to strengthen and differentiate our product portfolio and make our manufacturing processes more efficient.   Our primary focus will be to develop new and better technologies to allow us to manufacture higher valued-added products, such as chrome finished, zinc coated and galvanized products.  As a result, we believe that the protection of our intellectual property will become more important to our business. Currently, we have one patent application pending. We expect to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. In either case, litigation could result in substantial costs and diversion of our resources, and whether or not we are ultimately successful, the litigation could hurt our business and financial condition.

We face risks associated with future investments or acquisitions.

An important component of our growth strategy is to invest in or acquire businesses complementary to ours that will enable us, among other things, to expand the products we offer to our existing target customer base, and that will provide opportunities to expand into new markets. We may be unable to identify suitable investment or acquisition candidates or to make these investments or acquisitions on a commercially reasonable basis, if at all. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.  Integrating an acquired company or technology is complex, distracting and time consuming, as well as a potentially expensive process.  The successful integration of an acquisition would require us to:

•	integrate and retain key management, sales, research and development, and other personnel;
•	incorporate the acquired products or capabilities into our offerings both from an engineering and sales and marketing perspective;
•	coordinate research and development efforts;
•	integrate and support pre-existing supplier, distribution and customer relationships; and
•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of combining an acquired company or technology.  Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems.  Management’s focus on integrating operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts.

Our acquisition strategy also depends on our ability to obtain necessary government approvals that may be required.  We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented in China.

We do not carry any business interruption insurance, product liability or recall insurance or third-party liability insurance.

Operation of our business and facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances, business interruptions, property damage, product liability, personal injury and death.  We do not carry any business interruption insurance or third-party liability insurance for our business to cover claims in respect of product liability, personal injury or property or environmental damage arising from accidents on our property or relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Henan Green’s business will suffer if it loses its land use rights.

There is no private ownership of land in China and all land ownership is held by the government of China, its agencies, and collectives.  In the case of land used for business purposes, land use rights can be obtained from the government for a period up to 50 years, and are typically renewable.  Land use rights can be granted upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required land granting fee, the entry into a land use agreement with a competent governmental authority and certain other ministerial procedures.  Henan Green holds land use rights for some of its occupied properties and leases the land and the building on which its main facilities are located from third parties that it reasonably believes have proper land use rights, but no assurance can be given that Henan Green’s land use rights will be renewed or that our lessors will maintain their land use rights.  The land use right certificate relating to the land on which our employee dormitory is located has expired and we are in the process of obtaining a new land use right certificate for this property.  We have received land use certificates for certain parcels of land on which our operations reside, but we may not have followed all procedures required to obtain such certificates or paid all required fees.  If the Chinese administrative authorities determine that we have not fully complied with all procedures and requirements needed to hold a land use certificate, we may be forced by the Chinese administrative authorities to retroactively comply with such procedures and requirements, which may be burdensome and require us to make payments, or such Chinese administrative authorities may invalidate or revoke our land use certificate entirely. If the land use right certificates needed for our operations are determined by the government of China to be invalid or if they are not renewed, or if we are unable to renew the lease for our facilities when it expires in 2027, we may lose production facilities or employee accommodations that would be difficult or even impossible to replace.  Should we have to relocate, our workforce may be unable or unwilling to work in the new location and our business operations will be disrupted during the relocation. The relocation or loss of facilities could cause us to lose sales and/or increase its costs of production, which would negatively impact financial results.

If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected and investor confidence and the market price of our ordinary shares may be adversely impacted.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 20-F.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the effectiveness of the company’s internal controls over financial reporting.  Under current SEC rules, we will be required to include a management report and our independent registered public accounting firm’s attestation report beginning with our annual report for the fiscal year ending December 31, 2009.  Our management may conclude that our internal controls over our financial reporting are not effective.  Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely impact the market price of our ordinary shares.

Investor confidence and the market price of our shares may be adversely impacted if we are unable to correct deficiencies in our internal controls over our financial reporting identified by our auditors.

Our auditors, in performing their audit of our financial statements for the years ended December 31, 2008 and 2007, have provided us with a letter describing certain matters involving our internal controls they consider to be deficiencies under the standards of the Public Company Accounting Oversight Board.  In particular, our auditors identified the following three deficiencies: (i) the Company’s fixed assets are not consistently classified by type; (ii) management of account codes should be improved for purpose of account classifications; and (iii) the requirements in SOX 404 regarding assessment of the effectiveness of internal controls over financial reporting have not been met.  It should be noted that the Company is not required to have, nor were its auditors engaged to perform an audit of its internal control over financial reporting.

If we fail to remediate our deficiencies or to otherwise develop and maintain adequate internal control over financial reporting, we could fail to timely and accurately report our financial results or prevent fraud, or have to restate our financial statements.  As a result, stockholders could lose confidence in our financial reporting and our stock price could suffer.  Although we have taken certain steps to begin to remediate these deficiencies, we cannot assure you that such steps will remediate the deficiencies that have been identified or be effective in preventing deficiencies in our internal control over financial reporting in the future.

We may face adverse claims from and may be liable for damages to some former shareholders of COAC based on an agreement we entered into with our original shareholders.

On November 12, 2008, we entered into an Agreement of Merger and Plan of Reorganization, or the Merger Agreement with COAC, Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd, and several of our original shareholders, Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited, or the Original Shareholders.

When the parties entered into the Merger Agreement, we and the Original Shareholders expected to succeed to COAC’s liabilities and obligations as a result of the merger, but also expected to receive, as partial consideration for the merger, a significant portion of COAC’s $41.5 million in cash and cash equivalents.  Additionally, in connection with the merger negotiations, the parties agreed to an earn-out arrangement whereby, upon our attainment of certain financial milestones and results, the Original Shareholders would be entitled to receive from us a total of 3,000,000 additional ordinary shares, or the Earn-Out Shares.  Under the Merger Agreement, the Earn-Out Shares were to be issued and paid in three equal annual installments and distributed among the Original Shareholders as specified in the Merger Agreement for each year that we met the respective performance threshold specified therein.  The parties also agreed upon customary conditions to closing, including the approval of the merger by the stockholders of COAC.  Prior to and in connection with the vote of COAC’s stockholders on the proposal to merge with and into Golden Green, COAC used a significant portion of the $41.5 million in cash and cash equivalents held in trust to satisfy obligations to its stockholders in respect of the vote on the merger.  Thereafter, persons holding a sufficient number of shares of COAC stock voted in favor of the merger.

Notwithstanding the redemptions and the substantial depletion of funds held in the Trust Fund, we and the Original Shareholders consummated the merger with COAC on March 17, 2009.  All COAC securities were exchanged for our equivalent securities, and COAC merged with and into the Company which survived the merger and succeeded to the rights and obligations of COAC.

Shortly after completion of the merger, we and the Original Shareholders initiated discussions regarding the proper treatment of the Earn-Out Shares given that the Original Shareholders agreed to complete the merger transaction even though the expected COAC cash assets were no longer available to us as originally envisioned by the parties.   As a result of the negotiations between the Original Shareholders and us regarding the appropriate treatment of the Earn-Out Shares, we and the Original Shareholders entered into an agreement dated September 15, 2009, pursuant to which, we agreed to issue to the Original Shareholders an aggregate of 2,850,000 ordinary shares within ten days of entering into the agreement.  The 2,850,000 shares are to be divided among the Original Shareholders in the same proportion to the amounts of the Earn-Out Shares that they would have received under the terms of the Earn-Out in the Merger Agreement. In consideration of the issuance of the ordinary shares, we and the Original Shareholders agreed to a mutual release of all claims relating to the merger, the redemptions, and the Earn-Out Shares.

Some former shareholders of COAC, who are currently minority shareholders in our company, may believe that this treatment of the Earn-Out Shares and the related agreement are not in their best interests and may file adverse claims against us seeking monetary or injunctive relief.  Although we do not believe such claims would have merit, if such claims are successful, our agreement with the Original Stockholders may not be enforced and we may be exposed to monetary damages to such shareholders.  In addition, we may incur significant costs associated with the defense of such a lawsuit.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls.  Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us.  Our executive officers and employees have not been subject to the U.S. Foreign Corrupt Practices Act prior to the completion of our merger in March of 2009.  The PRC also strictly prohibits bribery of government officials.  However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  While we intend to implement measures to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.  In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

We rely heavily on our key management personnel and the loss of their services could adversely affect our business.

Our executive management team has a specialized knowledge of steel markets and works closely with our customers to provide products to exact specifications.  Our Chairman and founder, Mr. Lu, has twenty-four years experience in the steel industry in China.  In addition, the executive management team has an average of fifteen years of industry experience. Their long tenure with the company and the industry has enabled the management team to build close relationships with suppliers and customers.  The expertise of management and technical innovation of the company give it a strong competitive advantage.  Golden Green Enterprises Limited does not currently have employment agreements with our management team and we do not maintain key person insurance on these individuals.  The loss of Mr. Lu’s services or any of our other management poses a risk to our business.  We may not be able to attract or retain qualified management on acceptable terms in the future due to the intense competition for qualified personnel in our industry and as a result, our business could be adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our operating assets are located in China and substantially all of our revenue will be derived from our operations in China so our business, results of operations and prospects are subject to the economic, political and legal policies, developments and conditions in China.

The PRC’s economic, political and social conditions, as well as government policies, could impair our business.  The PRC economy differs from the economies of most developed countries in many respects.  China’s GDP has grown consistently since 1978 (National Bureau of Statistics of China).  However, we cannot assure you that such growth will be sustained in the future. If, in the future, China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could impair our ability to remain profitable.  The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us.  For example, our financial condition and results of operations may be hindered by PRC government control over capital investments or changes in tax regulations.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

If the Ministry of Commerce, or MOFCOM, China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that MOFCOM and CSRC approval of our recent merger was required or if other regulatory obligations are imposed upon us, we may incur sanctions, penalties or additional costs which would damage our business

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM and the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, a new regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006.  Article 11 of the M&A Rules requires PRC companies, enterprises or natural persons to obtain MOFCOM approval in order to effectuate mergers or acquisitions between PRC companies and foreign companies legally established or controlled by such PRC companies, enterprises or natural persons.  Article 40 of the M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals should obtain the approval of the CSRC prior to the listing and trading of such offshore special purpose vehicle’s securities on an overseas stock exchange, especially in the event that the offshore special purpose vehicle acquires shares of or equity interests in the PRC companies in exchange for the shares of offshore companies.  On September 21, 2006, the CSRC published on its official website procedures and filing requirements for offshore special purpose vehicles seeking CSRC approval of their overseas listings.

On March 17, 2009, we completed a merger transaction with COAC, which resulted in our current ownership and corporate structure.  We believe, based on the opinion of our PRC legal counsel, Jingtian & Gongcheng, Attorneys at Law, that MOFCOM and CSRC approvals were not required for our merger transaction or for the listing and trading of our securities on a trading market because we are not an offshore special purpose vehicle that is directly or indirectly controlled by PRC companies or individuals.  Although the merger and acquisition regulations provide specific requirements and procedures, there are still many ambiguities in the meaning of many provisions.  Further regulations are anticipated in the future, but until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations and the regulators have wide latitude in the enforcement of the regulations and approval of transactions.  If the MOFCOM, CSRC or another PRC regulatory agency subsequently determines that the MOFCOM and CSRC approvals were required, we may face sanctions by the MOFCOM, CSRC or another PRC regulatory agency.  If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends paid by Henan Green, or take other actions that could damage our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

In 2008, Wealth Rainbow acquired 100% of the equity interest of Henan Green from 13 shareholders who are PRC nationals, following which Henan Green was changed from a domestic company into a wholly foreign owned enterprise.  The prior sole owner of Wealth Rainbow and majority owner of Golden Green is the daughter of Mingwang Lu, one of the selling shareholders of Henan Green.  The M&A Regulations requires that when a foreign investor which is established or controlled by domestic natural person acquires the equity interest of a domestic company that is related with such foreign investor, such acquisition shall be approved by the Ministry of Commerce, and the parties to the acquisition shall have the obligation to disclose the existence of any interested party relationship.  Golden Green believes, based on the opinion of the PRC legal counsel, Jingtian & Gongcheng, Attorneys at Law, that all the necessary approvals and registrations for Wealth Rainbow’s acquisition of the equity interest in Henan Green had been obtained.  However, there remains some uncertainty as to the interpretation and implementation of M&A Regulations with regard to the interested party relationship.  If a PRC regulatory agency, such as the Ministry of Commerce, subsequently determines that the approval from the Ministry of Commerce was required for the acquisition, Golden Green may face sanctions by such PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from the offering into China, restrict or prohibit payment or remittance of dividends by Henan Green to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.  The PRC regulatory agency may also take actions requiring us, or making it advisable for us, to cancel this previous acquisition.

The New M&A Regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisition in China.

The New M&A Regulations establish additional procedures and requirements that could make some acquisitions of PRC companies by foreign investors, such as ours, more time-consuming and complex, including requirements in some instances that the approval of the Ministry of Commerce shall be required for transactions involving the shares of an offshore listed company being used as the acquisition consideration by foreign investors.  In the future, we may grow our business in part by acquiring complementary businesses.  Complying with the requirements of the New M&A Regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

If the PRC imposes restrictions designed to reduce inflation, future economic growth in the PRC could be severely curtailed which could hurt our business and profitability.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth often can lead to growth in the supply of money and rising inflation.  In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  Imposition of similar restrictions may lead to a slowing of economic growth, a decrease in demand for our steel products and generally damage our business and profitability.

Fluctuations in exchange rates could harm our business and the value of our securities.

The value of our ordinary shares will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from this offering will be denominated and our financial results are reported in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.  Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations on currency conversion.  In the PRC, the State Administration for Foreign Exchange, or SAFE, regulates the conversion between Renminbi and foreign currencies. Currently, foreign investment enterprises, or FIEs, are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” As a result of our ownership of Henan Green, Henan Green is a FIE.  With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “current account” and “capital account.” Currency conversion within the scope of the “current account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE.  However, conversion of currency in the “capital account,” including capital items such as direct foreign investment, loans and securities, still require approval of the SAFE. Further, any capital contributions to Henan Green by its offshore shareholder must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations it may have outside of the PRC.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by FIEs of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise.  In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE.  The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used.  Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws.

Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, was issued on October 21, 2005 by SAFE (that replaced two previously issued regulations on January 24, 2005 and April 8, 2005, respectively).  Notice 75 requires PRC residents (including both corporate entities and natural persons) to register with SAFE or its competent local branch before establishing or controlling any company outside of China referred to as an “offshore special purpose company” for the purpose of raising fund from overseas to acquire assets of, or equity interests in, PRC companies. Under Notice 75, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents in onshore companies.  In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the SAFE or its competent local branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. The SAFE regulations require retroactive approval and registration of direct or indirect investments previously made by PRC residents in offshore special purpose companies. To further clarify the implementation of Notice 75, SAFE issued Notice 106 in May, 2007. Under Notice 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner.  In the event that a PRC shareholder with a direct or indirect investment in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion.

There still remain uncertainties as to how certain procedures and requirements under the aforesaid SAFE regulations will be enforced, and it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. Based on the opinion of the PRC legal counsel, Jingtian & Gongcheng, Attorneys at Law, we understand that none of our shareholders and beneficial owners is a PRC citizen or resident but cannot assure that has been or will be the case. Although we are committed to complying with the relevant rules, we cannot assure you that we will never have shareholders or beneficial owners who are PRC citizens or residents, or that such persons have always complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE Notice 75, Notice 106 or other related regulations. If one or several of its shareholders or beneficial owners are PRC citizens or residents, we cannot assure that these shareholders or beneficial owners have always complied with and will in the future make or obtain any applicable registrations or approvals required by Notice 75 or other related regulations.  Failure by such shareholders or beneficial owners to comply with SAFE Notice 75 and Notice 106 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Because we failed to make the payment of the transfer price of the acquisition of Henan Green’s equity interests on a timely basis pursuant to relevant PRC regulations, there is no guarantee that the PRC government will not challenge the validity of the acquisition in the future.

On August 10, 2008, Wealth Rainbow entered into an equity transfer agreement with the then shareholders of Henan Green to acquire all of their equity interests in Henan Green for RMB 65.6 million (approximately $9.6 million).  On October 21, 2008, Henan Green obtained the Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China issued by Henan Provincial Government and a new business license was issued to Henan Green on October 30, 2008.  Article 16 of the M&A Rules requires that the equity interest transfer price be paid in full within three months commencing from the issuance of the new business license to Henan Green.  If the transfer price is not paid by this date, we may apply to the relevant PRC regulatory agency for an extension of up to one year from the date of the issuance of the license; provided, however, that 60% of the transfer price will be required to be paid within six months from such date, which was April 30, 2009.  On January 4, 2009, we obtained the approval from the relevant PRC regulatory agency allowing us to make the full payment of the transfer price by October 30, 2009.  Wealth Rainbow has fully paid the transfer price, making payments between July 2009 and September 16, 2009.  However, because it did not comply with the requirement to pay 60% of the transfer price by April 30, 2009, the relevant PRC regulatory agency may challenge the validity of the acquisition in the future.

Any outbreak of the Swine Flu (H1N1), severe acute respiratory syndrome, or SARS, the Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

There have been recent outbreaks of the highly pathogenic Swine Flu, caused by the H1N1 virus, in certain regions of the world, including parts of China, where all of our manufacturing facilities are located and where all of our sales occur.  Our business is dependent upon our ability to continue to manufacture and distribute our products, and an outbreak of the Swine Flu, or a renewed outbreak of SARS, the Avian Flu, or another widespread public health problem in China, could have a negative effect on our operations.  Any such outbreak could have an impact on our operations as a result of:

•	quarantines or closures of our manufacturing or distribution facilities or the retail outlets, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, and
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because Chinese law governs many of our material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

Chinese law governs many of our material agreements, some of which may be with Chinese governmental agencies. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC.  The system of laws and the enforcement of existing laws and contracts in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Because our funds are held in banks in uninsured PRC bank accounts, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Our management is unfamiliar with United States securities laws and will have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

Many members of our management team are not familiar with United States securities laws and will have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues and a diversion of management attention, which may harm our operations.

The ability of our Chinese operating subsidiary to pay certain foreign currency obligations, including dividends, is subject to restrictions.

Our ability to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances. Since substantially all of our operations are conducted in China and a majority of our revenues are generated in China, a significant portion of our revenue earned and currency received are denominated in Renminbi.  The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Renminbi is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, if any, on our ordinary shares or otherwise satisfy foreign currency denominated obligations.  Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.  In addition, current regulations in China would permit Henan Green to pay dividends to us only out of Henan Green’s accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Henan Green will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such reserve account may not be distributed as cash dividends.

Our business could be severely harmed if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations relating to our operations in China.

Our manufacturing facility is located in Henan, China and virtually all of our assets are located in China.  We generate our sales revenue only from customers located in China.  Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

•	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
•	changes in taxation,
•	changes in employment restrictions,
•	restrictions on imports and sources of supply,
•	import duties, and
•	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed.  Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us.  Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

The Chinese laws and regulations which govern our current business operations are sometimes vague and uncertain and may be changed in a way that hurts our business.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings.  The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.   We are considered an FIE under Chinese laws, and as a result, we must comply with Chinese laws and regulations.  We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business.  If the relevant authorities find us to be in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business.

A slowdown or other adverse developments in the Chinese economy may materially and adversely affect our customers’ demand for our services and our business.

All of our operations are conducted in China and all of our revenues are generated from sales to businesses operating in China.  Although the Chinese economy has grown significantly in recent years, such growth may not continue. we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in Chinese economy which may affect demand for precision steel products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our products and in turn reduce our results of operations.

Controversies affecting China’s trade with the United States could depress the price of our securities.

While China has been granted permanent most favored nation trade status in the United States through its entry into the World Trade Organization, controversies and trade disagreements between the United States and China may arise that depress the price of our securities.  Political or trade friction between the United States and China, whether or not actually affecting our business, could also materially and adversely affect the prevailing market price of our securities.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave us subject to retaliatory actions by other governments and reduce our ability to sell our products internationally.

China has agreed that foreign companies will be allowed to import most products into any part of China. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. If China does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which it sell our products, which could render its products less attractive, thus reducing revenues and profits.

The implementation of the new PRC employment contract law and increases in the labor costs in China may hurt our business and profitability.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

Under the New EIT Law, Golden Green and Wealth Rainbow may be classified as “resident enterprises” of China, which may subject Gold Green and Wealth Rainbow to PRC income tax on their taxable global income.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementation regulations, both of which became effective on January 1, 2008.  Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprises or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.  A resident enterprise would be generally subject to the uniform 25% enterprise income tax rate as to its worldwide income.  Although the Notice is directly applicable to enterprises registered in an offshore jurisdiction and controlled by Chinese domestic enterprises or groups, it is uncertain whether the PRC tax authorities will make reference to the Notice when determining the resident status of other offshore companies, such as Golden Green.  Since substantially all of our management is currently based in China, it is likely we may be treated as a Chinese resident enterprise for enterprise income tax purposes.  The tax consequences of such treatment are currently unclear, as they will depend on how local tax authorities apply or enforce the New EIT Law or the implementation regulations.

In addition, under the New EIT Law and implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises” (and that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) to the extent that such dividends have their source within the PRC unless there is an applicable tax treaty between the PRC and the jurisdiction in which an overseas holder resides which reduces or exempts the relevant tax.  Similarly, any gain realized on the transfer of shares by such investors is also subject to the 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.  If we are considered a PRC “resident enterprise”, it is unclear whether the dividends we pay with respect to our shares, or the gain you may realize from the transfer of our shares, would be treated as income derived from sources within the PRC and be subject to PRC tax.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of your shares, the value of your investment in our shares may be materially and adversely affected.

Dividends received by Golden Green or Wealth Rainbow from their PRC subsidiaries may be subject to PRC withholding tax.

If Golden Green or Wealth Rainbow is not treated as a resident enterprise under the New EIT Law, then dividends that Golden Green or Wealth Rainbow receives from Henan Green may be subject to PRC withholding tax. The New EIT Law and the implementing rules provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Golden Green or Wealth Rainbow, on a case-by-case basis. Each of Golden Green or Wealth Rainbow is a holding company and substantially all of its income may be derived from dividends it receives from Henan Green.  Thus, if Golden Green or Wealth Rainbow is considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to Golden Green or Wealth Rainbow by subsidiaries in China are considered income sourced within China, such dividends received by Golden Green or Wealth Rainbow may be subject to the 10% enterprise income tax.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Agreement between Hong Kong and Mainland China, if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in China, the 10% withholding tax is reduced to 5%. Wealth Rainbow is incorporated in Hong Kong, which owns 100% of the equity interest in Henan Green. If Wealth Rainbow is considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to Wealth Rainbow by Henan Green are considered income sourced from China, such dividends received by Wealth Rainbow may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Agreement.

As of the date of this prospectus, the PRC tax authorities have not been able to provide us with a definitive determination as to the “resident enterprise” status of Golden Green or Wealth Rainbow. We will continue to consult with the PRC tax authorities and make any necessary tax withholding if the PRC tax authorities determine that Golden Green or Wealth Rainbow is a resident enterprise under the New EIT Law.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to shareholders by Golden Green are treated as income derived from sources within China, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and Golden Green is considered as a resident enterprise which is domiciled in China for tax purposes.  Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of Golden Green and Wealth Rainbow is holding Henan Green, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China.  Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise.  However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company.  Given these Measures, there is a possibility that Golden Green may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR ORDINARY SHARES GENERALLY

There has not been an active public market for our ordinary shares so the price of our ordinary shares could be volatile and could decline following this offering at a time when you want to sell your holdings.

Our securities are traded on the Over-the-Counter Bulletin Board under the symbols GGEEF, GGENF and GGETF, respectively.  Our ordinary shares are not actively traded and the price of our ordinary shares is volatile, and this volatility may continue.  For instance, since the completion of our merger transaction, the closing bid price of our ordinary shares, as reported on the over-the-counter bulletin board ranged between $5.10 and $9.75. We have applied to have our ordinary shares listed on the Nasdaq Global Market under the symbol “CHOP” and the trading is expected to start upon the effectiveness of this registration statement.  Although we believe that this offering and the Nasdaq listing will improve the liquidity for our ordinary shares, there is no assurance that the offering will improve volume, reduce volatility and stabilize our share price.  Numerous factors, many of which are beyond our control, may cause the market price of our ordinary shares to fluctuate significantly. These factors include:

•	expiration of lock-up agreements;
•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the steel industry;
•	customer demand for our products;
•	investor perceptions of the steel industry in general and our company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	major catastrophic events;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	failure to maintain compliance with Nasdaq rules;
•	sales of our ordinary shares, including sales by our directors, officers or significant shareholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, from September 2008 until June 2009, securities markets in the United States, China and throughout the world experienced a historically large decline in share price. These market fluctuations may adversely affect the price of our ordinary shares and other interests in our company at a time when you want to sell your interest in us.

Our failure to meet the listing requirements of the Nasdaq Global Market could result in a de-listing of our ordinary shares.

If after listing we fail to satisfy the continued listing requirements of the Nasdaq Global Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our ordinary shares.  Such a de-listing would likely have a negative effect on the price of our ordinary shares and would impair your ability to sell or purchase our ordinary shares when you wish to do so.  In the event of a de-listing, we would take actions to restore our compliance with Nasdaq's listing requirements, but we can provide no assurance that any such action taken by us would allow our ordinary shares to become listed again, stabilize the market price or improve the liquidity of our ordinary shares, prevent our ordinary shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The exercise of outstanding warrants may result in dilution to the holders of our ordinary shares and trigger certain of our payment obligations.

Dilution of the per share value of our ordinary shares could result from the exercise of outstanding warrants which we assumed in connection with our merger with COAC.  As of June 30, 2009, there were outstanding warrants to purchase 16,066,667 ordinary shares at an exercise price of $5.00 per share as well as an Underwriter’s Unit Purchase Option to purchase 600,000 units at an exercise price of $6.60 per unit (which consists of 1 ordinary share and 2 warrants to purchase our ordinary shares with the warrants exercisable at $5.00 per ordinary share) pursuant to which the holder will acquire up to 1,800,000 ordinary shares in the aggregate.  The warrants will expire and cease to be exercisable on March 19, 2011.  When the exercise price of the warrants is less than the trading price of our ordinary shares, exercise of the warrant would have a dilutive effect on our shareholders.  The possibility of the issuance of shares of our ordinary shares upon exercise of the warrants could cause the trading price of our ordinary shares to decline.  The impact of potentially issuing additional warrants can have a dilutive effect on our shareholders.  In addition, pursuant to our merger agreement with COAC, if at least 75% of these warrants are exercised at a price equal to or greater than $5.00 per share, we will receive at least approximately $64.8 million and will become obligated to make a total payment of $5.0 million to two of our original shareholders.

Future sales or perceived sales of our ordinary shares could depress our stock price.

All of our executive officers and directors and certain of our shareholders have agreed not to sell shares of our ordinary shares for a period of 270 days following this offering, subject to extension under specified circumstances at the option of Maxim Group LLC.  See “Underwriting.” Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended.  A substantial number of our ordinary shares held by our current shareholders are freely tradable. See “Shares Eligible for Future Sale.” If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our ordinary shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short the ordinary shares, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our ordinary shares being offered for sale to increase, our ordinary shares market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not intend to pay dividends on shares of our ordinary shares for the foreseeable future.

Prior to our March 2009 merger with COAC, our operating subsidiary, Henan Green, declared and paid dividends of $51.9 million and $16.1 million in 2008 and 2007, respectively.  Notwithstanding Henan Green’s past history of making dividend payments, we intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our ordinary shares in the foreseeable future.

We may use these proceeds in ways with which you may not agree.

While we currently intend to use the proceeds from this offering to expand our production capacity, to purchase new equipment and for working capital, we have considerable discretion in the application of the proceeds.  You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering.  The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

We are a “foreign private issuer,” and have disclosure obligations that are different than those of other U.S. domestic reporting companies so you should not expect to receive the same information about us at the same time as a U.S. domestic reporting company may provide.

We are a foreign private issuer and, as a result, we are not subject to certain of the requirements imposed upon U.S. domestic issuers by the SEC. For example, we are not required to issue quarterly reports or proxy statements.  Through the fiscal year ending December 31, 2010, we are allowed six months to file our annual report with the SEC and thereafter must file our annual report within four months of our fiscal year end.  We are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act.  As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5.  Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer. Violations of these rules could affect our business, results of operations and financial condition.

You may have difficulty enforcing judgments obtained against us.

We are a BVI company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC.  In addition, almost all of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States and whose assets are located in significant part outside of the United States.  The courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI.  In addition, there is uncertainty as to whether the courts of the BVI or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.  In addition, it is uncertain whether such BVI or PRC courts would entertain original actions brought in the courts of the BVI or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

Because we are incorporated under the laws of the BVI, it may be more difficult for our shareholders to protect their rights than it would be for a shareholder of a corporation incorporated in another jurisdiction.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the BVI Business Companies Act, 2004, and by the common law of the BVI.  Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders differ from those that would apply if we were incorporated in the United States or another jurisdiction.  The rights of shareholders under BVI law may not be as clearly established as are the rights of shareholders in the United States or other jurisdictions.  Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders.  Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.  In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.  Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most US jurisdictions.  The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation, subject to a limit of up to 50% of such assets.  The ability of our board of directors to create new classes or series of shares and the rights attached by amending our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our ordinary shares at a premium over then current market prices. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling shareholders than they would have as shareholders of a corporation incorporated in another jurisdiction.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. shareholders.

We do not currently expect to be classified as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for our tax year ending December 31, 2009.  However, the PFIC test is an annual test that, as discussed below, depends upon the composition of our gross income for the year and the percentage, based on a quarterly average for the year, of our gross assets that constitutes “passive” assets.  Accordingly, it is not possible to determine whether we will not be classified as a PFIC for our tax year ending December 31, 2009 until after the year has ended.  In addition, even if we are not classified as a PFIC for our taxable year ending December 31, 2009, because the PFIC test is annual, we cannot assure you that we will not be a PFIC for any following tax year.  A non-U.S. corporation will be classified as a PFIC for the taxable year if (i) at least 75% of its gross income is passive income for such year or (ii) at least 50% of the fair market value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets that produce or are held for the production of passive income.  The fair market value of our assets may be determined to a large extent by the market price of our ordinary shares, which may fluctuate after this offering.  Furthermore, how we spend as well as how quickly we spend the proceeds from this offering will affect the composition of our income and assets.  If we are treated as a PFIC for any tax year during which U.S. shareholders hold ordinary shares, certain adverse United States federal income tax consequences could apply to such U.S. holders.  See “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $27.1 million from the sale of our ordinary shares that we are offering, after deducting the underwriting discount and commissions and our expenses of the offering, and assuming a public offering raising $30 million of gross proceeds. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $31.2 million.

We intend to use the majority of the net proceeds from the offering to construct and expand our manufacturing facilities and production lines, maintain existing machinery and purchase additional manufacturing equipment for our new production lines, fund research and development efforts for new and existing products and for working capital.

We intend to use the remaining net proceeds for other general corporate purposes, including potential acquisitions or investments in complimentary businesses, products or technologies.  We do not currently have any agreements or understandings with third parties to make any material acquisitions of, or investment in, other businesses. Depending on future events and others changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

Pending use of the net proceeds of the offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

DIVIDEND POLICY

Our operating subsidiary, Henan Green, paid dividends of $42.3 million and $16.1 million and in 2008 and 2007, respectively, prior to our 2009 merger with COAC.  For the foreseeable future, we intend to retain any future earnings to fund the operation and expansion of our business and do not anticipate paying cash dividends on our ordinary shares.

The payment of any dividends in the future will be within the discretion of our board of directors, subject to the relevant provision of BVI law.

PRICE RANGE OF OUR SECURITIES

The common stock, warrants and units of COAC were quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, under the symbols of CHNQ, CHNQW and CHNQU, respectively.  COAC units commenced public trading on March 22, 2007 and common stock and warrants commenced public trading on April 18, 2007.

On March 17, 2009, COAC merged with and into us.  As a result of the merger, COAC’s outstanding shares of common stock, warrants and units have been converted into like securities of us on a one-to-one basis.  Our ordinary shares, warrants and units are quoted on the Over-the-Counter Bulletin Board under the symbols of GGEEF, GGENF and GGETF, respectively, effective April 27, 2009.

The following table provides the high and low closing bid prices for our ordinary shares, units and warrants and the historical prices for COAC’s common stock, warrants and units prior to the merger, for the periods indicated below.  The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Ordinary Share/Common Stock*		Warrants		Unit
	High	Low	High	Low	High	Low
Annual Market Prices
Year 2007 (from March 22, 2007)	$5.76	$5.33	$1.08	$0.55	$7.85	$6.05
Year 2008	5.85	5.40	0.99	0.03	7.75	5.40
Year 2009 (through Novermber 4, 2009)	9.75	5.10	1.79	0.12	6.25	6.01

Quarterly Market Prices
First Quarter 2008	5.62	5.50	0.99	0.62	7.75	6.95
Second Quarter 2008	5.75	5.52	0.62	0.46	6.95	6.51
Third Quarter 2008	5.85	5.60	0.50	0.23	6.75	5.60
Fourth Quarter 2008	5.80	5.40	0.30	0.03	6.00	5.40
First Quarter 2009	6.00	5.10	0.40	0.10	6.25	5.95
Second Quarter 2009**	6.50	5.55	0.75	0.32	6.01	5.95
Third Quarter 2009**	8.75	6.50	1.25	0.55	6.01	6.01

Monthly Market Prices
May 2009**	6.00	6.00	0.55	0.50	6.01	6.01
June 2009**	6.50	6.00	0.75	0.55	6.01	6.01
July 2009 **	6.85	6.50	0.75	0.55	6.01	6.01
August 2009 **	8.00	6.75	0.74	0.59	6.01	6.01
September 2009**	8.75	7.85	1.25	0.74	6.01	6.01
October 2009**	9.75	7.00	1.79	1.02	6.01	6.01
November 2009 (through November 4, 2009)**	7.25	6.75	1.54	1.38	6.01	6.01

*The above table set forth the range of high and low closing bid prices per share of our ordinary shares as reported by www.quotemedia.com for the periods indicated.  The last reported price of our ordinary shares on Novermber 4, 2009 was $7.25 per share.

**Reflects the price range of our ordinary shares after the completion of our business combination transaction with COAC in March 2009.

We are applying to have our ordinary shares, warrants and units listed on the Nasdaq Global Market under the symbol “CHOP”, “CHOPW”, and “CHOPU”, respectively.

Approximate Number of Holders of Our Ordinary Shares

On November 4, 2009, there were approximately 10 shareholders of record of our ordinary shares.   Certain of our shares are held in “nominee” or “street” name; accordingly we believe the number of beneficial owners is greater than the foregoing number.

EXCHANGE RATE INFORMATION

The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in the city of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth various information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.  These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.  The source of these rates is the Federal Reserve Bank of New York.   As of October 30, 2009, the noon buying rate was RMB 6.8264 to US$1.00.

	Noon Buying Rate
Renminbi per U.S. Dollar	Average(2)	High	Low	Period- end
2004 (1)	$8.2768	$8.2774	$8.2764	$8.2765
2005 (1)	8.1826	8.2765	8.0702	8.0702
2006 (1)	7.9579	8.0702	7.8041	7.8041
2007 (1)	7.5806	7.8127	7.2946	7.2946
2008 (1)	6.9193	7.2946	6.7800	6.8225
March 2009	6.8360	6.8438	6.8240	6.8329
April 2009	6.8306	6.8361	6.8180	6.8180
May 2009	6.8235	6.8326	6.8176	6.8278
June 2009	6.8334	6.8371	6.8264	6.8302
July 2009	6.8317	6.8342	6.8300	6.8319
August 2009	6.8323	6.8358	6.8299	6.8299
September 2009	6.8277	6.8303	6.8247	6.8262
October 2009	6.8267	6.8292	6.8248	6.8264

(1)	All periods end December 31 of the stated year.
(2)
Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

CAPITALIZATION

The following table sets forth a summary of our capitalization on a historical basis as of June 30, 2009, and should be read in conjunction with our interim consolidated financial statements and notes included in this  prospectus.  The table also summarizes our capitalization on an as adjusted basis assuming: (1) the completion of this offering of 3,636,363 ordinary shares at an assumed offering price of $8.25 per ordinary share, the closing sale price of our ordinary shares on the OTCBB on  October 16, 2009, which stock price may not be indicative of the per share public offering price in this offering, (2) net proceeds to us from this offering of $27.1 million after payment of estimated underwriting discounts and commissions and estimated offering expenses totaling $2.9 million, (3) the collection of the subscription receivable and the payment of $4.31 million to the former minority shareholders, which occurred in September 2009, (4) the effect of the issuance of 2,850,000 shares as a component of the earn-out which are accounted as a stock dividend with an assumed value of $6.50 per share (closing price on June 30, 2009), and (5) the intended application of the net proceeds of this offering.

	As of June 30, 2009
	Actual	As Adjusted
	(in thousands) (unaudited)
Cash:
Cash and Cash Equivalents	$53,558	$80,658
Restricted Cash	43,348	43,348
Total Cash	96,906	124,006
Debt:
Short-term debt	$79,582	$75,272
Long-term debt	0	0
Total debt	79,582	75,272
Shareholders’ equity:
Ordinary shares, no par value, authorized 100,000,000 shares, 32,245,723 shares issued (actual) and 38,732,086 shares issued (as adjusted)	0	0
Additional paid in capital	8,887	54,512
Subscription Receivable	(4,310)	0
Accumulated other comprehensive income	2,381	2,381
Retained earnings	28,070	9,545
Total shareholders’ equity	35,028	66,438
Total capitalization	114,610	141,710

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our financial statements and related notes and the information contained in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The selected consolidated statement of income data for the fiscal years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited consolidated financial statements of Golden Green included elsewhere in this prospectus. The selected statement of income data for the fiscal year ended December 31, 2006 and the balance sheet data as of December 31, 2006 have been derived from the audited financial statements of Henan Green included elsewhere in this prospectus. The selected statement of income data for the fiscal years ended December 31, 2004 and 2005 and balance sheet data as of December 31, 2004 and 2005 have been derived from the unaudited financial statements of Henan Green that are not included in this prospectus. We derived our selected historical consolidated financial data as of June 30, 2009 and for the six months ended June 30, 2008 and 2009 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.  The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future periods.

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(Henan Green, unaudited)	(Henan Green, unaudited)	(Henan Green, audited)	(Consolidated, audited)	(Consolidated, audited)	(Consolidated, unaudited)	(Consolidated, unaudited)
Statement of Operations Data:

Revenues	$45,530	$62,520	$99,017	$139,649	$196,264	$100,979	$102,409
Cost of revenue	(37,534)	(48,865)	(72,654)	(100,577)	(142,408)	(71,776)	(71,773)
Gross profit	7,996	13,655	26,363	39,072	53,857	29,203	30,636
Operating expenses	(1,583)	(1,930)	(2,470)	(3,301)	(4,263)	(1,889)	(2,194)
Operating income	6,413	11,725	23,893	35,771	49,594	27,314	28,442
Net income before income taxes and minority interest	5,939	11,568	23,649	35,072	47,375	26,179	27,451
Income taxes	(1,960)	(3,780)	(7,770)	(11,422)	(11,870)	(6,423)	(6,897)
Net income before minority interest(1)	N/A	N/A	N/A	23,650	35,506	19,756	20,554
Net income(1)(2)	3,979	7,788	15,879	13,012	21,585	10,870	20,554
Weighted average number of basic ordinary shares(3)(4)	N/A	N/A	N/A	30,000,000	30,000,000	30,000,000	32,245,723
Weighted average number of diluted ordinary shares(3)(4)	N/A	N/A	N/A	30,000,000	30,000,000	30,000,000	35,063,501
Basic earnings per share(1)(3)(4)	N/A	N/A	N/A	$0.43	$0.72	$0.36	$0.64
Diluted earnings per share(1)(3)(4)	N/A	N/A	N/A	$0.43	$0.72	$0.36	$0.59

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008	Actual	As
	(Henan Green, Unaudited)	Actual (Consolidated, unaudited)	Actual (Consolidated, unaudited)	(Consolidated, audited)	(Consolidated, audited)	(Consolidated, unaudited)	Adjusted (5)
Balance Sheet Data:
Working capital	$3,028	$513	$6,041	$14,535	$(8,789)	$10,606	$42,016
Current assets	40,841	71,020	68,822	74,654	94,019	119,515	146,615
Total assets	49,157	85,695	85,782	91,817	115,377	143,937	171,037
Current liabilities	37,813	71,533	62,781	60,119	102,808	108,909	104,599
Total liabilities	39,867	72,051	63,239	60,273	102,836	108,909	104,599
Shareholders’ equity	9,290	13,644	22,543	17,356	12,540	35,028	66,438

(1)Henan Green was acquired by Golden Green on October 21, 2008 and for reporting purposes a 44.98% interest of Henan Green has been accounted for as a minority interest prior to the date of acquisition during the years ended December 31, 2007 and 2008. Net income and per share data have been calculated after giving effect to the minority interest in such periods. Minority Interest was not accounted for during the years ended December 31, 2004, 2005 and 2006 in respect of Henan Green and has not been accounted for since our March 17, 2009 merger with COAC.

(2)We have no discontinued operations, therefore net income and net income per share has been provided in lieu of income from continuing operations and income from continuing operations per share.

(3)In anticipation of the merger transaction with China Acquisition Opportunity Corporation, Golden Green effectuated a recapitalization on March 13, 2009 pursuant to which 29,999,900 newly issued ordinary shares were issued to Golden Green’s then-current shareholders pro rata with their relative ownership percentages. Consequently, the foregoing table presents per share data (basic and diluted) on a pro forma basis assuming that the recapitalization had already occurred at all times during the periods presented.

(4)Ordinary shares outstanding (actual and diluted) and per share data (basis and diluted) of Henan Green have been omitted for 2004, 2005 and 2006 because of differences in the capital structures of Golden Green and Henan Green. Presenting such data in this prospectus is not particularly helpful and could be misleading to readers.

(5)The “as adjusted” information gives effect to the sale of 3,636,363 ordinary shares in this offering (other than pursuant to the underwriters’ over-allotment option), including the application of the related gross proceeds of $30 million and the payment of the underwriting discount and commission and the estimated offering costs of $2.9 million from such sale and the collection of a subscription receivable and payment to former minority stockholders of $4.31 million which occurred in September 2009.

The following table includes a reconciliation of our Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measure:

(In thousands of U.S. dollars)

	For the Six Months Ended June 30		For Years Ended December 31,
	2009	2008	2008	2007	2006
	Company and its subsidiaries		Company and its subsidiaries		Henan Green

Net Income before Minority Interest	$20,554	$19,756	$35,505	$23,650	$15,879
Depreciation and amortization	1,396	1,190	2,478	2,184	1,842
Provision for income taxes	6,897	6,422	11,869	11,421	7,770
Other income	(152)	(84)	(155)	(16)	0
Merger expenses	186	0	0	0	0
Interest expenses	1,569	1,962	3,769	2,147	1,312
Interest income	(426)	(743)	(1,395)	(1,432)	(1,068)
Adjusted EBITDA	30,024	28,503	52,071	37,954	25,735

Non-GAAP Financial Measure

This prospectus contains disclosure of EBITDA, which is a non-financial measure within the meaning of Regulation G promulgated by the SEC.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business, and therefore Adjusted EBITDA should only be used as a supplemental measure of our operating performance.

We define Adjusted EBITDA as net income before minority interest, interest expense, income taxes, depreciation and amortization, non-operating income (expense), non-recurring merger expenses and non-cash share-based compensation expenses.  We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, non-operating items and non-cash share-based compensation.  We also believe Adjusted EBITDA is a measure widely used by management, securities analysts, investors and others to evaluate our financial performance and other companies in our industry.  Other companies may calculate Adjusted EBITDA differently, and therefore our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus.

General

We are the largest China-based, non state-owned contract manufacturer of cold-rolled high precision narrow strip steel products with a market share of approximately 12.5% of the Chinese market in 2008, according to  Freedonia. We utilize a variety of processes and methodologies to convert steel manufactured by third parties into thin steel sheets and strips according to our customers’ specification. We produce precision ultra-thin, high strength cold-rolled steel products, with thicknesses ranging from 0.09 mm to 1.3 mm, width up to 600 mm and precision ranging from 0.0025 mm to 0.005 mm. We sell our products to domestic Chinese customers who primarily operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries. We source the raw materials, which are comprised primarily of steel coil, from a variety of suppliers in China.

Our revenue increased from $45.5 million to $62.5 million to $99.0 million to $139.6 million to $196.3 million for the years from 2004 through 2008, representing a CAGR of approximately 44.1%. Our revenue grew 1.4% from $101.0 million for the six months ended June 30, 2008 to $102.4 million for the six months ended June 30, 2009. Our net income before minority interest increased from $4.0 million in 2004 to $7.8 million in 2005, $15.9 million in 2006, $23.7 million in 2007 and $35.5 million in 2008, representing a CAGR of approximately 72.6%. Our net income grew 4.0% from $19.8 million for the six months ended June 30, 2008 to $20.53 million for the six months ended June 30, 2009. We believe that the growth which we have achieved reflects our success in addressing customer needs, strategically expanding our production lines, increasing market penetration and enhancing the quality of our products.

Our cold rolling steel processing production capacity as of June 30, 2009 was approximately 250,000 metric tons per annum and our chromium coating capacity was approximately 50,000 metric tons per annum. We plan to use a significant portion of the net proceeds from this offering to expand our overall steel processing manufacturing capacity to 500,000 metric tons by 2011. We also intend to add new production lines and higher value-added products, such as chrome finished, zinc coated and galvanized products to improve our profit margin.

Important Factors Affecting our Results of Operations

The most significant factors that affect our financial condition and results of operations are:

Factors Specific to Our Business

•
Expansion of our production capacity and product mix. We anticipate that our future results will be further supported by the expected sales of our new product lines, which include zinc coated steel sheets and chrome coated steel sheets. In August 2008, we accelerated our expansion plan by installing a new processing line producing chrome coated steel products, which are higher-end, value-added products with a higher selling price and higher profit margin. We completed pilot production of the chrome coated steel products, and commenced mass production during the first quarter of 2009. We also plan to introduce zinc and tin coated steel products in the near future, while gradually increasing our annual steel processing capacity to 500,000 metric tons by 2011.

•
Growth in the Chinese Economy. We operate our manufacturing facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has been affected by the global economic slowdown and is experiencing a slowing of its growth rate.

•
Supply and Demand for High-End Precision Cold-Rolled Steel. While the overall Chinese steel industry has recently experienced a period of excess supply, there is an increasing shortage of high-end thin steel sheets and galvanized steel products in China, which has been primarily driven by the limited number of producers of precision thin steel products in China. We expect that the shortage of supply in this steel market will continue. In addition, due to the continuing improvement of the standard of living in China and the growth of China’s middle class, the demand for telecommunications cable and equipment, electrical household appliances and construction materials in which our products serve as components has risen in recent years, thereby increasing the demand for the high-end steel products that we produce.

•
Recent Economic Events. Despite the recent global economic crisis and market turmoil, we have experienced continued growth during 2009, albeit at a less rapid pace than in recent years. The recent decline in steel prices in China has not materially affected our gross margins as we have experienced a symmetrical drop in our raw materials costs, offsetting the sales price reductions. We also customarily carry a rolling order backlog of approximately two months. Although some uncertainty can be expected in demand for the rest of 2009 and into 2010 due to the general slowdown in China’s economy, our customers have given no indication of a reduction in orders through the end of 2009. If we continue to produce innovative, high quality products that meet our customers’ demands, we believe that we will continue to experience strong demand over the next 12 months.

•
PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country.”  Under this policy, the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, building material, electrical household appliances and telecommunication are expected to benefit. An executive order has been announced that the PRC Central Government will improve the living standard in the country’s rural areas by subsidizing the purchase of any electric household appliance for every household in the rural area. In addition, the policy indicates a strong determination to improve telecommunication in all rural areas. We expect to benefit from order growth due to this economic stimulus plan.

Factors Specific to Our Industry

•
Cyclicality. The steel industry is highly cyclical and significantly affected by general economic conditions and other factors, such as worldwide production capacity, fluctuations in imports and exports, fluctuations in metal purchase prices and tariffs. Recently, the global steel markets have been experiencing larger and more pronounced cyclical fluctuations, primarily driven by slower global economic growth and the increase in Chinese production and consumption. This trend, combined with the upward pressure on costs of key inputs, comprising mainly metals, energy and transportation and logistics costs, presents increasing uncertainty and challenge for steel producers on a worldwide basis. However, processed steel demand and prices for the precision steel products, like those we manufacture, are driven by and sensitive to other factors, such as product differentiation, customer service and cost reductions through improved efficiencies and economies of scale. Therefore we are comparatively less affected by cyclicality than other companies within our industry.

•
Raw Materials Prices. The market for our principal raw material, hot-rolled steel, is price sensitive. In recent months, because of the general slowdown in economic activity experienced in China and the rest of the world, prices for this material have declined. Consequently, our cost of sales has also declined and we have passed the savings onto our customers. While we frequently prepay suppliers for our raw materials in order to ensure an ample supply of raw materials, pricing of our orders is not established until the order and physical delivery are confirmed, at which time the price is confirmed at the then-current market price. We account for inventory at cost and any adjustment required to value inventory at the lower of cost or market is made at the year-end and not at interim periods. Because of the relatively short periods during which inventory is kept on hand, we believe that differences between cost and market are not significant. Other than hot-rolled steel, no other raw materials are significantly used in our manufacturing processes.

•
Steel prices. Demand for steel in China has played a major role in the movement of international steel prices. The price of steel rose on a global basis from 2004 to June 2008, after which time the price of steel declined by approximately 30%. Any fluctuations in the cost of raw steel affect our operating costs and the prices that we charge our customers. We generally pass onto our customers any cost savings that result from reduced steel prices. For this reason, our revenue and cost of sales are directly related to the market price, demand and supply of steel.

•
Product mix and effect on gross margin.  Our gross margin is primarily affected by our product mix. For years ended December 31, 2008, 2007 and 2006, our gross margins were 27.4%, 28.0% and 26.6%, respectively. Fluctuations in our gross margin were primarily driven by changes in our product mix.  Our production costs are generally higher in early phases of production introduction due to higher start-up costs and low production yield rate. Over time we typically improve our manufacturing efficiency.  Furthermore, while the gross profit in dollar value remains constant, a higher level of sales revenue and cost of sales will lead to a lower level of gross profit margin.

•
Inventory Revaluation. Inventory revaluation arises from a de-valuation of our inventory and results in (1) a write-down of the inventory as inventory is valued at lower of actual cost or market value; and (2) a charge to net income as a result of the write-down. Under our procurement policy, we do not carry material amounts of raw material inventory without confirmed purchase orders with a predetermined sales price and delivery schedule. Thus, we were not negatively affected by the inventory revaluation as a result of the steel price decline in 2008.

•
Consolidation in the Steel Industry. There has been significant consolidation in the global steel industry and consolidation is also taking place in China. The government of China has publicly stated that it expects consolidation of the Chinese steel industry and the top several producers in China to account for the majority of national production. Cross border consolidation has also occurred with the aim of achieving greater efficiency and economies of scale, particularly in response to the effective consolidation undertaken by raw material suppliers and consumers of steel products. Notwithstanding the general trend towards consolidation in the industry, China’s specialty steel sector, the sector in which we operate, is dominated by privately-owned enterprises and is still highly fragmented. This fragmentation presents an opportunity for companies like ours to gain market share through acquisitions and internal expansion.

Minority Interest

Henan Green was acquired by Golden Green through Wealth Rainbow on October 21, 2008 and the acquisition was accounted for as a reorganization under common control with the purchase of a minority interest. For reporting purposes, a control group comprised of our Chairman and CEO, Mr. Lu and his two direct relatives (Mr. Lu’s son, Yi Lu and Mr. Lu’s brother, Baiwang Lu) held 55.02% of the shares of Henan Green on the date of acquisition. Upon the acquisition, we were wholly owned by Wealth Rainbow, whose sole shareholder was Ms. Yuying Lu, the daughter of Mr. Lu. Wealth Rainbow was acquired by Golden Green on November 28, 2008, and upon the acquisition, Henan Green was wholly owned by Golden Green, the majority shareholder of which is Oasis Green Investments Limited, whose sole shareholder is Ms. Yuying Lu, the daughter of Mr. Lu. Therefore, under U.S. GAAP reporting rules the control group’s 55.02% interest of Henan Green that was acquired constitutes an exchange of equity interests between entities under common control, and the remaining 44.98% interest of Henan Green was accounted for as a minority interest prior to the date of acquisition. As of March 17, 2009, the minority interest ceased to exist.

Gross Profit and Gross Margin

For the years ended December 31, 2008, 2007 and 2006, our gross margin was 27.4%, 28.0% and 26.6%, respectively. Our gross margin was 29.9% for the six months ended June 30, 2009 as compared to 28.9% for the same period of 2008. Our direct costs of manufacturing are generally high when we first introduce a new product due to higher start-up costs and higher raw material consumption rate. As production volumes increase, we typically improve our manufacturing efficiency and are able to strengthen our purchasing power by buying raw materials in greater quantities.

Changes in our gross margin are primarily driven by changes in our product mix and other strategic operating decisions. Our high-end, value-added products generally tend to have higher profit margins and we have moved to emphasize these products in our mix. Further, general economic conditions and our response to them, cost of raw materials as well as supply and demand of steel finishing fabrication products within our markets influence sales prices.

To gain market penetration, we price our products at levels that we believe are competitive compared to imported products. Through our continuous efforts to improve manufacturing efficiency and reduce production costs, we believe that we are able to offer products of comparable quality to our Chinese state-owned competitors and international competitors at more competitive prices. Our sales prices are influenced by general economic conditions, cost of raw materials as well as supply and demand of steel finishing fabrication products within our markets. Our high-end, value-added products generally tend to have higher profit margin.

Taxation

BVI. Golden Green is incorporated in the BVI. Under the current law of the BVI, Golden Green is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the BVI.

Hong Kong.  We did not have any assessable profits subject to the Hong Kong profits tax from 2006 to 2008. We do not anticipate having any income subject to income taxes in Hong Kong in the foreseeable future.

PRC. In 2007, the PRC government promulgated the new Enterprise Income Tax Law, or EIT Law, and the relevant implementation rules, which became effective on January 1, 2008. Under the EIT Law and its implementation rules, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their non-PRC shareholders will be subject to a withholding tax at a rate of 20%, which is further reduced to 10% by the implementation rules, if the non-PRC shareholder is considered to be a non-PRC tax resident enterprise without any establishment or place within China or if the dividends payable has no connection with the non-PRC shareholder’s establishment or place within China, unless any such non-PRC shareholder’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. In addition, pursuant to the EIT Law, enterprises established under the laws of non-PRC jurisdictions, but whose “de facto management body” is located in the PRC, should be treated as resident enterprises for PRC tax purposes However, it is currently uncertain whether we may be deemed a resident enterprise, or how to interpret whether any income or gain is derived from sources within China. See “Risk Factors - Under the New EIT Law, we may be classified as a “resident enterprise” of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders. If we, as a BVI company with substantially all of our management located in China, were treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which would have an impact on our effective tax rate.

The EIT Law and the Implementing Rules also imposes a unified EIT of 25% on both foreign invested enterprises and domestic enterprises, effective January 1, 2008.  As a result, our PRC subsidiary, Henan Green, was subject to the EIT rates of 33% from 2006 to 2007 and 25% in 2008.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

(All amounts in thousands of U.S. dollars, except for the percentages)

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2009		2008		2008		2007		2006
	(Consolidated, unaudited)		(Consolidated, unaudited)		(Consolidated, audited)		(Consolidated, audited)		(Henan Green, audited)
	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue
Revenue	$102,409	100.0	$100,979	100.0	$196,265	100.0	$139,649	100.0	$99,017	100.0
Total cost of revenue	(71,773)	-70.1	(71,776)	-71.1	(142,408)	-72.6	(100,577)	-72.0	(72,654)	-73.4
Gross profit	30,636	29.9	29,203	28.9	53,857	27.4	39,072	28.0	26,363	26.6
General and administrative expenses	(1,655)	-1.6	(1,483)	-1.5	(3,432)	-1.7	(2,767)	-2.0	(1,999)	-2.0
Selling and marketing expenses	(539)	-0.5	(405)	-0.4	(831)	-0.4	(534)	-0.4	(471)	-0.5
Operating income	28,442	27.8	27,314	27.0	49,594	25.3	35,771	25.6	23,893	24.1
Other income and (expense)
Interest income	427	0.4	743	0.7	1,395	0.7	1,432	1.0	1,068	1.1
Interest expenses	(1,570)	-1.5	(1,962)	-1.9	(3,769)	-1.9	(2,147)	-1.5	(1,312)	-1.3
Sundry income	152	0.1	84	0.1	156	0.1	16	0.0	-
Income before income taxes	27,451	26.8	26,179	25.9	47,375	24.1	35,072	25.1	23,649	23.9
Income tax expense	(6,897)	-6.7	(6,423)	-6.4	(11,870)	-6.0	(11,422)	-8.2	(7,770)	-7.8
Net income before Minority Interest	20,554	0.1	19,756	19.6	35,506	18.1	23,650	16.9	15,879	16.0
Minority Interest	0	0	8,886	-8.8	13,921	7.2	10,638	7.6	N/A	N/A
Net Income	20,554	20.1	10,870	10.6	21,585	11.0	13,012	9.3	15,879	16.0

Comparison of Six Months Ended June 30, 2009 and June 30, 2008

Revenue.  Our revenue is mainly generated from sales of our cold-rolled steel products.  Our revenue increased slightly by $1.4 million, or 1.4% to $102.4 million for the six months ended June 30, 2009 from $101.0 million for the same period in 2008.  During the six months ended June 30 2009, our sales volume was up by 18.0% to 117,070 metric tons from 98,917 metric tons during the same period last year.  However, our average selling price was down from $1,055 per metric ton during the six months ended June 30, 2008 to $874 per metric ton during the same period this year as a result of an industry wide reduction in the selling price of steel products.

Cost of Revenue.  Our cost of revenue includes the direct costs of our raw materials, primarily steel coil, as well as the cost of labor and overhead.  Our cost of revenue was $71.8 million for the six months ended June 30, 2009, approximately the same from the same period of 2008.  This was attributable to relatively lower raw material (hot-rolled steel sheet) prices for the first six months of 2009 as compared to 2008, but was offset by increased costs resulting from higher sales volume.

Gross Profit.  Our gross profit is equal to the difference between our revenue and our cost of revenue.  Our gross profit increased $1.4 million, or 4.9% to $30.6 million for the six months ended June 30, 2009 from $29.2 million for the same period in 2008.  The increase was primarily attributable to a larger decrease in raw material prices, on a percentage basis, as compared to the decrease in our average selling price.

General and Administrative Expenses.  General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, bad debts reserve and other expenses incurred in connection with general operations.  Our general and administrative expenses increased $0.2 million, or 13% to $1.7 million for the six months ended June 30, 2009 from $1.5 million for the same period in 2008.  The increase was primarily attributable to professional expenses incurred in connection with the merger between us and COAC in March 2009 and subsequent expenses associated with becoming a US public reporting company.

Selling Expenses.  Our selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales commission, cost of advertising, promotion, business travel, after-sale support, transportation costs and other sales related costs.  Our selling expenses increased $0.1 million, or 25% to $0.5 million for the six months ended June 30, 2009 from $0.4 million for the same period in 2008.  The increase was mostly attributable to increased advertising and promotion activities and other costs relating to selling activities.

Interest and Other Income. Interest and other income is mainly interest income generated from the restricted cash balance.  Our interest and other income decreased $0.3 million, or 43% to $0.4 million for the six months ended June 30, 2009 from $0.7 million for the same period in 2008.  The decrease was attributable to relatively lower average bank account balances and a decrease in interest rates paid by the banks throughout the six months of 2009 as compared to 2008.

Interest Expense.  Interest expense is primarily interest expense on notes payable and short term loans related to our daily business operations.  Our interest expense decreased $0.4 million, or 20% to $1.6 million for the six months ended June 30, 2009 from $2.0 million for the same period in 2008. The decrease was attributable to the lower weighted average interest rate from the lending institutions in the first six months of 2009 as compared to 2008.

Provision for Income Taxes. We incurred income tax expense of approximately $6.9 million and approximately $6.4 million during the six months ended June 30, 2009 and 2008, respectively.

Net Income.  Our net income increased $0.8 million, or 4% to $20.6 million for the six months ended June 30, 2009 from $19.8 million for the same period in 2008 as a result of the factors described above. The net income margins were 20.1% and 19.6% for the six months ended June 30, 2009 and 2008, respectively.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

Revenue.  Our revenue increased $56.6 million, or 40.5%, to $196.3 million in 2008 from $139.6 million in 2007.  The increase was attributable to the growing demand for our specialty steel products purchased primarily by customers in the telecommunications sectors, which continued to generate increased demand in 2008.  In addition, we expanded our production capacity with an addition of approximately 50,000 tons in the second half of 2008, which allowed us to satisfy the increasing demand for our products.

Cost of Revenue.  Our cost of revenue increased approximately $41.8 million, or 41.6%, to approximately $142.4 million in 2008 from approximately $100.6 million in 2007.  The increase was primarily due to (i) increased costs associated with the overall increase in the volume of products sold including raw materials, labor, energy and other costs, which we believe were in line with our increased sales and (ii) other factors such as additional depreciation resulting from newly acquired equipment and direct labor input which contributed to the increased level of manufacturing overhead.

Gross Profit.  Our gross profit increased approximately $14.8 million, or 37.9%, to approximately $53.9 million in 2008 from approximately $39.1 million in 2007.  Gross profit as a percentage of revenue (gross margin) was 27.4% in 2008 as compared to 28.0% in 2007.  The decrease in overall gross profit margin was primarily a result of increased energy and other direct material costs during this period.

General and Administrative Expenses.  Our general and administrative expenses increased by approximately $0.6 million, or 21.4%, to approximately $3.4 million in 2008 from $2.8 million in 2007.  As a percentage of revenue, general and administrative expenses were 1.7% of revenue in 2008 as compared to 2.0% in 2007.  The dollar increase was mainly attributable to the addition of employees and related salary, benefits and other labor costs as our scale of operations expanded and revenues increased.

Selling Expenses.  Our selling expenses increased approximately $0.3 million, or 55.5%, to approximately $0.8 million in 2008 from $0.5 million in 2007. As a percentage of revenue, our selling expenses were consistent at 0.4% in 2008 and 2007, respectively.  Such dollar increase reflected the increased salary, benefits, travel, and other costs related to selling activities in 2008, which corresponded with our growth in sales and operations.

Interest Income and Interest Expenses.   Our interest income, decreased slightly by $36,898, or 2.6%, from $1,432,019 in 2007 to $1,395,121 in 2008.  Our interest expense increased approximately $1.6 million, or 75.5% to $3.8 million in 2008 from interest expense of $2.1 million in 2007.  The overall increase in net interest expenses was attributable to our increased borrowing from local Chinese banks.

Provision for Income Taxes.  We incurred income tax expenses of $11.9 million and $11.4 million in 2008 and 2007, respectively.  The effective EIT rates were 25% and 33%, respectively, in such years.

Net Income.   Our net income, after accounting for minority interests of $13.9 million and $10.6 million in 2008 and 2007, respectively, increased approximately $8.6 million, or 65.9%, to $21.6 million in 2008 from approximately $13.0 million in 2007.

Comparison of Fiscal Years Ended December 31, 2007 and 2006

Revenue.  Our revenue increased $40.6 million, or 41.0%, to $139.6 million in 2007 from $99.0 million in 2006.  Approximately 71% of this increase was attributable to the growth in sales volume during the periods.  The increase was largely attributable to the growing demand for the specialty steel products used in the telecommunications sectors as these end markets have continued to exhibit strong growth.  The increase was also helped by the higher product prices for specialty steel products.

Cost of Revenue.  Our cost of revenue increased approximately $27.9 million, or 38.4%, to approximately $100.6 million in 2007 from approximately $72.7 million in 2006.  The increase in cost of revenue resulted primarily from (i) costs associated with the overall increase in the volume of products sold, which resulted in increases in raw materials, labor and other costs; and (ii) higher material costs due to higher steel prices.

Gross Profit.  Our gross profit increased approximately $12.7 million to approximately $39.1 million in 2007 from approximately $26.4 million in 2006.  Gross profit as a percentage of revenue (gross margin) was 28.0% in 2007, as compared to 26.6% in 2006, which was primarily due to the fact that we benefited from a transition of our product mix from rolled carbon steel to high margin coated products.

General and Administrative Expenses.  Our general and administrative expenses increased $0.8 million, or 40.0%, to $2.8 million in 2007 from $2.0 million in 2006. As a percentage of revenue, general and administrative expenses were 2.0% of revenue in 2007 and unchanged from 2.0% in 2006.  The dollar increase was mainly attributable to the increase in indirect labor and utility cost to support the overall increased production activity.  In addition, depreciation expenses increased from the added equipment and land use rights.

Selling Expenses.  Our selling expenses increased $0.1 million to $0.5 million in 2007 from $0.4 million in 2006.  As a percentage of revenue, selling expenses were 0.4% in 2007 and 0.5% in 2006.  Such dollar amount increase reflected the increased salary, benefits, travel, and other related costs in 2007, which corresponded with our growth in sales and operations.

Interest Income and Interest Expense.  Our interest income increased $0.3 million, or 27.3%, to $1.4 million in 2007 from $1.1 million in 2006.  Our interest expenses were incurred as a result of our notes payable and short term bank borrowing.  Interest expense increased $0.8 million or 63.5% from interest expense of $1.3 million in 2006 to $2.1 million in 2007.  The general interest level in China was higher compared to that of 2006, and we had higher average balances in short-term loans during 2007 as a result of the growth in our operations.

Provision for Income Taxes. We incurred income tax expense of $11.4 million and $7.8 million in 2007 and 2006, respectively.  Our effective EIT rates for the two aforesaid years were both 33%.

Net Income. Our net income before minority interests increased approximately $7.9 million, or 49.0% from $15.8 million in 2006 to $23.7 million in 2007, as a result of the factors described above.  There was a minority interest of $10.6 million in 2007 as a result of Golden Green’s acquisition of Henan Green on October 21, 2008.  For reporting purposes a 44.98% interest of Henan Green was accounted for as the minority interest prior to the date of acquisition, or during the period from January 1, 2007 to October 20, 2008 in our consolidated income statement.

Liquidity and Capital Resources

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in thousands of U.S. dollars)

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(Consolidated, unaudited)	(Consolidated, unaudited)	(Consolidated, audited)	(Consolidated, audited)	(Henan Green, audited)
Net cash provided by operating activities	$19,736	19,954	$50,467	21,506	17,404
Net cash provided by (used in) investing activities	$(23,140)	5,334	$13,068	(1,145)	5,968
Net cash provided by (used in) financing activities	$14,318	1,952	$(22,690)	(22,300)	(23,443)
Net cash inflow (outflow)	$10,915	27,241	$40,846	(1,940)	(70)

* The above financial data have been derived from the unaudited consolidated financial statements of Golden Green for the six months ended June 30, 2008 and 2009, the audited consolidated financial statements of Golden Green for the years ended December 31, 2008 and 2007, as well as the audited financial statements of Henan Green for the year ended December 31, 2006.

Operating Activities

Net cash provided by operating activities was approximately $19.7 million for the six months ended June 30, 2009, a slight decline of approximately $0.2 million from the $19.9 million net cash provided by operating activities for the same period in 2008.  The slight decrease primarily resulted from increased credit collection efforts that led to reduced accounts receivables and other receivables balances in the first six months this year compared to the same period last year, which was partially offset by a lower level of receipt in advance and a lower balance of accounts payable.

Net cash provided by operating activities for 2008 was $50.5 million, an increase of 135% from $21.5 million for 2007.  The increase was mainly due to (1) the increased operating income as a result of the business expansion; (2) lower raw materials and finished goods inventory level as of December 31, 2008 due to the better management of inventory; (3) an increase in cash collection from customers, partially offset by increased accounts payable; (4) increased overall cash advance received from customers after deducting the prepayment made to suppliers for raw material procurement; and (5) the increased income tax payment resulting from the higher net income base for calculating the tax liability.

Net cash provided by operating activities for 2007 was $21.5 million, an increase by 23.6% from $17.4 million for 2006.  The increase was mainly due to (1) increased operating income as a result of the business expansion; and (2) a lower level of work in process and finished goods inventory build-up as the business expanded, offset partially by payments to suppliers.

We strategically manage our cash resources as a means to optimize our available cash flows in the following manner:

•
We have not experienced any deterioration in the collection of our receivables and we are unaware of any trends that pose collections problems.  We intend to extend credit to certain customers prospectively as part of our growth strategy but will apply stringent and prudent criteria for determining qualification for such credit, including securing us with underlying assets and required cash minimums.

•	We manage the year-end accounts payable and accrued liabilities to improve cash flow.

•
Our operating cash flow can also be affected by timing of prepayments made to suppliers for raw materials procurement and the corresponding receipt of advances from customers.  There is no material effect on cash flow as a result of this practice over time but interim and annual period-end balances can be distributed unevenly.  On a rolling twelve-month basis, our prepayments and inventory growth are expected to be consistent with our backlog of customer orders and sales growth.

Investing Activities

Cash used in investing activities mainly consists of capital expenditures, shareholders' borrowings, and increases in restricted cash.

For the six months ended June 30, 2009, approximately $23.1 million was used in the investing activities as compared to approximately $5.3 million provided by investing activities for the same period in 2008.  The change mainly resulted from (1) increased capital expenditures and (2) increased restricted cash levels as a result of a higher level of notes payable financing that the Company obtained in 2009.

Net cash provided by investing activities in 2008 was $13.1 million as compared to net cash used in investing activities of $1.1 million in 2007.  The change resulted from increased cash collected from our shareholders, offset by a larger amount in capital expenditure.

Net cash used in investing activities in 2007 was $1.1 million as compared to net cash provided by investing activities of $6.0 million in 2006.

We paid $4.5 million in the six months ended June 30 2009, $6.6 million in 2008, $2.3 million in 2007 and $4.1 million 2006 to acquire capital equipment.  In 2007 and 2006, our major shareholders borrowed $7.2 million and $11.2 million from us, respectively.  We received $25.1 million when our former shareholders repaid their borrowings in 2008.  Restricted cash had an increase of $18.6 million in the six months ended June 30, 2009, an increase of $5.5 million in 2008, a decrease of $8.3 million in 2007, and a decrease of $21.2 million in 2006.

Financing Activities

Cash used in financing activities mainly consists of dividends paid, distributions to shareholders, repayment of bank loans, withdrawal and repayment of borrowings from related parties.

We paid dividends of $9.6 million in the six months ended June 30, 2009, $42.3 million in 2008, $16.1 million in 2007 and $7.4 million in 2006.

Net cash provided by financing activities for the six months ended June 30, 2009 was approximately $14.3 million as compared to approximately $2.0 million in the same period in 2008.  The decrease in cash provided by financing activities was primarily due to the increased repayment of the short-term loans.

Net cash used in financing activities was $22.7 million in 2008, $22.3 million in 2007 and $23.4 million in 2006.

We repaid short-term loans of $16.0 million in the six months ended June 30, 2009, $26.7 million in 2008, $5.9 million in 2007 and $4.4 million in 2006, while incurred new short-term borrowings of $18.6 million in the six months ended June 30, 2009, $40.0 million in 2008, $15.1 million in 2007 and $10.6 million in 2006.  We increased our notes receivable financing by $19.4 million in the six months ended June 30, 2009, $6.4 million in 2008, and we reduced our notes receivable financing by $15.0 million in 2007 and by $22.0 million in 2006.

Capital Expenditures

We believe that our future capital expenditures will be incurred primarily in connection with (i) purchases of property, plant and equipment and construction of our facilities, (ii) leasehold improvements, (iii) investment in equipment, technology and operating systems, and (iv) capitalized interest.  Our planned capital expenditures for 2009 and 2010 are for expansion of our manufacturing capacity from 250,000 metric tons to 500,000 metric tons by adding cold-rolled thin steel and a new zinc coated steel sheet production line.  The expansion will take place in two phases, with the first phase projected to cost approximately $36 million and the second phase costing approximately $22 million.  We expect to finance the capital expenditure by using cash on hand, internal cash flow to be generated, short-term bank borrowings as well as fund-raising from capital markets, including a portion of the net proceeds from this offering.

Loan Facilities

We believe that we currently maintain a good business relationship with many banks.  As of June 30, 2009, our outstanding bank loans were as follows:

(All Amounts in U.S. Dollars)

Commercial Bank of Zhengzhou	$7,319,894
Shanghai Pu Dong Development Bank	5,709,517
China Development Bank	4,391,936
China Merchants Bank	4,391,936
China Citic Bank	3,659,947
Guangdong Development Bank	2,195,968
Minsheng Bank of China Branch in Zhengzhou	2,781,560
Zhengzhou City Rural Credit Cooperative	1,390,780
Zhengzhou City Urban Credit Cooperative	0
Bank of Communications Branch in Zhengzhou	1,463,979
Total	$33,305,517

Most of the foregoing bank loans have a term of twelve months or less, and in most cases, not more than six months.  As security for repayment of these loans, we maintain at the respective banks which have extended loans to us cash in deposit accounts which is reflected as restricted cash on our balance sheet.

We believe that our currently available working capital, including anticipated cash flow from operations and available credit facilities referred to above are adequate to finance our operations at current levels through at least the next twelve months.  In this regard, we are not experiencing any difficulties in the acquisition and rollover of our short term credit facilities that fund our daily operations.  We anticipate rollovers of all current facilities coming due in the 2009 operating year and do not foresee a squeeze on the availability of credit to fund our operations and meet our growth objectives.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations in respect of operating leases as of June 30, 2009.

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Operating Lease Obligations*	$583,416	$16,681	$50,905	$55,446	$460,384
Commercial Bank Loans**	$33,305,517	$33,305,517	-0-	-0-	-0-

* Our operating lease obligations result from the land use rights associated with the land, including a state-owned reservoir on the premises that the company acquired for planned capacity expansion.

** Our commercial bank loans are usually lines of credit with a term of less than one year (usually six months) which are collateralized by cash in deposit accounts which is reflected as restricted cash on our balance sheet.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in our combined and consolidated financial statements and related notes.  We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.  Some of our accounting policies require higher degrees of judgment than others in their application.  We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We primarily generate revenue from cold-rolled steel products or chrome-coated steel products sales to our customers. We consider revenue from the sale of our finished cold-rolled and chrome-coated steel products realized or realizable and earned upon meeting all of the following criteria: persuasive evidence of a sale arrangement exists, delivery has occurred, the price to the customer is fixed or determinable, and collectibility of payment is reasonably assured. These criteria are met at the time of shipment when the risk of loss passes to the distributor.

Revenue represents the invoiced value of sold goods, net of VAT.  Our products, all of which are sold in China, are subject to a Chinese VAT at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT we paid on raw materials and other materials included in the cost of producing the finished product.  The VAT amounts paid and available for offset are maintained in our current liabilities.

Accounts Receivables

Most of our sales were conducted on pre-payment or COD basis.  However, during the normal course of business, we extend to some of our customers interest-free unsecured credit for a term of 30 days depending on a customer’s credit history, as well as local market practices.  We reviewed our accounts receivables quarterly and determined the amount of allowances, if any, necessary for doubtful accounts. Historically, we have not had any bad debt write-offs and, as such, we do not provide an arbitrary reserve amount for possible bad debts based upon a percentage of sales or accounts receivable balances. Rather, we review our accounts receivable balances to determine whether specific reserves are required due to such issues as disputed balances with distributors, declines in distributors’ credit worthiness, or unpaid balances exceeding agreed-upon terms. Based upon the results of these reviews, we determine whether a specific provision should be made to provide a reserve for possible bad debt write-offs. We determined that no allowances for doubtful accounts were necessary or required in 2006, 2007, 2008 or as of June 30, 2009.  As of August, 2008, we communicate with our distributors each month to identify any potential issues and reassess our credit limits and terms with some of them based on their prior payment history and practice. We also plan to continue building upon our existing relationships and history with each of our customers to assist us in the full and timely collection of outstanding payments.

As of June 30, 2009 and December 31, 2008, we had outstanding accounts receivable totaling $6.2 million and $10.3 million, respectively.  We believe that these outstanding amounts will be collected pursuant to the terms, conditions, and within the time frames agreed upon between our customers.  During the reported periods, we did not experience any material problems relating to distributor payments and had no bad debt write-offs. In terms of our liquidity, we reflect the extended interest-free unsecured credit in our cash flows for the reported periods. Therefore, we anticipate no changes from past cash flow patterns.

Inventories

We value inventories, consisting of work in process and raw materials, at the lower of cost or market.  Cost of material is determined on the weighted average cost method. Cost of work in progress includes direct materials, direct production cost and an allocated portion of production overhead. Our accounting for inventory is described in Note 2 to our Notes to Consolidated Financial Statements for June 30, 2009 included elsewhere in this prospectus. We evaluate inventory periodically for possible obsolescence of our raw materials to determine if a provision for obsolescence is necessary. Due to the durable nature of our raw materials which primarily consist of hot-rolled steel sheet, we had no reserve obsolescence as of June 30, 2009. Our estimates for determining the provision for obsolescence may be affected by technological changes and developments to our product offerings and changes in governmental regulations.

As of June 30, 2009 and December 31, 2008, we had inventory balance of $3.4 million and $3.6 million, respectively.

Recently Issued Accounting Standards

In April 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 142-3 ("FSP 142-3") "Determination of the Useful Life of Intangible Assets." FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets," to include an entity's historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be "substantial cost or material modifications." FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Group does not expect FSP 142-3 to have a material impact on our financial statements.

In May 2008, the FASB issued Financial Accounting Standard No. 162 ("FAS 162"), “The Hierarchy of Generally Accepted Accounting Principles”. Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." FAS 162 will not impact the Group’s financial statements.

In December 2008, the FASB issued FASB Staff Position No. 132(R)-1 ("FSP No. 132(R)-1"), "Employers’ Disclosures about Postretirement Benefit Plan Assets,” FSP No. 132(R)-1 amends the FASB No. 132 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional disclosures required focus on disclosures of fair value by category of plan assets. This FASB Staff Position is effective for fiscal years ending after December 15, 2009.  We do not expect a material impact on our financial statements when these additional provisions are adopted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Seasonality

Our operating results and cash flows historically have not been subject to seasonal variations.  This pattern may change, however, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

We have not entered into, nor do we expect to enter into, any off-balance sheet arrangements.  We also have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties.  In addition, we have not entered into any derivative contracts that are indexed to our equity interests and classified as shareholders’ equity.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk  We are exposed to interest rate risk primarily with respect to our short-term bank loans.  Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal.  There were no material changes in interest rates for short-term bank loans renewed during the six months ended June 30, 2009.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of June 30, 2009, would decrease net income before provision for income taxes by approximately $0.17 million for the six months ended June 30, 2009.   Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds.  We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk   While our reporting currency is the U.S. Dollar, substantially all of our consolidated revenues and consolidated costs and expenses are denominated in RMB.  All of our assets are denominated in RMB except for cash.  As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB.  If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline.  Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates.  Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of shareholders’ equity.   An average appreciation (depreciation) of the RMB against the U.S. dollar of 5% would increase (decrease) our comprehensive income by $0.09 million based on our outstanding revenues, costs and expenses, assets, and liabilities denominated in RMB as of June 30, 2009.   We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Inflation   Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

CORPORATE STRUCTURE AND HISTORY

General

We are a leading China-based, non-state-owned contract manufacturer of cold-rolled high precision steel products.  We utilize a variety of processes and methodologies to convert steel manufactured by third parties into thin steel sheets and strips according to our customers’ specification.  We produce precision ultra-thin, high strength cold-rolled steel products.  We sell our products to domestic Chinese customers who primarily operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  We operate six sets of cold-rolled steel production lines with a current annual steel processing capacity of approximately 250,000 metric tons and a chromium coating production line with an annual capacity of approximately 50,000 metric tons. Our primary PRC manufacturing facility is located in Zhengzhou, Henan Province.

Golden Green is a British Virgin Islands company that was incorporated on March 11, 2008 and owns 100% of the outstanding equity capital of Wealth Rainbow, a Hong Kong company, which, in turn, owns 100% of the outstanding equity capital of Henan Green, which is the operating company through which all of our business operations are conducted.  Golden Green was initially organized for the purpose of completing a business combination transaction in which the business operations of Henan Green were acquired and acts as a holding company without any active business operations other than the ownership of the issued share capital of our subsidiaries.  Prior to the merger transaction with COAC, discussed in the section entitled “Our History” below, Golden Green originally had only three shareholders: Oasis Green Investments Limited; Plumpton Group Limited; and Honest Joy Group Limited.

Wealth Rainbow is a Hong Kong company that was organized in 2007 as a holding company.  Wealth Rainbow does not operate any business and has no material assets other than the capital of Henan Green and does not operate any business.  Wealth Rainbow previously was owned 100% by Ms. Yuying Lu, the daughter of our CEO and President, Mr. Mingwang Lu. Wealth Rainbow’s principal executive office is located at No. 113, Argyle Street, Room 1711, Kowloon, Hong Kong and its telephone number is 852-2246-8368.

Henan Green is the direct wholly-owned subsidiary of Wealth Rainbow and the indirect, wholly-owned subsidiary of Golden Green.  Henan Green was formed in China in December 2000 by Zhengzhou No. 2 Iron and Steel Company Limited, together with six individuals including Mr. Baiwang Lu, the brother of Mr. Mingwang Lu.  In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited transferred all its equity interest in Henan Green to 11 individuals including Mr. Mingwang Lu.  On October 21, 2008, the then shareholders of Henan Green transferred all their equity interest in Henan Green to Wealth Rainbow.

The following chart reflects our current organizational structure:

Our History

On March 17, 2009, we completed a business combination transaction with COAC, which resulted in our current ownership and corporate structure.

COAC was incorporated in Delaware on August 7, 2006 as a blank check company whose objective was to acquire an operating business with its principal operations located in China.  All business activity conducted by COAC from its inception on August 7, 2006 until our merger with COAC on March 17, 2009 related to its formation, initial public offering and search for a business combination partner as a special purpose acquisition company, or SPAC.  On March 26, 2007, COAC consummated its initial public offering in which it raised approximately $41.4 million through the sale of its capital stock and, thereafter, its primary objective was to complete a business combination transaction prior to March 20, 2009.

On November 12, 2008, COAC entered into an Agreement of Merger and Plan of Reorganization, or the Merger Agreement, with Golden Green, Wealth Rainbow, Henan Green and the Original Shareholders pursuant to which COAC merged with and into Golden Green with Golden Green being the surviving corporation thereby implementing our current corporate structure.

When the parties entered into the Merger Agreement, COAC and the Original Shareholders expected to succeed to COAC’s liabilities and obligations as a result of the merger, but also expected to receive, as partial consideration for the merger, a significant portion of COAC’s $41.5 million in cash and cash equivalents.  Additionally, in connection with the merger negotiations, the parties agreed to an earn-out arrangement whereby, upon our attainment of certain financial milestones and results, the Original Shareholders would be entitled to receive from us a total of 3,000,000 additional ordinary shares, or the Earn-Out Shares.  Under the Merger Agreement, the Earn-Out Shares were to be issued and paid in three equal annual installments and distributed among the Original Shareholders as specified in the Merger Agreement for each year that we met the respective performance threshold specified therein.  The parties also agreed upon customary conditions to closing, including the approval of the merger by the stockholders of COAC.  Prior to and in connection with the vote of COAC’s stockholders on the proposal to merge with and into Golden Green, COAC used a significant portion of the $41.5 million in cash and cash equivalents held in trust to satisfy obligations to its stockholders in respect of the vote on the merger.  Thereafter, persons holding a sufficient number of shares of COAC stock voted in favor of the merger.

Notwithstanding the redemptions and the substantial depletion of funds held in the Trust Fund, we and the Original Shareholders consummated the merger with COAC on March 17, 2009.  All COAC securities were exchanged for our equivalent securities, and COAC merged with and into the Company which survived the merger and succeeded to the rights and obligations of COAC.

Shortly after completion of the merger, we and the Original Shareholders initiated discussions regarding the proper treatment of the Earn-Out Shares given that the Original Shareholders agreed to complete the merger transaction even though the expected COAC cash assets were no longer available to us as originally envisioned by the parties.   As a result of the negotiations between the Original Shareholders and us regarding the appropriate treatment of the Earn-Out Shares, we and the Original Shareholders entered into an agreement dated September 15, 2009, pursuant to which, we agreed to issue to the Original Shareholders an aggregate of 2,850,000 ordinary shares within ten days of entering into the agreement.  The 2,850,000 shares are to be divided among the Original Shareholders in the same proportion to the amounts of the Earn-Out Shares that they would have received under the terms of the Earn-Out in the Merger Agreement. In consideration of the issuance of the ordinary shares, we and the Original Shareholders agreed to a mutual release of all claims relating to the merger, the redemptions, and the Earn-Out Shares.

Upon completion of the merger transaction, we succeeded to foreign private issuer status under applicable securities laws and the individuals who currently comprise our Board of Directors were so appointed.

OUR INDUSTRY

Steel Product Definition

Steel is an alloy consisting mostly of iron with the carbon content between 0.2% and 2.14% depending on grade.  With varying amounts and forms of carbon, the quality of the resulting steel varies in terms of hardness, ductility (ability to deform under tensile stress), and tensile strength.  High carbon content steel is harder and stronger than iron.

Steel is made by refining iron or scrap steel, removing excess carbon and impurities, and adding alloying elements to create a molten mixture.  The molten steel is then poured into molds and solidified into ingots, and reheated and rolled into semi-finished shapes.  There are two major methods to form semi-finished steel into finished shapes to make bars, wire, tubes, sheets, and strips: hot-rolling consisting primarily of hammering and pressing, extrusion, and rolling the steel under high heat; and cold-rolling, comprising rolling, extrusion, and drawing.  Sheet steel is further produced into coated steel products to be protected from corrosion, by electroplating into chromium-coated sheet (or tin free), by galvanizing into zinc-coated sheet, or galvanized sheet, or tinplating into tin plated sheet, or SPTE.

The following chart illustrates the product flow in the steel value chain:

Source: Freedonia

Cold-rolled steel products

Cold-rolled steel products represent hot-rolled de-scaled (pickled) steel coils, which are used as raw materials in the precision steel industry, are processed by cold reduction through a cold-rolling mill to the desired thinness. The process does not involve heating and the primary feature of cold reduction is to reduce the thickness of the steel coils. However, because the cold reduction operation induces very high strains, or work hardening, into the steel sheet, the precision steel sheet not only becomes thinner, but also becomes much harder, less ductile and very difficult to form. Thus, cold-reduced steel products are annealed, or heated to high temperatures, to become soft and formable. Cold rolled sheet products are used in a wide variety of end applications, such as food and packaging, wire and cable, construction decoration, household appliances (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts, electric motors) and many other areas of manufacturing.

High precision cold-rolled narrow strip

High-precision cold-rolled steel strip is defined, by Freedonia, to include those products with width no more than 600 mm and thickness no more than 0.30 mm.   Narrow strips are produced by cutting the hot-rolled steel first and then cold-rolling, while wide strips are produced by rolling first and then cutting.  Narrow strips usually have a higher degree of precision and lower margin of error in thicknesses, and thus are not produced by simply cutting wide strips.

Coated steel products

Tinplate

Tinplate consists of steel sheets coated with a thin layer of tin.  It is used primarily to manufacture food and beverage containers.  For many food and beverage products, raw material costs account for two-thirds of total production cost so savings are best achieved by reducing the thickness of the sheets and thus the amount of materials used.  With the new technologies available, tin cans can now be produced by using sheet grades as thin as 0.12 mm.

Zinc-coated steel

Zinc-coated steel is another coating that is primarily used for industrial packaging as a preservative and protectant.  Even though zinc is poisonous, it protects iron electrolytically by oxidizing and turning to a white powder to preserve the iron, whereas tin will only protect the iron if the tin-surface remains unbroken.

Chromium-coated steel

Chromium-coated steel is produced by applying electrolytic chromic acid treatment over steel sheets.  Besides being widely used for making beverage cans, it is also used as a protective material for optical fiber cables.

Industry Growth Trends

Global and Chinese Steel Market

The following iron and steel price index chart illustrates its price change over time:

Source: Bureau of Labor Statistics

The steel industry is cyclical and highly competitive, and is closely tied to the economy.  Steel prices generally increase during periods of overall economic growth and decrease during recessionary periods, driven by supply and demand in steel products.  According to International Iron and Steel Institute, world consumption of steel increased from 698.0 million metric tons in 1997 to 863.7 million metric tons in 2003 (IISI 2004).  China accounted for approximately 78% of the growth in world steel consumption during the aforesaid period and was the primary driver for the upward price movement in the recent cycle.

According to the China Metallurgical Industry Planning and Research Institute, approximately 65% of China’s steel production is low-end products and approximately 35% are high-end high value products.  Currently, China is a net exporter of crude steel and a net importer of high-end precision products.  Low-end steel products include long products such as pipes, tubes, wires and rods.  High-end high value products include flat products such as hot-rolled steel or cold-rolled steel strips.  In addition, China is a net exporter of crude steel and a net importer of high-end precision products.

Growth in the global steel industry has been driven primarily by economic development in China.  China replaced Japan to become the world’s largest manufacturer of crude steel in 1996, and has experienced recent growth that outpaces the global market.

According to World Steel Association, from 2002 to 2008, world steel production grew at a CAGR of 7%.  During this period, Chinese steel production grew at a CAGR of 18% and the GDP growth per year in the country was 10%.  In 2008 China accounted for approximately 38% of the world’s steel production volume, according to World Steel Association.  The following charts illustrate the country’s fast growing and leading positions in the world during this time period.

Source: World Steel Association

The World Steel Association estimates that worldwide consumption of steel will decline by 8.6% to 1,103.7 million tons in 2009 from 2008 and will grow by 9.2% to 1,205.6 million tons in 2010 from 2009, following a decline of 1.4% in 2008 from 2007.   China’s steel consumption is expected to grow by 18.8% and 5.0% respectively in 2009 and 2010.

Cold-rolled Steel Market

China had a supply shortage on the production of cold-rolled steel products.  Cold-rolled precision steel is a relatively new industry in China and manufacturers generally import precision steel products from Japan, Korea, the European Union and the United States.   According to Freedonia, from 2005 to 2008, China’s production of cold-rolled products grew at a CAGR of 29.1% to reach 40 million tons, replacing a large percentage of the import products while closing the gap between its demand and supply.  For the same period, the demand in this subsector grew at a CAGR of 16.2% and from 2008 to 2011, it is projected that the demand in this subsector will continue to grow at a CAGR 7.2% according to Freedonia.

Coated Steel Market

China has a limited supply of coated steel, and thus relies heavily on imported, hot-rolled, cold-rolled, zinc-coated and color-coated steel sheets.  These products are generally used in the production of automobiles, machinery, household applications and household appliances, sectors in China which have experienced significant growth in recent years.

The coated steel market is highly fragmented. There is no significant market leader in the Chinese coated steel industry. Most manufacturers are small-scale private companies operating with out-of-date equipment and technology. Large state-owned enterprises are the main manufacturers; however, only a few of them can produce high-end coated steel products.

High-end coated steel products are under-supplied, while low and medium-end coated steel production capacities have over expanded with supply exceeding demand.  China continues to rely, in a significant part, on imports.  Since high-end coated steel products require advanced technology and capital-intensive equipment, most Chinese manufactures are not technically capable of producing high-end coated steel products.

High Precision Cold-rolled Strip Steel Market

According to Freedonia, consumption of high precision cold-rolled narrow strip products with width below 600 mm and thickness below 0.3 mm, amounted to 1.4 million metric tons in 2008, growing at a CAGR of 19.1% from 2005 to 2008 and projected to grow at 10.0% from 2008 to 2011 to reach 1.87 tons, and the growth is expected to be fueled by further increases in the production of food and beverage packaging, optical fiber cable, household appliances, batteries, and electronic components. Rising construction and decoration expenditures are also expected to support gains.   Imports of narrow plates have declined while Chinese manufacturers have increased their production over time.  The following charts illustrate the fast growing high precision cold-rolled narrow strip steel market in China and declining imports during this time period:

Source: Freedonia

Packaging, insulated wire and cable, construction decoration and home appliances are the major application markets of high precision cold-rolled narrow strip steel. According to Freedonia, from 2008 through 2011, the production of metal food and beverage container, insulated wire and cable, optic fiber cable, and household appliances in China is expected to grow at CAGRs of 10.9%, 11.5%, 17.8%, and 7.3%, respectively.

OUR BUSINESS

Overview of Business

We are a leading China-based, non state-owned contract manufacturer of cold-rolled high precision narrow strip steel products. In particular, we are the largest manufacturer in China of high precision cold-rolled narrow strip steel based on sales revenue with a market share of approximately 12.5% of the Chinese market in 2008, according to Freedonia. We convert steel manufactured by third parties into thin steel sheets and strips according to our customers’ specifications.  We produce precision ultra-thin, high strength cold-rolled steel products, with thicknesses ranging from 0.09 mm to 1.3 mm, width up to 600 mm and the minimal precision tolerance ranging from 0.0025 mm to 0.005 mm.  We sell our products to domestic Chinese customers who primarily operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  The cold-rolled precision steel industry is relatively new in China.  Manufacturers of products that use specialty precision steel products, including our customers, traditionally imported raw materials from Japan, South Korea, the European Union and the United States.

Our revenue increased from $45.5 million in 2004 to $62.5 million in 2005, $99.0 million in 2006, $139.6 million in 2007 and $196.3 million in 2008, representing a compounded annual growth rate (CAGR) of approximately 44.1% from 2004 to 2008.  Our revenue grew 1.4% from $101.0 million for the six months ended June 30, 2008 to $102.4 million for the six months ended June 30, 2009.  Our net income before minority interest increased from $4.0 million in 2004 to $7.8 million in 2005, $15.9 million in 2006, $23.7 million in 2007 and $35.5 million in 2008, representing a CAGR of 72.6% from 2004 to 2008.  Our net income grew 4.0% from $19.8 million for the six months ended June 30, 2008 to $20.6 million for the six months ended June 30, 2009.

We believe that our significant growth reflects our success in increasing market penetration and expanding our production lines.  As a net importer of high-end precision products, China currently still lacks the capability to produce high-end precision steel products.  Our success in the past mainly came from being able to expand into products which replace expensive imported products and being able to manufacture these types of products at a cost-efficient level compared to other domestic Chinese manufacturers. We believe our technology and product development capability has been a key factor in our success.

Our primary PRC manufacturing facility is located in Zhengzhou, Henan Province, China.  We operate six sets of cold-rolled steel production lines with a current annual steel processing capacity of approximately 250,000 metric tons and a chromium coating production line with an annual capacity of approximately 50,000 metric tons.  We plan to use a significant portion of the net proceeds of this offering to expand our cold-rolled steel processing capacity to 500,000 metric tons by 2011.

Prior to 2009, we produced and sold uncoated steel sheets to manufacturers or distributors which then further treated or outsourced our products for tin or zinc coating to produce tinplate or zinc-coated steel, or for electrolytic chromic acid treatments to produce chromium coated steel, according to customers’ specifications.  We added the chromium coating facilities in December 2008, and launched our mass production of chromium coated steel products in February 2009.  In addition, we plan to add production lines in tin and zinc coating to extend and increase our profit margin.  Our newly-added capacity to produce these types of high-end coated steel products will enable us to expand our business into construction decoration materials, a high profit margin business.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our strong market position and will enable us to continue to improve our profitability and cash flow:

•
Strong track record of growth.  As a result of our success in expanding our production lines and increasing our market penetration, our annual revenue increased from $45.5 million to $62.5 million to $99.0 million to $139.6 million to $196.3 million during the years from 2004 through 2008, representing a CAGR of approximately 44.1%.  Our revenue grew 1.4% from $101.0 million for the six months ended June 30, 2008 to $102.4 million for the six months ended June 30, 2009.  We intend to strategically grow our business in the near future by expanding our annual steel processing capacity to 500,000 metric tons by 2011, adding coated steel production capacity and introducing new products with higher profit margins.

•
Reputation and experience as a leading China-based manufacturer of precision cold-rolled steel.  We are a leading China-based contract manufacturer of highly engineered precision cold-rolled steel products with a demonstrated track record of providing tailored products with precise specifications to users in a range of industries. In particular, we are one of the largest manufacturer in China of high precision cold-rolled narrow strip steel based on sales revenue with a market share of approximately 12.5% of the Chinese market in 2008, according to Freedonia. Our extensive experience in manufacturing high precision steel enables us to provide customized solutions to our customers in a range of industries.  Because we work with customers and end users from the trial stage to commercial production, we are able to work collaboratively with them in the development and commercialization of new, high-performance products.  As a result, we believe we are often the supplier of choice when our existing customers develop new products, and we have developed a reputation as an experienced contract manufacturer that offers process development and manufacturing services tailored to meet the needs of our customers.

•
Exposures to diversified end markets in growing industries with cost efficiency.  We sell our products to customers on a contract manufacturing basis in a diverse range of industries in China, including the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries.  We believe the broad range of end markets reflects the strength of our reputation as well as the large available markets for our product applications.  Demand for high precision steel in these end markets in China is projected to grow, and we believe we are well positioned to benefit from this growth as a result of our long-term and established relationships with numerous end users in these industries.  Further, our cost efficiency in manufacturing, distribution and logistics compares favorably versus international manufacturers.  We believe our established presence as a supplier of precision steel products to each of these industries will enable us to take advantage of the anticipated growth in demand in these end markets.

•
Ability to manage the fluctuation of raw material and final product prices in a volatile steel market environment.  Our principal raw materials, hot-rolled and cold-rolled steel, account for majority of our production costs.  The price of our raw materials is largely set and affected by steel price fluctuation.  As the direction of the steel price changes, we believe our ability to manage the price of raw materials, prices of our final products and our long-term relationships with our suppliers and customers are key to our success.

•
Our potential competitors face significant barriers to entry.  Our high-precision cold-rolled steel products are produced in capital intensive manufacturing operations using large and advanced pieces of equipment which require considerable initial investment, maintenance and repair expenses, thereby creating a significant barrier for new market entrants.  Companies which lack substantial resources or access to capital will face significant difficulties in entering or effectively competing in our market segment.

•
Experienced and knowledgeable management team and loyal employees. We have an experienced management team led by Mr. Mingwang Lu, our chairman and chief executive officer.  Mr. Lu has been in the steel industry since 1985, with expertise in managing and marketing cold-rolled steel construction, technologies, production and marketing.  The other members of our senior management team have an average of 15 years of experience in the steel business and a strong track record of product development and sales and marketing in China.  We will continue to focus on hiring and retaining the best research scientists in our field so that we can continue to operate at internationally competitive levels.

Our Growth Strategy

We believe that our strong competitive position and our ability to meet customer demand will enable us to benefit from the resurgence of growth in China’s manufacturing and construction industries.

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•
Increase production capacity. We intend to expand our steel processing capacity to 500,000 metric tons by 2011 and expect that the addition of this new production capacity will help us meet demand and contribute to growing our revenue.

•
Broaden our product portfolio and mix by expanding into coated steel production.  We are developing and introducing new, higher valued-added products, such as chrome and zinc coated products, that we expect will expand our margins and meet the increasing demands of new and existing customers.

•
Increase market penetration. We intend to further enhance our leadership position in the high-end coated steel product segment by expanding our sales channels, increasing our product offerings and focusing on customer satisfaction and our other competitive strengths to gain additional market share.

•
Strengthen our new technology and product development capabilities.  Our success mainly comes from being able to expand into products which replace expensive imported products and being able to manufacture these types of products at a cost efficient level compared to other domestic Chinese manufacturers.  We believe that our research and development capability is a key driving force behind our success.  We will continually try to meet the needs and requirements of new and existing customers with the continued emphasis on our technology and product development efforts. We plan to continue to invest in technology and product development efforts and expect that this investment will contribute to our ability to manufacture new high quality products to more extreme and precise specifications and tolerances.

•
Improve operating efficiencies and strengthen cost control. We intend to develop our business while managing financial risks and to efficiently seize opportunities to expand our product mix and service platform.  In particular, we intend to continue to expand our technical expertise to improve our manufacturing processes, increase efficiency and to control costs of raw materials and production processes.  We generally do not enter into long-term contracts with customers or end users and price our products on a contract by contract basis utilizing the most current raw material prices and other costs, making our profit margin less susceptible to fluctuations from changes in market prices.

•
Pursue strategic relationships and acquisition opportunities.  We intend to evaluate and pursue acquisition opportunities which enhance our product offerings, customer base or geographic reach or which allow us to capitalize on our fragmented industry, develop a more efficient cost structure, and improve economies of scale.

Our Products

We manufacture precision ultra-thin, high precision cold-rolled narrow strip steel products, with thicknesses ranging from 0.05 mm to 0.25mm, width up to 600mm and the precision at 0.003 mm for our customers at their specifications. Our products are not standardized commodity products, but are tailored to customers’ requirements and then incorporated into products they and the end users make for various applications.  We have five series and over 20 types of high precision strip steel products.  Our products are manufactured from steel substrate of cold-rolled or hot-rolled pickled coils.  We have the flexibility to adjust our production specifications to meet changes in market demand.  The following table sets forth the percentages of our products by industry applications during the six months ended June 30, 2009 and each of the three years of 2008, 2007 and 2006:

			Six Months ended	Years ended December 31
			June 30, 2009	2008	2007	2006
Revenue by industry applications	Thickness	Precision	% of sales	% of sales	% of sales	% of sales

Food and industrial packaging	0.1 - 1.3 mm	±0.0025 - 0.005	48.2%	49.7%	63.1%	67.7%
Construction material	0.2 - 1.1 mm	±0.0025 - 0.005	20.4	21.7	27.5	15.3
Electrical appliances	0.09-1.1 mm	±0.002 - 0.005	8.5	8.6	5.9	13.5
Telecommunication equipments	0.1-0.24 mm	±0.0025 - 0.005	22.9	20.0	3.5	3.5
Total			100	100	100	100

Our Pricing Strategy

We price our products after reflecting raw material and production costs, selling expenses and profit margin.  Our product price is largely affected by the steel price as well as the supply and demand dynamics of our products in the marketplace.

The price of precision steel products varies depending on thickness, precision, and hardness.  Product quality is also a pricing factor, reflecting the technological leadership, engineering and operating efficiency of the manufacturers.

The market for our principal raw material, hot and cold rolled steel, is price sensitive.  We work with long-term suppliers, which are the large and mid-scale steel mills in China, as well as our customers to ensure quick reaction to the change of pricing directions in the market.  As steel prices drop, we obtain price concessions from suppliers, and pass the cost-savings to our customers.  As steel prices rise, we negotiate with customers to pass on cost increases, and negotiate with suppliers to lock in lower steel costs.  We believe our ability to manage the price of raw materials and the price of final products, as well as our long-term relationships with our suppliers and customers, are the key to our success in this business.

Our Property, Manufacturing Facilities and Processes

There is no private ownership of land in China and all land ownership is held by the government of China, its agencies, and collectives.  In the case of land used for business purposes, land use rights can be obtained from the government for a period up to 50 years, and are typically renewable.  Land use rights can be transferred upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required land transfer fee.

Our manufacturing facilities are located in Zhengzhou, Henan Province, China.  The total land area is approximately 1,194,000 square feet, which we lease from Zhengzhou No. 2 Iron and Steel Company Limited.  Our facilities have a total area of approximately 264,000 square feet, of which 226,000 square feet is devoted to production facilities, 9,100 square feet is raw material warehouse space, 6,350 square feet is finished product warehouse space and 22,700 square feet is an office building.  The lease is for a 20-year term, which began on January 1, 2008 and terminates on December 31, 2027.  During the lease term, the annual rent is $8,781 for both 2008 and 2009 and will increase by 10% annually beginning in 2010.  In the six months ended June 30, 2009, we incurred rental charges of $4,457.

Our present facilities have an annual cold rolling steel processing capacity of approximately 250,000 metric tons and an annual chromium coating capacity of approximately 50,000 metric tons.

We also have obtained land use rights and permission to construct facilities on additional land of approximately 2,152,780 square feet, adjacent to our present facilities, from the Zhengzhou local government.  We are presently constructing additional facilities to produce chrome, zinc and tin coated products and to expand our overall steel processing capacity.  We expect that the construction of our additional facilities will be completed in 2011.  When completed, the new steel processing facility is expected to add an additional annual capacity of 250,000 metric tons.

Cold Rolling

Our cold rolling steel processing production facilities contain six sets of cold-rolled steel production lines and two acid pickling lines. Cold rolling is undertaken to reduce thickness, improve surface finish, improve thickness tolerances and offer a range in hardness of steel products, and to prepare the steel strips for surface coating.

The following illustration is a simplified outline of our process for steel processing:

Cold Rolling Steel Processing

Cold Rolled Steel Strip is produced by the further rolling of hot rolled steel strip.  Prior to cold rolling, the mill scale is removed by the Pickling process which uses mechanical manipulation and acid to dissolve the surface scale. The surface is then washed to remove the acid and light oil is added to prevent rusting.

Multiple rolling stations are set up in the production line to facilitate multiple rounds of cold rolling for better precision and hardness. The initial cold rolling is undertaken on a more powerful "break down" mill that is capable of heavy reductions.  The purpose of annealing is to remove the stress.  Depending on the amount of cold work that has been performed and the customer specification, the final cold rolling or "Skin-Pass" takes place to improve the surface finish.  On the other hand, products with lower requirements on surface finish and hardness may only go through stretching as the final step of the production process.

Surface Coating

Steel strips are coated with tin, zinc or chromium to become tinplate, zinc-coated or chromium-coated steel.  The steel is joined in an endless strip by welding, and the material is passed through an electrolytic strip coating line where a thin layer of tin or zinc or chromium is applied to its surface by electrolytic deposition.

Raw Materials and Suppliers

The principal raw material used in producing our products is hot rolled steel coil, which account for approximately 90% of our total production cost.  Our raw material procurement policy is to use only long-term suppliers who have demonstrated quality control and reliability.  We maintain multiple supply sources so that supply problems with any one supplier will not materially disrupt our operations.  We also believe that we have sufficient suppliers to meet our present and anticipated future needs.

The prices of steel rolls can fluctuate and can be quite volatile.  To provide some protection from the pressure and volatility of the market, we make bulk purchases only when all purchases are supported by customers’ orders.  When executing sales orders with customers, we set pricing based on the currently prevailing price of steel coil thereby allowing us to pass incremental cost increases in raw materials to our customers.  In a market environment when the steel price declines, it is a general industry practice that steel mills will provide concession for price protection and we generally will pass on the price concessions to our customers.

On the other hand, our principal suppliers usually dedicate portions of their inventories as reserves to meet our manufacturing requirements.  Suppliers are generally provided a prepayment and are paid in full when the products are delivered.

For the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 our five largest suppliers accounted for over 71% of our total purchases.  For the six months ended June 30, 2009 and the fiscal years ended December 31, 2008, 2007 and 2006, our single largest supplier accounted for 23.7%, 46.4%, 19.2% and 29.7% of our total purchases, respectively.

Customers, Sales and Marketing

We produce on a contract basis for our customers and develop, process and manufacture our steel products which are tailored to customers’ specifications.  Our high precision steel products are sold directly to the end users in various parts of China and our production is based on confirmed sales orders.  Generally, an initial deposit (approximately 30% of the aggregate contracted sales amount) is pre-paid when the contract is signed.  Our major customers are located in Shanghai, Zhejiang, Jiangsu, Shandong, Guangdong, Hebei, Tianjin, Guangxi, Fujian and Liaoning.

During the last three years, we have sold our products to more than 200 customers.  Our major customers for the six months ended June 30, 2009 include:

Customer Name	Quantity Sold (Metric Tons)	% of Total Sales
Luo Yang Lixin Commerce and Trading Co. Ltd	10,245	8.8%
Jiangsu Surui Precision Composite Materials Co. Ltd.	7,822	6.7%
Shanhai Netinfo New Materials Co., Xian Branch	5,492	4.7%
Henan Jindan Emanel Products Co., Ltd.	3,972	3.4%
Henan Jintai Canning Products Co., Ltd.	3,931	3.2%

We currently sell our products in China using our own sales staff and network which cover many Chinese provinces and regions, especially in the eastern coastal regions in China.  We have developed and strive to maintain a diversified sales network that allows us to effectively market products and services to our customers.

Members of our sales team generate sales leads by contacting customers and customer prospects directly and by attending industry trade shows and exhibitions. Given our established status as one of China’s leading suppliers of cold-rolled precision steel products, our customers often contact us directly regarding new projects. Although most of our business is developed by direct personal contact and referrals from our customers, we have been marketing and promoting our products through the following means:

•	Hosting annual product promotion meeting with current and potential customers, in which we introduce our products and new improvements to the market;
•	Attending various exhibitions to improve our name recognition; and
•	Visiting our customers and collecting information regarding their needs.

Sales to customers in China account for virtually all of our revenue. We target our sales efforts primarily in the coastal provinces of Guangdong, Fujian, Zhejiang, Jiangsu and Shanghai areas, where the majority of our customers are located.  We have a sales staff of approximately 30 employees. We maintain nine sales offices in China, including three in Guangdong, three in Zhejiang, one in Fujian, one in Shandong, and one in Anhui.  We participate in industry expositions in which we showcase our products and services and from which we obtain new customers.

We sell our products primarily in China either directly to manufacturers or through distributors.  For 2006, 2007, 2008 and the six months ended June 30, 2009, we did not have any single customer which accounted for over 16% of our total revenue.

For six months ended June 30 2009 and each of the years ended December 31, 2008, 2007 and 2006, our five largest customers accounted for 26.5%, 29.7%, 38.4% and 18.9% total sales.  For the six months ended June 30, 2009 and fiscal years ended December 31, 2008, 2007 and 2006, the single largest customer accounted for 7.9%, 10.1%, 15.6% and 4.5% of our total sales, respectively.  We generally collect prepayment from customers, and ask for cash on delivery.  Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate at each quarter-end.

Competition and Our Market Position

Competition within the steel industry, both in China and worldwide, is intense.  There are many large state-owned enterprises and smaller private steel companies in China.  In addition, Chinese steel makers also face competition from international steel manufacturers.  For high precision cold-rolled narrow strip steel products, we are one of the leading manufacturers in China with a market share of approximately 12.5% of the Chinese market in 2008, according to  Freedonia.

The top five players, including us, accounted for approximately 36% of the total sales revenue in 2008 according to Freedonia, and the four largest players next to us were Hebei Iron and Steel Group, Hebei Dachang Jinming Accurate Cold-Rolling Steel Plate Co., Ltd., Jiangsu Huaxi Group Corp., and Hangzhou Metal Rolling.  The remaining 64% of the market is comprised of 200 to 300 manufactures which are mostly smaller private enterprises. Compared to these players, we believe we have lower production and distribution costs and can provide more competitive pricing. We also believe being located in China provides us with a number of competitive factors within our industry, such as:

•	Cost and pricing. A producer’s flexibility to control cost and pricing of products and the ability to use economies of scale to secure advantages in procurement, production and distribution;

•	Technology. A producer’s ability to manufacture products efficiently, utilize low-cost raw materials, and to achieve better production quality; and

•
Barriers to entry.  A producer’s technical knowledge, access to capital, local market knowledge and established relationships with suppliers and customers to support the development of commercially viable production facilities.

In addition, we believe we differentiate ourselves by being an early mover in the industry, and by offering high product quality, timely delivery and better value. We believe we have the following advantages over our competitors:

•	performance and cost effectiveness of our products;

•	ability to manufacture and deliver products in required volumes, on a timely basis, and at competitive prices;

•	high quality and reliability of our products;

•	after-sale support capabilities, from both an engineering and an operational perspective;

•	excellence and flexibility in operations;

•	effectiveness of customer service and our ability to send experienced operators and engineers as well as a seasoned sales force to assist customers; and

•	overall management capability.

Research and Development

Our success mainly comes from being able to develop and market products which replace more expensive imported products.  Additionally, we believe our research and development capability is a key driving force behind our success in being able to manufacture high quality cost efficient products at prices our Chinese competitors are unable to match. We are continuously working to improve the quality, efficiency and cost-effectiveness of our existing products and develop technology to expand the range of specifications of our products.

We have a strong research and development team that has 20 employees devoted to research and development, all of whom have at least a bachelor’s degree.  Our research and development staff is critical for us to improve our product quality, to reduce our production costs, and to expand into new product segments.

We have established the following areas of interest as our key development objectives going forward:

•	Chrome-coated stainless steel and aluminum; and
•	Iron recycling technology

Intellectual Property

We protect our intellectual property primarily by maintaining strict control over the use of production processes.  All our employees, including key employees and engineers, have signed our standard form of labor contracts, pursuant to which they are obligated to hold in confidence any of our trade secrets, know-how or other confidential information and not to compete with us, both during the employment term and within five years after the termination of employment.  In addition, for each project, only the personnel associated with the project have access to the related intellectual property.  Access to proprietary data is limited to authorized personnel to prevent unintended disclosure or otherwise using our intellectual property without proper authorization.  We will continue to take steps to protect our intellectual property rights.

As of the date of this prospectus, we have one utility model patent application pending (application number: 200920089897.4), which is related to our production process technology, in particular, hydraulic pressured automatic thickness control system for four-roll reversible cold mill.  The application was made on April 28, 2009.

We have registered the trademark for the logo  with the Trademark Office of the State Administration for Industry and Commerce of China.  We use our trademark for the sales and marketing of our products.  Our trademark expires on November 27, 2012 and may be continually renewed thereafter.

In addition, we have registered the www.henangr.com and www.hngerui.com.cn domain names.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials.  We are also subject to periodic inspections by local environmental protection authorities.  Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations.  We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Regulation

We are subject to numerous central, provincial and local laws and regulations, which may be changed from time to time in response to economic or political conditions and have a significant impact upon overall operations. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our company.

Included among these laws and regulations are numerous central, provincial and local laws and regulations relating to the protection of the environment.  These laws continue to evolve and are becoming increasingly stringent.  The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The State Environmental Protection Administration Bureau is responsible for the supervision of environmental protection in, implementation of national standards for environmental quality and discharge of pollutants for and supervision of the environmental management system of the PRC.  Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions.

Insurance

We maintain insurance policies for our employees to safeguard against work-related casualties and injuries.  In addition, we provide social security insurance including pension insurance, unemployment insurance, work related injury insurance and medical insurance for our employees.  We also maintain insurance for our motor vehicles.  We do not have business interruption insurance to cover losses as a result of equipment failures or product liability insurance to cover damages or injuries caused by our products.  All of our products have met the relevant regulatory requirements under PRC laws and we have not been subject to any material fines or legal action involving product non-compliance.

Employees

We had 632, 588, 560 and 552 full-time employees as of June 30 2009, December 31, 2008, 2007 and 2006, respectively. The following table sets forth the number of our employees for each of our areas of operations as of June 30, 2009:

Category	Number of Employees	% of Total
Manufacturing	538	85%
Sales and Marketing	29	5%
General Administration, Purchasing and Logistics	59	9%
Technology and Research & Development	6	1%
Total	632	100%

From time to time, we also employ third-party consultants for R&D of our products.  We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, through Henan Green, we have entered into employment contracts with all of our officers, managers and employees.  It is required by Chinese law to make several mandatory contributions for our employees, including social pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance.  As of the date of this prospectus, we are in compliance with the applicable PRC employee law and regulations and have made the contributions required by the applicable laws.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time.  We are currently not a party to any litigation or other legal proceedings brought against us.  We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Senior Management

The following table sets forth certain information regarding our directors and senior management as of the date of this prospectus.

Name	Age	Position

Mingwang Lu	56	Chairman of the Board and Chief Executive Officer
Edward Meng	41	Chief Financial Officer
Yi Lu	33	General Manager and Director
Qihong Zhang	41	Director of Finance
Ping Li	36	Deputy General Manager
Zheyu Chen	54	Deputy General Manager & Chief of Engineering Research Center
Yingxin Fan	32	Director of Sales and Marketing
Harry Edelson	75	Director
J.P. Huang	48	Director
Kwok Keung Wong	59	Director
Yunlong Wang	46	Director
Maotong Xu	69	Director

Mingwang Lu became our chairman of the board and chief executive officer on March 17, 2009 and has served as Henan Green’s general manager since 2000.  He was previously senior economist and engineer of Henan Green.  Mr. Lu has been in the steel industry since 1985, with expertise in managing and marketing cold-rolled steel construction, technologies, production and marketing.  Mr. Lu was elected as a member of the 9th, 10th and 11th National People’s Congress in Henan Province.  He has been awarded numerous honors including the “Wuyi Labor Medal,” “Excellent Director/Manager in Henan Province,” “National Excellent Township Entrepreneur” and “Expert in Steel Industry of Henan Province.”

Edward Meng has been our Chief Financial Officer since October 19, 2009.  Prior to that Mr. Meng was our Director of Investor Relations since April 2009.  From July 2007 to October 2008, Mr. Meng served as the part-time and then full-time Chief Financial Officer of A-Power Energy Generation Systems (Nasdaq GS: APWR), an alternative energy company.  From 2007 to 2008, Mr. Meng served as an independent director and chairman of the audit committee of China Housing and Land Development Limited (Nasdaq CM: CHLN), a Chinese real estate development company and Huiheng Medical Inc. (OTCBB: HHGM), a Chinese company which, through its subsidiaries, designs, develops, and markets radiation therapy systems used for the treatment of cancer in the PRC.  Mr. Meng also previously served as Vice President of Finance/Chief Financial Officer of Terex Corporation, Beijing Representative Office from 2007 to 2008, which is a diversified global manufacturer of a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility.  In 2007, Mr. Meng served briefly as the part-time Chief Financial Officer and a director of Navstar Media Holdings, Inc., a public U.S. holding company with PRC operating subsidiaries specializing in media content production and distribution.  Mr. Meng was a Senior Financial Consultant to Shell (China) Limited from 2006 to 2007 and was the Chief Financial Officer of Koch Materials (China) Co., from 2003 to 2006. Prior to that, he served in executive and senior managerial positions at Intelsat, Inc. from 1997 to 2003 and Schenker International AG (China) from 1992 to 1995. A Certified Public Accountant, Mr. Meng is experienced in both PRC and U.S. GAAP accounting.  Mr. Meng received his MBA from Georgetown University and a Bachelor’s degree in English from Sichuan International Studies University in China.  He is fluent in both Mandarin and English. Mr. Meng has agreed to work on a fulltime basis and we and Mr. Meng are currently negotiating an employment agreement. We expect to enter into such an agreement prior to the closing of this offering.

Yi Lu became our director on March 17, 2009 and has served as the deputy general manager of Henan Green since May 2008.  From July 2003 to May 2008, he served as general manager of Henan Green. While with Henan Green, Mr. Lu helped develop 5 series as well as over 20 types of high precision strip steel products.  Prior to joining Henan Green, Mr. Lu served as the recording department director of Zhengzhou Television Station.  He has been honored as one of the sixth top ten excellent youth of Xinzheng City in June 2005, and elected into the second Union of Youth Committee in April 2006.  Mr. Lu graduated from Northwest College in business administration.

Qihong Zhang became our Director of Finance on March 17, 2009 and has worked as an accounting supervisor of Henan Green since 2000.  From 1992 to 2000, Ms. Zhang worked at Zhengzhou No. 2 Steel and Iron Company Limited where she was in charge of its accounting department. Ms. Zhang holds a degree in Finance Accounting and graduated from Zhengzhou Institute of Finance, Commerce and Accounting in 1995.

Ping Li has been our Deputy General Manager since our inception in March 2008 and has served as general manager and minister of the production department of Henan Green since April 2007.  From April 2004 to April 2007, he served as the assistant of Henan Green’s general manager and minister of production department.  From 2001 to April 2004, Mr. Li served as chief of the production division of the cold-rolled steel subsidiary of Zhengzhou No. 2 Steel and Iron Company Limited.  Prior to this, he worked as a technician in Delong Steel Company in Jiaxing, Zhejiang, mainly engaged in management of technics and production process.  Mr. Li graduated from Chong High Steel College.

Zheyu Chen has been our Deputy General Manager and Chief of Engineering Research Center since our inception in March 2008 and has served as the deputy general manager of Henan Green since July 1998.  From July 1972 to July 1998, he worked at Luoyang Steel Group as chief of the mechanism and repairing workshop, director of the power service department, party general secretary of the oxygen subplant, and director of its second smelting subsidiary. Mr. Chen began his career in 1970 as a fitter in Lizishan Iron Mechanism and Repairing Factory in Heilongjiang Province.  Mr. Chan graduated from Beijing Economic Correspondence College and Henan Economic College.

Yingxin Fan has been our Director of Sales and Marketing since our inception in March 2008 and has been the Director of Sales and Marketing of Henan Green since 2006.  Mr. Fan has extensive exposure to operational and sales activities within the company and is instrumental in boosting the Company’s sales performance.  Upon graduation from college in April 1998, Mr. Fan joined Henan Green as sales representative, responsible for promoting company products and cultivating new customers.  From 2002 to 2005, he was Deputy Director of Sales and Marketing, responsible for assisting in the execution of Company sales policies and plans and ensuring achievement of sales targets by sales representative under his supervision.  Mr. Fan’s duties include developing strategic marketing plans, customer relations management and supervising sales and marketing staff of approximately 30 individuals.  He holds a Bachelor’s degree from Henan University of Technology.

Harry Edelson became our director on March 17, 2009 and served as COAC’s chairman of the board and chief executive officer from its inception to its merger with us in March 2009.  Since August 1984, he has been the managing partner of Edelson Technology Partners, which manages a series of five venture capital technology funds (the “Edelson Funds”) for ten multinational corporations (AT&T, Viacom, Ford Motor, Cincinnati Bell, Colgate Palmolive, Reed Elsevier, Imation, Asea Brown Boveri and UPS) and two large pension funds. Mr. Edelson previously worked for Merrill Lynch, Drexel Burnham Lambert and CS First Boston.  Mr. Edelson is a former president of the Analyst Club, the oldest club on Wall Street, founded in 1925, and is President and a founding member of the China Investment Group LLC, an organization formed to provide a forum to update and exchange its members’ knowledge of China. He has been a member of the Juilliard Council since 2001. The Julliard Council is one of the world’s leading schools in the fields of music, dance and acting. Mr. Edelson was honored in the Knesset by receiving the Israel 50th Anniversary Award from the Prime Minister of Israel. Mr. Edelson is a member of the Asia Society and the China Cultural Foundation. He is also an advisor to the China Cultural Foundation. He has given numerous speeches in Hong Kong, China and the United States on investing in China. Mr. Edelson received a B.S. from Brooklyn College and an MBA from New York University Graduate School of Business.

Dr. J.P. Huang became our director on March 17, 2009 and has been Founder, Chairman Emeritus and Chief Strategic Adviser of Jpigroup Inc. since 1988.  Under Dr. Huang’s advisory guidance, Jpigroup has been one of China’s major private investment and development companies that has invested and advised in the areas of manufacturing, human capital development, technologies and financial services.  From 1985 and prior to founding Jpigroup, Dr. Huang worked for the Government of China in the former Ministry of Foreign Economic Relations and Trade and during that time, he was very active and instrumental in helping formulating some of China’s first open door strategies and reform plans, especially in the area of international investment and trade. Dr. Huang holds a Ph.D. in economics from University of International Business and Economics in Beijing, where he now concurrently holds a Professorship in Finance. Dr. Huang acted as a consultant to COAC in connection with our merger with COAC.

Kwok Keung Wong became our director on March 17, 2009.  Mr. Wong has in-depth and practical business working experience in dealing with Chinese companies and the Chinese government and assisting foreign investors in doing investments in China for more than twenty years. Since 2000, he has been the Senior Consultant of Thundercap Investments Consultant Limited, a consulting company that advises Chinese clients regarding the raising of funds through Sino-foreign joint ventures, private investment and overseas initial public offerings. Since 1986, Mr. Wong has been a private consultant providing services in the areas of marketing, manufacturing, production, financing and management to more than twenty Chinese enterprises. From 2000 to 2007, he provided consultation services and successfully assisted three Chinese companies in completing initial public offerings in Singapore.

Yunlong Wang became our director on March 17, 2009 and has been the Head and Chief Engineer of Biotech Research Center of Henan Province in China since 2000.  Professor Wang specializes in human cell research and has published over twenty theses in that and related fields.  He has been admitted and recognized as a member Specialist in Bio-engineering by the State Council of China.  He also served as a Professor at the Henan Vocational Institute since 2005.

Maotong Xu became our director on March 17, 2009 and has been the secretary of the board of directors of Henan Green since 2000.  Prior to joining Henan Green, Mr. Xu had served with Henan Luoyang Steel Group from 1966 to 1997 as technician, engineer, vice general engineer and vice factory director.  Mr. Xu received a Bachelor’s degree from Beijing Steel College.

In connection with the business combination with COAC, the then shareholders of Golden Green and Mr. Edelson entered into a voting agreement with Golden Green, pursuant to which, each of the shareholders of Golden Green and Mr. Edelson agreed to vote their Golden Green ordinary shares in favor of the election of Mingwang Lu, Yi Lu, Wong Kwok Keung, Maotong Xu, Yunlong Wang, Harry Edelson, and J.P. Huang as directors of Golden Green in specified classes in all elections through the annual meeting of Golden Green that will be held in 2011.

The address of our directors and executive officers is c/o Henan Green Complex Materials Co., Ltd., No. 69 Huaibei Street, Longhai Middle Road, Zhengzhou, Henan Province, China, 451191.  No family relationship exists between any of our directors and executive officers, except that Mr. Yi Lu is the son of our Chairman and CEO, Mingwang Lu.

Terms of Directors and Executive Officers

Our board consists of seven members, who were elected as our directors in connection with the business combination with COAC on March 17, 2009.  Our board is a classified board consisting of three classes of directors.  The Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office and the Class III directors shall be elected for a one year term of office.  The current board members are classified as follows:

•	in the class to stand for reelection in 2010: Maotong Xu and J.P. Huang;

•	in the class to stand for reelection in 2011: Kwok Keung Wong and Harry Edelson; and

•	in the class to stand for reelection in 2012: Mingwang Lu, Yi Lu and Yunlong Wang.

At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term.  A majority of votes cast at the relevant meeting shall be sufficient to elect directors.  The directors may appoint one or more directors to fill a vacancy on the Board.

Our executive officers are appointed by our board.  The executive officers shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors.  Any vacancy occurring in any office may be filled by resolution of directors.

Independence of Directors

We have elected to follow the rules of NASDAQ to determine whether a director is independent.  Our board will also consult with counsel to ensure that our board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.  Rule 5605(a)(2) of Listing Rules of The Nasdaq Stock Market, Inc., or the Nasdaq Listing Rules, defines an “independent director” generally as a person, other than an officer of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment.  Consistent with these considerations, our board has affirmatively determined that, Yunlong Wang, Maotong Xu, Kwok Keung Wong and J.P. Huang are our independent directors.

Board Committees

Our board has established an audit committee, a nominating and corporate governance committee and a compensation committee.  Each committee is comprised solely of independent directors within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules, and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Exchange Act.

Audit Committee

Our audit committee consists of Messrs. Maotong Xu, Kwok Keung Wong and J.P. Huang, with Maotong Xu serving as chairman.  Our board has also determined that J.P. Huang possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the Nasdaq Listing Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The audit committee is mainly responsible for, among other things:

•	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	reviewing with our independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and our independent auditors;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management the Company’s compliance with applicable laws and regulations;

•
determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Compensation Committee

Our compensation committee consists of Messrs. Maotong Xu, Kwok Keung Wong and J.P. Huang, with Maotong Xu serving as chairman.  Our compensation committee reviews and approves compensation paid to our officers and directors and to administer our incentive compensation plans, should any such plans be adopted in the future, including authority to make and modify awards under such plans.

The Compensation Committee is mainly responsible for, among other things:

•	approving and overseeing the compensation for our executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

•
reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and reviewing and making recommendations to the board regarding succession plans for the chief executive officer and other senior officers.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Maotong Xu, Kwok Keung Wong and J.P. Huang, with Maotong Xu serving as chairman.  The corporate governance and nominating committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.  The nominating and corporate governance committee is mainly responsible for, among other things:

•	selecting or recommending to the board the nominees for election as directors or for appointment to fill any vacancy;

•	selecting or recommending to the board the directors to be appointed to each committee of the board;

•	overseeing the board in the board’s annual review of its performance and making appropriate recommendations to improve performance; and

•	performing any other duties or responsibilities expressly delegated to the committee by the board from time to time relating to the nomination of board and committee members.

Code of Ethics

On July 10, 2009, our board of directors adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions.  The code of ethics addresses, among other things, ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.  A copy of the code of ethics has been attached as Exhibit 14.1 to our Annual Report on Form 20-F, filed with the SEC on July 15, 2009.

Compensation of Directors and Senior Management

In 2008, we paid an aggregate of $0.73 million in cash compensation to our directors and senior management as a group.  None of our directors or senior management received any equity awards, including, options, restricted stock or other equity incentives in 2008.  We do not set aside or accrue any amounts for pension, retirement or other benefits for our directors and senior management.  However, we reimburse our directors for out-of-pocket expenses incurred in connection with their services in such capacity.

We plan to enter into a contract with each of our independent directors, in which the compensation to each independent director for his or her service as a director will be determined.

Employment Agreements

As required by local Chinese labor law, our indirect subsidiary Henan Green has entered into employment agreements with each member of our senior management, which have substantially similar terms.   Under these agreements, each of our executive officers is employed for a specified time period, but Henan Green may terminate his or her employment for cause, at any time, without notice or remuneration, for certain acts, including but not limited to, his or her conviction of crimes, his or her breach of material corporate policy and his or her failure to perform his or her duties to our material detriment.  Furthermore, either we or an executive officer may terminate his or her employment at any time without cause upon advance written notice to the other party.  If we terminate an executive officer’s employment without cause, we will pay the executive officer severance pay in accordance with applicable law. We do not have other arrangements with any executive officers for special termination benefits.

Each executive officer has agreed to hold, both during the employment term and after employment terminates, in confidence any of our trade secrets, know-how or financial, trading or other confidential information.  In addition, each executive officer has agreed to be bound by non-competition restrictions set forth in his or her employment agreement and is prohibited from providing services to our competitors or operating businesses that compete against us for a period of five years following termination or expiration of his or her employment agreement.

RELATED PARTY TRANSACTIONS

Prior Issuances

In August 2006, COAC issued 1,500,000 shares of its common stock, or the Original Shares, to the individuals set forth below for an aggregate of $25,000 in cash, at a purchase price of approximately $0.0167 per share, as follows:

Shareholders	Number of Shares	Relationship to COAC
Harry Edelson	1,130,000	Chairman of the Board and Chief Executive Officer
Nicholas Puro	70,000	President, Secretary and Director
Barry M. Shereck	70,000	Chief Financial Officer and Director
Rose-Marie Fox	70,000	Director
Bailin Zheng	60,000	Special Advisor
Daxi Li	60,000	Special Advisor
China Investment Group LLC	40,000	Special Advisor

In November 2006, Mr. Zheng transferred 60,000 Original Shares to Shengyun Qiu, our former special advisor, for $0.0167 per share (for a purchase price of $1,000).  Mr. Zheng is no longer our special advisor.  In February 2007, Mr. Edelson transferred 30,000 Original Shares to Ms. Fox for $0.0167 per share (for a purchase price of $500).

Initial Shareholder Warrant Purchase

In connection with the closing of COAC’s initial public offering, or IPO, COAC sold 2,266,667 warrants, or Non-Insider Warrants, to the individuals set forth below for $1,360,000 in cash, at a purchase price of $0.60 per warrant as follows:

Name of Holder	Number of Warrants
Harry Edelson	1,666,667
Nicholas Puro	200,000
Barry M. Shereck	50,000
Rose-Marie Fox	100,000
Daxi Li	150,000
Eliot Clauss(1)	50,000
John Allen(1)	50,000

(1)Messrs. Clauss and Allen are members of China Investment Group LLC, one of our special advisors.

On November 12, 2008, the Company entered into an Agreement of Merger and Plan of Reorganization, or the Merger Agreement, with COAC, Wealth Rainbow and Henan Green and several of its original shareholders, Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited, or the Original Shareholders.

Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited are entitled under the Merger Agreement to be issued an aggregate of 1,000,000 of our ordinary shares for each of the years ending on December 31, 2009, 2010 and 2011 in which we have net after tax income that equals or exceeds the target specified for such year in the Merger Agreement ($45 million, $60 million and $80 million, respectively).

At the time of our merger with COAC, the Company received less cash than was originally expected which caused it to temporarily delay some of its anticipated capital expansion and improvement projects.  Consequently, it is possible that the Company may grow at a slower rate than anticipated at the time of the merger. Shortly after completion of the merger, the Company and the Original Shareholders initiated discussions regarding the proper treatment of the Earn-Out Shares given that the Original Shareholders agreed to complete the merger transaction even though the expected COAC cash assets were no longer available to the Company as originally envisioned by the parties.  As a result of the negotiations between the Company and the Original Shareholders and regarding the appropriate treatment of the Earn-Out Shares, the Company and the Original Shareholders entered into an agreement dated September 15, 2009, pursuant to which, the Company agreed to issue to the Original Shareholders an aggregate of 2,850,000 ordinary shares within ten days of entering into the agreement.  The 2,850,000 shares are to be divided among the Original Shareholders in the same proportion to the amounts of the Earn-Out Shares that they would have received under the terms of the Earn-Out in the Merger Agreement. In consideration of the issuance of the ordinary shares, the Company and the Original Shareholders agreed to a mutual release of all claims relating to the merger, the redemption, and the Earn-Out Shares.  The issuance of such earn-out shares will be recorded as a dividend since the merger was deemed to be a recapitalization.

Oasis Green Investments Limited and Plumpton Group Limited are also entitled under the Merger Agreement to receive an aggregate of $5 million in the event that at least 75% of our outstanding warrants are exercised at an exercise price not less than $5.00 per share.  In such an event, we would receive at least approximately $64.8 million and we would be obligated to pay $5 million in the aggregate to Oasis Green Investments Limited, which is owned by Ms. Yuying Lu, the daughter of our Chairman and CEO, Mr. Mingwang Lu, and Plumpton Group Limited, one of our Original Shareholders.

Lock-Up Agreement with Pre-Merger Shareholders

In connection with our merger with COAC, each of the Original Shareholders agreed not to sell its ordinary shares for 12 months (in the case of Oasis Green Investments Limited) and six months (in the case of the other two shareholders) after the closing of the merger, subject to limited exceptions (including transfer to family, transfer after death, transfer to entities control by the transferor).

In addition, we and each of our directors, executive officers and certain of our principal shareholders, including the selling shareholder, have entered into lock-up agreements with the underwriters in connection with this offering. Under these agreements, subject to certain exceptions, those subject to lock-up agreements may not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose of any ordinary shares, securities convertible into or exchangeable for ordinary shares, options or rights to acquire ordinary shares or publicly announce the intention to do any of the foregoing, without the prior written consent of Maxim Group LLC, for a period of 270 days from the date of this prospectus. Maxim Group LLC may agree at its discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.  See “Underwriting.”

Other Transactions

Other than reimbursable out-of-pocket expenses payable to the officers and directors of COAC in connection with our merger transaction, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid to any of our officers, directors or substantial shareholders, or to any of their respective affiliates, except for a $7,500 monthly fee paid to Edelson Technology Inc., an affiliate of Mr. Edelson, for office space and secretarial and administrative services.  This arrangement and payment of the fee terminated upon consummation of the merger. A total of $180,000 was paid to Edelson Technology Inc. pursuant to such arrangement.

Our director, Dr. J.P. Huang, was paid a total of $35,000 for his consulting services for the period from April through October 2008 as a consultant to COAC in connection with potential merger transactions and was reimbursed $4,158 for travel expenses in connection with his consulting activities.

Before 2007, Zhengzhou No. 2 Iron and Steel Company Limited was one of the owners of Henan Green with 76.93% of the total ownership.  In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited sold all of its ownership to our Chairman and CEO, Mingwang Lu and others, whereby Mr. Lu became a major owner holding 40% of the total ownership.  In 2008, the holders transferred their ownership interests in Henan Green to Golden Green.  Mingwang Lu was a common owner of Henan Green and Zhengzhou No. 2 Iron and Steel Company Limited.  Zhengzhou No. 2 Iron and Steel Company Limited engaged in the same type of business as Henan Green but ceased its processing and selling of steel operation in 2003.  Zhengzhou No. 2 Iron and Steel Company Limited’s principal business activity after the cessation of its steel operations is receiving rental income from its investments.

In 2004, Henan Green entered into a rental agreement for land use rights with Zhengzhou No. 2 Iron and Steel Company Limited with the term from January 1, 2005 to December 30, 2014.  In December 2008, we entered into a new lease with the lessor, which replaces the 2004 rental agreement.  The new lease term commenced on January 1, 2008 and terminates on December 31, 2027.  Rental paid to Zhengzhou No. 2 Iron and Steel Company Limited for the fiscal year ended December 31, 2008 was $8,781.  Rent payable under the lease in 2009 will be the same as in 2008, and will increase by 10% annually beginning in 2010.

Zhengzhou No. 2 Iron and Steel Company Limited guarantees our obligations under short term bank loans.  We do not pay any consideration to the guarantor for guaranteeing our obligations.

PRINCIPAL SHAREHOLDERS

The following table sets forth information, as of November 4, 2009 and as adjusted to reflect the sale of our ordinary shares offered by this prospectus, with respect to the beneficial ownership of our ordinary shares by (i) each person who is known by us to beneficially own more than 5% of our ordinary shares; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.  The address of each of the persons set forth below is in care of Golden Green Enterprises Limited, No. 69 Huaibei Street, Longhai Middle Road, Zhengzhou, Henan Province, China, 451191.

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned After this Offering(6)
Name & Address of Beneficial Owner	Number of Shares (1)		Percent of Class (2)	Number of Shares (1)		Percent of Class (2)
Officers and Directors
Mingwang Lu	0		*	0		*
Edward Meng	0		*	0		*
Yi Lu	0		*	0		*
Qihong Zhang	0		*	0		*
Ping Li	0		*	0		*
Zheyu Chen	0		*	0		*
Yingxin Fan	0		*	0		*
Harry Edelson	3,276,188	(3)	8.91%	3,276,188	(3)	8.11%
J.P. Huang	0		*	0		*
Kwok Keung Wong	985,500	(4)	2.81%	985,500	(4)	2.54%
Yunlong Wang	0		*	0		*
Maotong Xu	0		*	0		*
All officers and directors as a group (12 persons named above)	4,261,688	(3)(4)	11.59%	4,261,688	(3)(4)	10.55%
5% Securities Holder
Oasis Green Investments Group(5)	30,222,000		86.11%	30,222,000		78.03%

All persons named above as a group	34,483,688	(3)(4)	93.80%	34,483,688	(3)(4)	85.36%
* Less than 1%.

(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as otherwise indicated, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares.

(2)
A total of 35,095,723 (including shares included in our units) of our ordinary shares as of November 4, 2009 are outstanding pursuant to SEC Rule 13d-3(d)(1).  Ordinary shares that may be acquired by an individual or group within 60 days of November 4, 2009, pursuant to the exercise of warrants or options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the above table.

(3)	Includes 1,666,667 shares underlying the warrant to purchase shares of our ordinary shares.

(4)
Includes 985,500 of our ordinary shares owned by Honest Joy Group Limited, which is wholly-owned by Mr. Wong.  Mr. Wong may be deemed to be a beneficial owner of the shares held by Honest Joy Group Limited.

(5)
Oasis Green Investments Group is wholly owned by Ms. Yuying Lu, an Australian citizen.  Ms. Lu is the daughter of and does not live in the same household as our Chairman and CEO, Mingwang Lu.  Ms. Lu may be deemed to be a beneficial owner of the shares held by Oasis Green Investments Group.

(6)	Assuming no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock from us.

None of our major shareholders have different voting rights from other shareholders.  We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DESCRIPTION OF OUR SECURITIES

General

We were incorporated in the BVI on March 11, 2008 under the BVI Business Companies Act, 2004, or the Act.  Our amended and restated memorandum of association authorizes the issuance of up to 100,000,000 shares without par value.  There are currently 35,095,723 fully paid shares outstanding.  There are currently 16,066,667 warrants outstanding, each to purchase one ordinary share and one unit purchase option, or the Underwriter’s Unit Purchase Option (issued by COAC to the managing underwriter of its IPO in 2007, which was exchanged for a like security upon our merger with COAC in March 2009) to purchase 600,000 units (each consisting of one ordinary share and a warrant to purchase two ordinary shares for 1,800,000 shares in the aggregate).  Some of our outstanding ordinary shares and warrants were sold together as units.  30,000,000 of the outstanding shares were issued prior to our merger with COAC and 2,245,723 of our outstanding shares and all of the warrants and units were issued in connection with the merger in exchange for outstanding securities of COAC on March 17, 2009.

Our Ordinary Shares

Dividends

Subject to the Act, the directors may, by resolution of directors, authorize a distribution (including a dividend) by us to members (i.e., shareholders) at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.  Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the board of the directors so resolves, be forfeited and cease to remain owing by us.  The directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

The holder of each ordinary share has the right to an equal share in any distribution paid by us.

We do not intend to pay any dividends to our shareholders in the foreseeable future.

Voting Rights

Each ordinary share confers on the shareholder the right to one vote at a meeting of the members or on any resolution of members on all matters before our shareholders.

Rights in the event of winding up

The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

Redemption

We may purchase, redeem or otherwise acquire and hold its own shares with the consent of members whose shares are to be purchased, redeemed or otherwise acquired unless we are permitted by the Act or any provision of the amended and restated memorandum of association or the amended and restated articles of association to purchase, redeem or otherwise acquire the shares without their consent. We may only offer to acquire shares if at the relevant time the directors determine by resolution of directors that immediately after the acquisition the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.

The directors may make an offer to purchase, redeem or otherwise acquire shares issued by us if the offer is (i) an offer to all members that would, if accepted, leave the relative voting and distribution rights of the members unaffected and affords each member a reasonable opportunity to accept the offer; or (ii) an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion.

We may purchase, redeem or otherwise acquire our shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the amended and restated memorandum and articles of association or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

Changes in the rights of shareholders

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not we are being wound-up, must be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

Meetings

An annual meeting of members must be held each year at such date and time as may be determined by the directors.  The directors shall call a meeting of the members if requested in writing to do so by members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is being held.  No less than ten days and not more than sixty days notice of meetings is required to be given to members.

A meeting of members is properly constituted if at the commencement of the meeting there are two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

A member shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

An ordinary resolution of members is a resolution approved at a duly constituted meeting of members by the affirmative vote of a simple majority of the votes cast by such members entitled to vote and voting on the resolution.  A special resolution of members is a resolution passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given, Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.  A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.

The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member.  A written instrument giving the proxy such authority must be produced at the place appointed for such purpose not less than 48 hours before the time for holding the meeting.

No Limitations on Ownership of Securities

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our amended and restated memorandum and articles of association.

Change in Control of Company

A special resolution of members is required for us to issue our shares or securities convertible into our shares resulting in our change of control.  Additionally, the board of directors is empowered to issue preferred shares with such rights attaching to them as they decide and such power could be used in a manner that would delay, defer or prevent a change of control of our company.

Ownership Threshold

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our amended and restated memorandum and articles of association.

Changes in Capital

Subject to the provisions of the amended and restated memorandum and articles of association, the Act and the rules of the Designated Stock Exchange, our unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

Subject to the provisions of the memorandum of association relating to changes in the rights of shareholders and the powers of directors in relation to preferred shareholders, we may, by a special resolution of members, amend our memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

Preferred Shares

Our Directors are empowered to authorize by resolution or resolutions from time to time, without the approval of our shareholders, the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Act.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Our preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our company. There are no preferred shares outstanding and we do not currently intend to issue any preferred shares.

Warrants

As of November 4, 2009, there were 16,066,667 warrants to purchase ordinary shares outstanding, including the Non-Insider Warrants.   Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the merger. However, the warrants will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is current, as described below. The warrants will expire on March 19, 2011 at 5:00 p.m., New York City time.  We may call the Non-Insider Warrants for redemption (excluding any Non-Insider Warrants still held by the original purchasers of such warrants or their affiliates),

•	in whole and not in part,
•	at a price of $0.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing ordinary shares price and the warrant exercise price so that if the stock price declines as a result of the redemption call, the redemption will not be expected to cause the stock price to drop below the exercise price of the warrants.

If we call the Non-Insider Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If management takes advantage of this option, all holders would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the business combination.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and COAC. You should review a copy of the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 for COAC’s initial public offering (SEC File No. 333-137716), for a complete description of the terms and conditions applicable to the warrants. The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of our ordinary shares at a price below the warrant exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we will use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number of ordinary shares.

Oasis Green Investments Limited and Plumpton Group Limited are also entitled under the Merger Agreement to receive an aggregate of $5 million in the event that at least 75% of our outstanding warrants are exercised at an exercise price not less than $5.00 per share.  In such an event, we would receive approximately at least $64.8 million and we would be obligated to pay $5 million in the aggregate to Oasis Green Investments Limited, which is owned by Ms. Yuying Lu, the daughter of our Chairman and CEO, Mr. Mingwang Lu, and Plumpton Group Limited, one of our Original Shareholders.

Underwriter’s Unit Purchase Option

As of the date of this prospectus, we have one Underwriter’s unit purchase option outstanding.  The purchase option entitles its holder to purchase 600,000 units at $6.60 per unit at or before 5:00 pm, New York City local time, on March 19, 2011.  The holder may exercise the purchase option on a cashless basis.  Each unit consists of one ordinary share and two warrants, each to purchase one ordinary share at $5.00 per share on or before March 19, 2011 for a total of 1,800,000 ordinary shares.  The warrants issuable upon the exercise of the purchase option have the same terms as the warrants described above.  The holder or holders of the purchase unit will have registration rights as described under “Related Party Transactions – Registration Rights.”

Directors

We have a classified board of directors consisting of three classes of directors, Class I, Class II and Class III.  At the first general meeting held after the date of the adoption of our amended and restated articles of association, the Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office and the Class III directors shall be elected for a one year term of office.  At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term.  A majority of votes cast at the relevant meeting shall be sufficient to elect directors.  The directors may appoint one or more directors to fill a vacancy on the Board.  A director shall not require a share qualification, and may be an individual or a company.

Directors have the powers necessary for managing, and for directing and supervising our business and affairs.  Directors may engage in transactions with us and vote on such transactions, provided the nature of the interest is disclosed to the entire board of directors.  With the prior or subsequent approval by an ordinary resolution of members (i.e., shareholders), the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to us.  The board of directors shall obtain our approval in a general meeting before making any payment to any director or past director of us by way of compensation for loss of office, or as consideration for or in connection with his retirement from office.

Differences in Corporate Law

The companies law of the BVI differs from laws applicable to U.S. corporations and their shareholders.  Set forth below is a summary of the significant differences between the provisions of the companies law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for minority shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders.  Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void.  Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of directors

Unlike most U.S. jurisdictions, the directors of a BVI company, subject in certain cases to court approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any Company asset, property, part of the business, or securities, with the exception that shareholder approval is required for the disposition of over 50% in the value of our total assets.

Conflict of interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which we are to enter into, he must disclose it to our board.  However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written consent and cumulative voting

Similar to the laws of most U.S. jurisdictions, under BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting.  BVI law does not make a specific reference to cumulative voting, and our current Memorandum and Articles of Association have no provisions authorizing cumulative voting.

Independent directors

There is no requirement for a majority of our directors to be independent as a matter of BVI law.

Redemption

Our ordinary shares are not redeemable at a shareholder’s option.  We may redeem our shares only with the consent of the shareholders whose shares are to be redeemed, except that the consent from the shareholders whose shares are being redeemed is not needed when (i) they are subject to compulsory redemption by us following our receipt of a written request by a shareholder or shareholders holding 90% of the votes of the outstanding ordinary shares entitled to vote that such shares be redeemed or (ii) if the directors make an offer to purchase, redeem or otherwise acquire shares that we have issued and such offer is an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion..

Takeover provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable.  For instance, our directors are empowered to amend the relevant provisions of the memorandum of association for the purposes of creating new classes or series of shares and the rights attached thereto and may amend the articles of association to take into account any ancillary changes required, provided that the directors do not, however, have the power to amend the memorandum and articles of association to (a) restrict the rights or powers of the members to amend the memorandum or articles of association, (b) to change the percentage of members required to pass a resolution to amend the memorandum and articles of association, or (c) in circumstances where the memorandum or articles of association cannot be amended by the members.

Shareholder’s access to corporate records

Pursuant to the Act, a shareholder is entitled, on giving written notice to us, to inspect our (i) Memorandum and Articles of Association; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which the shareholder is a member.

The directors may, if they are satisfied that it would be contrary to our interests to allow a member to inspect any document listed above (or any part thereof), deny or limit the inspection of the document.

Indemnification

We shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of us; or (ii) is or was, at our request, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.  To be entitled to indemnification, these persons must have acted honestly and in good faith and in what they believe to be our best interest, and in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and similar arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the Act.  A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company.  In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid, the interest must have been disclosed to our board forthwith upon him becoming aware of such interest.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment.  In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company, but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof.  Furthermore, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset.  As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Dissenter Rights

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation.  A shareholder properly exercising his dissent rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder.  If the merger or consolidation is approved by the shareholders, we must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting.  Such shareholders then have 20 days to give us their written election in the form specified by the BVI Business Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares.  As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, we must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value.  We and the shareholders then have 30 days to agree upon the price.  If we and a shareholder fail to agree on the price within the 30 days, then we and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser.  These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

Similar to the laws of most U.S. jurisdictions, BVI law permits derivative actions against its directors.  However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The court of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company.  In determining whether to grant leave, the High Court of the BVI must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the BVI is satisfied that (i) we do not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in our interests that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 4, 2009, there were 35,095,723 of our ordinary shares outstanding and upon completion of this offering, there will be 38,732,086 of our ordinary shares outstanding.

Of these shares, 3,636,363 ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any of our ordinary shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.  The remaining   ordinary shares outstanding upon completion of this offering, other than shares received by non-affiliated shareholders of COAC in exchange for their COAC shares upon the merger in March 2009, are deemed “restricted shares,” as that term is defined under Rule 144 of the Securities Act.

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration (under Rule 144 or otherwise) under the Securities Act. Rule 144 is described below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.  A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Lock-Up Agreements

In connection with the merger with COAC in March 2009, our shareholders Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited agreed not to sell our ordinary shares held by them for 12 months (in the case of Oasis Green Investments Limited) and six months (in the case of the other shareholders) after the closing of the merger, subject to limited exceptions (including transfer to family, transfer after death, and transfer to entities controlled by the transferor).

In addition, we and each of our directors, executive officers and certain of our principal shareholders have entered into lock-up agreements with the underwriters in connection with this offering. Under these agreements, subject to certain exceptions, those subject to lock-up agreements may not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose of any ordinary shares, securities convertible into or exchangeable for ordinary shares, options or rights to acquire ordinary shares or publicly announce the intention to do any of the foregoing, without the prior written consent of Maxim Group LLC, for a period of 270 days from the date of this prospectus or the initial lock-up period.  In addition, if (1) during the last 17 days of the initial lock-up period, we release earnings results or publicly announce material news or a material event relating to us or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the initial lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the representative, on behalf of the underwriters, waives, in writing, such extension.  The initial lock-up period, as so extended, is referred to as the lock-up period.  Maxim Group LLC may agree at its discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.  See “Underwriting.”

TAXATION

The following sets forth the material BVI, Chinese and U.S. federal income tax consequences of an investment in our ordinary shares.  It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.  To the extent that the discussion relates to matters of BVI tax law, it represents the opinion of Conyers Dill & Pearman, our BVI counsel.  To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng Law Firm, our PRC counsel. Subject to the limitations and qualifications set forth herein, to the extent that the statements contained below under the caption “U.S. Federal Income Taxation” constitute matters of United States federal tax law, it represents the opinion of Pillsbury Winthrop Shaw Pittman LLP, our special U.S. counsel.

BVI Taxation

The BVI does not impose a withholding tax on dividends paid by us to holders of our ordinary shares, nor does the BVI levy any capital gains or income taxes on us.  Further, a holder of our ordinary shares who is not a resident of the BVI is exempt from the BVI income tax on dividends paid with respect to the ordinary shares.  Holders of ordinary shares are not subject to the BVI income tax on gains realized on the sale or disposition of the ordinary shares.

Our ordinary shares are not subject to transfer taxes, stamp duties or similar charges in the BVI.  However, as a business company, we are required to pay the BVI government an annual license fee based on the number of shares we are authorized to issue.

There is no income tax treaty or convention currently in effect between the United States and the BVI.

Taxation in China

In 2007, the PRC government promulgated the new Enterprise Income Tax Law, or EIT Law, and the relevant implementation rules, which became effective on January 1, 2008. Under the EIT Law and its implementation rules, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their non-PRC shareholders will be subject to a withholding tax at a rate of 20%, which is further reduced to 10% by the implementation rules, if the non-PRC shareholder is considered to be a non-PRC tax resident enterprise without any establishment or place within China or if the dividends payable has no connection with the non-PRC shareholder’s establishment or place within China, unless any such non-PRC shareholder’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. In addition, pursuant to the EIT Law, enterprises established under the laws of non-PRC jurisdictions, but whose “de facto management body” is located in the PRC, should be treated as resident enterprises for PRC tax purposes However, it is currently uncertain whether we may be deemed a resident enterprise, or how to interpret whether any income or gain is derived from sources within China.  See “Risk Factors - Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”  If we, as a BVI company with substantially all of our management located in China, were treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which would have an impact on our effective tax rate.

U.S. Federal Income Taxation

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares by U.S. Holders (as defined below).  It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s situation.  The discussion applies only to U.S. Holders that acquire their ordinary shares pursuant to this offering, that do not currently, and did not previously, own ordinary shares or any other equity interest in the Company and that hold their ordinary shares as capital assets (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on the Code, income tax regulations promulgated thereunder, judicial positions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective investor in light of its particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	financial institutions;

•	brokers;

•	dealers in securities and commodities;

•	insurance companies;

•	certain former U.S. citizens or long-term residents;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons that are not United States persons for U.S. federal income tax purposes;

•	persons that own 10% or more of the equity of the Company;

•	persons that acquire their shares in connection with employment or other performance of personal services;

•	persons subject to the alternative minimum tax;

•	persons that are, or that hold their shares through, partnerships or other pass-through entities;

•	U.S. Holders whose functional currency is not the U.S. dollar, or

•	persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes.

We have not requested and will not request a ruling from the IRS with respect to any of the federal income tax issues discussed below.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ordinary shares in the Company that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

•
a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of ordinary shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders that are partnerships holding ordinary shares (and partners in such partnerships) should consult their tax advisors.

Taxation of Distributions

The discussion below assumes that we are not, and will not become, a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes.

If we make distributions on our ordinary shares, the gross amount of any such distributions, other than certain pro rata distributions of stock, generally will be treated as dividend income for U.S. federal income tax purposes if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Dividends will be included in a U.S. Holder’s income on the date of such U.S. Holder’s receipt of the dividend. Corporate U.S. Holders will not be entitled to claim a dividends-received deduction with respect to distributions paid by us.

If you are a non-corporate U.S. Holder, subject to applicable limitations (including certain holding period requirements), you may be eligible to be taxed at a maximum rate of 15% in respect of dividends received in taxable years beginning before January 1, 2011 provided our ordinary shares are readily tradable on the Nasdaq Global Market or other established securities market in the United States.  Please consult your tax advisors to determine whether you are subject to any special rules that limit your ability to be taxed at this favorable rate.

To the extent, if any, that the amount of any distribution by us on ordinary shares exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in its ordinary shares and thereafter as gain from the sale or exchange of such shares (see “— Taxation of Dispositions” below).  However, we do not intend to calculate our earnings and profits according to U.S. federal income tax principles.  Accordingly, distributions on our ordinary shares, if any, will be reported to you as dividend distributions for U.S. income tax purposes.

If we make distributions on the ordinary shares in a foreign currency, you will generally be required, for purposes of applying the foregoing rules, to translate the foreign currency into U.S. dollars at the spot rate on the date the distribution is included in income (which is generally the date of receipt), whether or not you actually convert the foreign currency into U.S. dollars on such date. To the extent you convert such foreign currency into U.S. dollars at an exchange rate that differs from such spot rate, you may realize foreign currency gain or loss. Any such foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors on the U.S. federal income tax issues relating to the receipt and disposition of non-functional currency.

Any dividends that we pay will generally be treated as foreign source income for foreign tax credit purposes.  In the event that we are deemed to be a Chinese “resident enterprise” under PRC tax law, you may be subject to PRC withholding taxes on distributions paid to you with respect to the ordinary shares.  Subject to certain conditions and limitations, a U.S. Holder may be able to claim a foreign tax credit in respect of any such PRC withholding taxes. Alternatively, a U.S. Holder generally will be entitled to claim a deduction in computing its U.S. federal taxable income. If a U.S. Holder elects to claim a deduction rather than a foreign tax credit, for a particular taxable year, such election will apply to all foreign taxes paid by or on behalf of the U.S. Holder in the particular year. The rules governing the foreign tax credit are complex.  You are urged to consult your tax advisors regarding the availability of the foreign tax credit in light of your particular circumstances.

It should be noted that we do not anticipate paying cash dividends on our ordinary shares for the foreseeable future.  See “—Dividend Policy.”

Taxation of Dispositions

The discussion below assumes that we are not, and will not become, a PFIC.

Upon a sale, exchange or other taxable disposition of ordinary shares, a U.S. Holder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between such holder’s adjusted tax basis in the shares sold or disposed of and the amount realized on the sale or other disposition.  Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gain of non-corporate U.S. Holders is currently subject to a preferential rate of federal income tax. The ability of corporate and non-corporate taxpayers to offset ordinary income with capital losses is subject to limitations. Subject to the discussion in the following paragraph, gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

If we are deemed to be a Chinese “resident enterprise” under PRC tax law, gains on disposal may be subject to PRC tax.  In that event, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may, subject to certain conditions and limitations, be able to treat such gain as PRC source income and claim a foreign tax credit in respect of any such PRC tax.  The rules governing the foreign tax credit are complex. Alternatively, a U.S. Holder generally will be entitled to claim a deduction in computing its U.S. federal taxable income. If a U.S. Holder elects to claim a deduction rather than a foreign tax credit, for a particular taxable year, such election will apply to all foreign taxes paid by or on behalf of the U.S. Holder in the particular year. You are urged to consult your tax advisors regarding the tax consequences if a foreign tax is imposed on gain on a sale, exchange or other taxable disposition of the ordinary shares, including the availability of the foreign tax credit in light of your particular circumstances.

Passive Foreign Investment Company Rules

We do not currently expect to be classified as a PFIC for U.S. federal income tax purposes for our taxable year ending December 31, 2009. This expectation is based, in part, on our estimates of the fair market value of our assets (including goodwill), in part, as determined by the market price of our ordinary shares during 2009 prior to our anticipated listing on the Nasdaq Global Market. However, the PFIC test is an annual test that, as discussed below, depends upon the composition of our gross income for the year and the percentage, based on a quarterly average for the year, of our gross assets that constitutes “passive” assets. Accordingly, it is not possible to determine whether we will not be classified as a PFIC for our tax year ending December 31, 2009 until after the year has ended as the fair market value of our assets may be determined to a large extent by the market price of our ordinary shares after this offering. Furthermore, how we spend as well as how quickly we spend the proceeds from this offering will affect the composition of our income and assets. In addition, even if we are not classified as a PFIC for our taxable year ending December 31, 2009, because the PFIC test is annual, we cannot assure you that we will not be a PFIC for any following tax year. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or;

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the gross assets and earning our proportionate share of the gross income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In addition, the composition of our income and assets will be affected by, among other factors, how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ordinary shares or any other equity interest in the Company, then you generally will continue to be treated as owning ordinary shares in a PFIC for all succeeding years during which you hold ordinary shares even if we do not satisfy the PFIC income or assets test for any particular succeeding taxable year. However, if we cease to satisfy the PFIC income and assets test for a particular succeeding taxable year, you may be able to avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you that year and the following year will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals. See “— Taxation of Distributions” above. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income. Additionally, you will be subject to special tax rules with respect to any “excess distributions” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless a “mark-to-market” election is timely made, as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares and any gain from a sale or other disposition (including certain pledges) will generally be treated as an excess distribution. Under these special tax rules:

•	the excess distribution will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in your holding period in which we became a PFIC, will be treated as ordinary income, and

•
the amount allocated to each other year will be subject to the highest applicable tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital gains, even if you hold the ordinary shares as capital assets.

If we are a PFIC, you may be subject to the adverse tax consequences described above with respect to the shares of any of our subsidiaries that are also PFICs. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If the Company is classified as a PFIC, a U.S. Holder may generally elect out of the treatment described above by making a timely mark-to-market election if our ordinary shares meet certain regular trading requirements. However, it should be noted that in such a case, because a mark-to-market election cannot be made for equity interests in lower-tier PFICs that we may be treated as owning, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors on the availability and advisability of a mark-to-market election in the event that we are classified as a PFIC. It should be noted that we do not currently intend to prepare or provide the information that would enable you to make a “qualified electing fund” election in the event that we were classified as a PFIC.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. IRS Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares and in order to make a mark-to-market election.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that backup withholding does not apply.

Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of BVI with limited liability to take advantage of certain benefits associated with being a BVI company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services.  However, the BVI has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.  In addition, BVI companies may not have standing to sue before the federal courts of the United States.

All of our current operations are conducted in China, and substantially all of our assets are located in China.  In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng Law Firm, our counsel as to Chinese law, and Conyers Dill & Pearman, our counsel as to BVI law, have respectively advised us that there is uncertainty as to whether the courts of China or BVI, respectively, would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law.  Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions.  If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the Chinese Civil Procedure Law, the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels.  China does not have any treaties or other arrangements that provide for reciprocal recognition and enforcement of foreign judgments with the BVI or the United States.  As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Conyers Dill & Pearman that the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the United States federal or state courts against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI, and (f) there is due compliance with the correct procedures under the laws of the BVI.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated , 2009, by and between us and Maxim Group LLC, who is acting as the sole book-running manager and sole representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us and we have severally agreed to sell, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Ordinary Shares
Maxim Group LLC
Chardan Capital Markets, LLC
Total

The underwriters have agreed to purchase all ordinary shares offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.  Under the underwriting agreement, if an underwriter defaults in its commitment to purchase ordinary shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.  The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Unit	Without Over-Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	Does not include a corporate finance fee in the amount of 1% of the gross proceeds, or $ per share payable to the underwriters for the structuring of the terms of the offering.

(2)	We estimate that the total expense of this offering, excluding the underwriters’ discount, will be approximately $ .

Pricing of Securities

The representative has advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price that appears on the cover page of this prospectus.  In addition, the representative may offer some of the ordinary shares to other securities dealers at such price less a concession of $ per ordinary share.  The underwriters may also allow, and such dealers may reallow, a concession not in excess of $ per ordinary share to other dealers.  After the ordinary shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

Over-allotment Option

We have granted the underwriters an over-allotment option.  This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of   additional ordinary shares from us to cover over-allotments.  If the underwriters exercise all or part of this option, they will purchase ordinary shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ordinary shares proportionate to the underwriter’s initial amount reflected in the table above.

Representative’s Warrant

We have also agreed to issue to Maxim Group LLC, a warrant to purchase a number of ordinary shares equal to an aggregate of three (3%) percent of the ordinary shares sold in the offering.   The warrants will have an exercise price equal to 120% of the offering price of the ordinary shares sold in this offering.   The warrants are exercisable commencing nine (9) months after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years after the effective date of the registration statement.   The warrants are not redeemable by us.  The warrants also provides for one demand registration payable by us, one demand registration payable by Maxim Group LLC and unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the five (5) year period commencing on the effective date of the registration statement relating to this offering with respect to such demand registrations and the five (5) year period commencing six (6) months after the effective date of the registration statement relating to this offering with respect to such “piggy back” registration rights.  Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to Maxim Group LLC may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or partners of Maxim Group LLC and members of the underwriting syndicate and their officers or partners as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-Up Agreements

We and each of our directors, executive officers and certain of our principal shareholders have entered into lock-up agreements with the underwriters in connection with this offering. Under these agreements, subject to certain exceptions, those subject to lock-up agreements may not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose of any ordinary shares, securities convertible into or exchangeable for ordinary shares, options or rights to acquire ordinary shares or publicly announce the intention to do any of the foregoing, without the prior written consent of Maxim Group LLC, for a period of 270 days from the date of this prospectus, or the initial lock-up period.  In addition, if (1) during the last 17 days of the initial lock-up period, we release earnings results or publicly announce material news or a material event relating to us or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the initial lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the representative, on behalf of the underwriters, waives, in writing, such extension.  The initial lock-up period, as so extended, is referred to as the lock-up period.  Maxim Group LLC may agree at its discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.

Other Terms

We also have agreed that, upon successful completion of this offering, for a period of fifteen (15) months from the closing of this offering, we will grant Maxim Group LLC the right of participation to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 50.0% of the economics; or, in the case of a three-handed deal 33.0% of the economics, for any and all future equity offerings as well as any convertible debt offerings undertaken during this period by us or any of our subsidiaries, excluding any financing transaction (whether debt, equity or otherwise) that occurs on an exchange in China, Hong Kong and/or Singapore.

The underwriting agreement provides for indemnification by and among us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares.  As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares.  The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ordinary shares in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares.  As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Nasdaq Stock Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Matters

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Italy.  This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the securities or distribution of copies of this prospectus or any other document relating to the securities  in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of the ordinary shares is not a public offering in the Federal Republic of Germany. The ordinary shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law.  No application has been made under German law to publicly market the securities in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The ordinary shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.  The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the securities offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the ordinary shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any ordinary shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of Golden Green Enterprises Limited.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of ordinary shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden. Neither this prospectus nor the ordinary shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the ordinary shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Israel. The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

British Virgin Islands. No shares, warrants or units of the Company shall be offered or sold, directly or indirectly, to the public or any member of the public in the British Virgin Islands.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$2,060
Financial Industry Regulatory Authority, Inc. filing fee	3,575
NASDAQ Stock Market listing fee	130,000
Printing Fees and Expenses	50,000
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	50,000
Transfer Agent and Registrar Fees	8,000
Miscellaneous	10,000

Total	$503,635

LEGAL MATTERS

Certain legal matters as to United States federal and New York law will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Lowenstein Sandler PC. The validity of the ordinary shares offered in this offering and certain other legal matters as to BVI law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng Law Firm and for the underwriters by Han Kun Law Offices. Pillsbury Winthrop Shaw Pittman LLP may rely upon Jingtian & Gongcheng Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 and Henan Green’s financial statements as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008, 2007 and 2006 included in this prospectus and in the registration statement have been audited by UHY VOCATION HK CPA LIMITED, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance on such reports, given the authority of said firm as an expert in auditing and accounting.

The offices of UHY Vocation HK CPA Limited are located at 3/F, Malaysia Building, 50 Gloucester Rd, Wanchai, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the ordinary shares offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file annual reports on Form 20-F with the SEC, which include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and we will furnish to the SEC all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders.

INDEX TO FINANCIAL STATEMENTS

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets

Current assets
Cash	$53,558,109	$42,622,404
Restricted cash	43,348,412	24,712,349
Accounts receivable, net	6,199,198	10,304,724
Inventories	3,431,773	3,554,313
Prepayments and other deposits	10,451,868	11,558,937
Other receivables	2,525,683	1,266,097

Total current assets	119,515,043	94,018,824

Non-current assets
Property, plant and equipment, net	23,022,797	19,941,521
Land use right, net	1,399,004	1,416,220

Total non-current assets	24,421,801	21,357,741

Total assets	$143,936,844	$115,376,565

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$7,692,779	$5,339,350
Notes payable	46,276,369	26,910,956
Term loans	33,305,517	30,677,903
Income tax payable	3,869,904	2,188,677
Customers deposits	7,582,121	17,484,708
Accrued liabilities and other payables	5,872,418	6,294,406
Dividend payable	-	9,601,549
Due to former minority shareholders	4,310,087	4,310,087

Total current liabilities	108,909,195	102,807,636

Non-current liabilities
Land use right payable, net	-	28,521

Total non-current liabilities	-	28,521

Total liabilities	108,909,195	102,836,157

Stockholders' equity

Common stock,
Common stock, 100,000,000 shares authorized with no par value;
32,245,723 and 30,000,000 shares outstanding as of
June 30, 2009 and December 31, 2008 respectively	300	300
Additional paid-in capital	8,886,330	6,930,944
Retained earnings	28,069,670	7,515,704
Subscription receivable	(4,310,087)	(4,310,087)
Accumulated other comprehensive income	2,381,436	2,403,547

Total stockholders' equity	35,027,649	12,540,408

Total liabilities and stockholders' equity	$143,936,844	$115,376,565

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN US DOLLARS)

	For The Six Months Ended
	June 30,
	2009	2008

Revenue	$102,408,628	$100,979,009

Cost of revenue	(71,773,082)	(71,776,231)

Gross profit	30,635,546	29,202,778

Operating expenses:
General and administrative expenses	(1,654,792)	(1,483,492)
Selling and marketing expenses	(539,097)	(405,346)
Total operating expenses	(2,193,889)	(1,888,838)

Operating income	28,441,657	27,313,940

Other income and (expense):
Interest income	426,542	743,134
Interest expenses	(1,569,568)	(1,961,981)
Sundry income	152,450	84,022

Income before income taxes and non-controlling interest	27,451,081	26,179,115

Income tax expense	(6,897,115)	(6,422,773)

Net income before non- controlling interest	20,553,966	19,756,342

Net income attributable to non-controlling interest	-	(8,886,403)

Net income attributable to common stockholders	$20,553,966	$10,869,939

Earnings per share
- Basic	$0.64	$0.36

- Diluted	$0.59	$0.36

Weighted average common shares outstanding
- Basic	32,245,723	30,000,000

- Diluted	35,063,501	30,000,000

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
(IN US DOLLARS)

	Common Stock, with no Par Value		Additional		Accumulated Other
	Number of		Paid-in	Subscription	Comprehensive	Retained	Total
	Shares	Amount	Capital	receivable	Income	Earnings	Equity

Balance, December 31, 2008	30,000,000	$300	$6,930,944	$(4,310,087)	$2,403,547	$7,515,704	$12,540,408

Net income	-	-	-	-	-	20,553,966	20,553,966
Foreign currency translation loss	-	-	-	-	(22,111)	-	(22,111)
Issuance of shares in connection with Recapitalization	2,245,723	-	1,955,386	-	-	-	1,955,386

Balance, June 30, 2009	32,245,723	$300	$8,886,330	$(4,310,087)	$2,381,436	$28,069,670	$35,027,649

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN US DOLLARS)

	For The Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$20,553,966	$10,869,939
Adjustments to reconcile net income to net
cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment	1,381,460	1,175,786
Amortization of land use right	15,368	14,906
Net income attributable to non-controlling interest	-	8,886,403
Changes in assets and liabilities:
Accounts receivable, net	4,105,526	(4,579,454)
Prepaid income tax	-	(2,110,072)
Inventories	122,540	(416,724)
Prepayments and other deposits	1,107,069	(8,321,207)
Other receivables	(1,259,586)	(493,352)
Accounts payable	2,353,429	5,290,999
Income tax payable	1,681,227	10,305,585
Customers deposit	(9,902,587)	(4,152,926)
Accrued liabilities and other payables	(421,988)	3,485,051
Net cash provided by operating activities	19,736,424	19,954,934
Cash flows from investing activities:
Capital expenditures for addition of property, plant and equipment	(4,503,489)	(1,938,284)
Changes in restricted cash	(18,636,063)	(16,769,425)
Proceeds from former owners	-	24,042,141
Net cash (used in)/provided by investing activities	(23,139,552)	5,334,432
Cash flows from financing activities:
Repayment of term loans	(15,964,917)	(3,249,812)
Proceeds from term loans	18,592,531	11,451,797
Proceeds from common stock issued	1,955,386	-
Proceeds from notes payable	19,365,413	18,438,197
Dividends paid	(9,601,549)	(24,501,225)
Land use right payable	(28,521)	(125,756)
Due to former owners	-	(61,688)
Net cash provided by financing activities	14,318,343	1,951,513
Net increase in cash	10,915,215	27,240,879
Effect on change of exchange rates	20,490	1,408,876
Cash as of January 1	42,622,404	218,351
Cash as of June 30	$53,558,109	$28,868,106
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest paid	$1,569,568	$1,961,981
Income tax paid	$5,213,632	$6,983,262

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Golden Green Enterprises Limited (“the Company” or “Golden Green”) was established in the British Virgin Islands ("BVI") on March 11, 2008 as a limited liability Company, for the purpose of effectuating a reorganization and merger with Wealth Rainbow Development Limited (“Wealth Rainbow”) and Henan Green Complex Materials Co., Ltd (“Henan Green”) as discussed in Note 2.

Golden Green’s holdings are comprised of Wealth Rainbow, also a holding company and Henan Green, an operating company. Through its investment in these entities, Golden Green is involved with the processing and sales of steel mill flat-rolled products which are extensively used in the manufacturing industry throughout mainland China.  Henan Green conducts business directly with its customers in the People's Republic of China (PRC).

Wealth Rainbow was formed on March 1, 2007 by Lu Mingwang's family as the Company. On October 21, 2008, Wealth Rainbow acquired 100% of the outstanding shares of Henan Green pursuant to a stock transfer agreement. Subsequent to the stock transfer, Wealth Rainbow became the sole shareholder of Henan Green. The change of ownership was approved by the Chinese Government on October 21, 2008. The principal activity of Wealth Rainbow is to hold its interest in Henan Green.

The consolidated financial statements include the financial statements of Golden Green and its subsidiaries (together referred to as the "Group"). The Company owns 100% equity interests directly and indirectly, in two subsidiaries, namely Wealth Rainbow and Henan Green. The organization chart of the Group is as follows:

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

2.	REORGANIZATION AND ACQUISITION OF NON-CONTROLLING INTEREST

On October 21, 2008, Wealth Rainbow acquired the non-controlling interest in Henan Green for $4,310,087 with the issuance of a promissory note to the minority stockholders. This amount represented the fair value of Henan Green as determined by and independent valuation which was performed during August 2008. On the effective acquisition date, October 21, 2008, the fair value of Henan Green exceeded the agreed purchase price by $785,917. Such amount has been recorded as a contribution of capital by Henan Green during 2008.

The net assets of Henan Green were recorded by Wealth Rainbow at historical cost to the extent of the common control group’s 55.02% ownership of Henan Green. The remaining 44.98% of Henan Green shares acquired were accounted for as a purchase (fair value) of the non-controlling interest, as contemplated by Statement of Financial Accounting Standards “SFAS No.141”, Business Combinations.

The common control group comprised of three direct relatives of the Lu's family which held approximately 55.02% of the shares of Henan Green on the date it was acquired by Wealth Rainbow. Wealth Rainbow was wholly owned by another direct relative of the Lu's family. Under the common control reporting rules, the control group’s 55.02% interest of Henan Green that was acquired by Wealth Rainbow constitutes an exchange of equity interests between entities under the common control.

Subsequent to the Henan Green acquisition, Wealth Rainbow entered into a reorganization and capitalization agreement with the Company during November 2008 in which all of the shares of Wealth Rainbow were exchanged with shares of the Company. As a result of these transactions, Wealth Rainbow and Henan Green became wholly owned subsidiaries of the Company. These transactions have been accounted for as a reorganization under common control with the purchase of a minority interest.

Accordingly, based on the above transactions, the results of Henan Green’s operations have been included in the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007.

During March 2009, the Company amended its memorandum of association by increasing its authorized number of ordinary shares from 50,000 with a $1 par value to 100,000,000 with no par value.  Simultaneously with the amendment, the Company effected a stock split by an additional 29,999,900 shares to the current shareholders.  Accordingly, immediately after the amendment and prior to the merger with China Opportunity Acquisition Corp. (“COAC”), the Company had 30,000,000 ordinary shares outstanding. On March 17, 2009, the Company consummated a merger with COAC.

In connection with the merger, the Company issued 2,245,723 shares of its ordinary shares in exchange for all the outstanding shares of COAC. The Company is deemed to be the surviving entity and registered its shares pursuant to a registration statement filed with the U.S. Securities and Exchange Commission.  Accordingly, after the merger, the former shareholders of COAC own approximately 6.5% of the Company’s ordinary shares.

The Company has reserved up to 17,866,667 ordinary shares in connection with 16,066,667 warrants which were issued to the former shareholders of COAC in connection with the IPO of COAC and a Unit Purchase Option which consists of 600,000 units (each unit consisting 1 share and 2 warrants, aggregating to 1,800,000 ordinary shares.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a).	Basis of presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial information and with the rules and regulations of the Securities and Exchange Commission and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These consolidated financial statements should be read in conjunction with the financial statements of the Group for the year ended December 31, 2008 and notes thereto contained in Form 20-F as  filed  with  the Securities  and  Exchange  Commission  on  July 15, 2009.  Interim  results  are  not necessarily  indicative  of  the results for the full year.

The consolidated financial statements include all accounts of the Company and its wholly-owned subsidiaries. All material inter-company balances and transactions have been eliminated.

(b)	Foreign currency translation

Assets and liabilities of foreign operation are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the period. The period-end rates for June 30, 2009 and December 31, 2008 of Renminbi to one US dollar were 6.8307 and 6.8225 respectively; average rates for the six months ended June 30, 2009 and 2008 were 6.8322 and 7.0439 respectively. The related translation adjustments are reflected in "Accumulated other comprehensive income" in the stockholder's equity section of the balance sheet. As of June 30, 2009 and December 31, 2008, the accumulated foreign currency translation gain was $2,381,436 and $2,403,547 respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

(c)	Cash

Cash represents cash in banks and cash on hand.

The Group considers all highly liquid investments with original maturities of three months or less to be cash. The Group maintains bank accounts in the PRC.

(d)	Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts sales returns and trade discounts.  The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable.  Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions.  The Group has historically been able to collect all of its receivable balances, and accordingly, 2% allowance has been provided for doubtful accounts.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure to its customers.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
 (IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(e)	Inventories

Inventories are stated at the lower of cost or market and consist primarily of flat rolled steel. Cost is determined using the weighted average cost method.  In the case of work in process and finished goods, such costs comprise of direct materials, direct labor and an appropriate proportion of overheads.

(f)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to fifty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Construction in progress represents the costs of property, plant and equipment under construction or installation. Depreciation commences when the asset is placed in service. The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed. Government subsidies received reduce the cost of construction.

The estimated useful lives of the assets are as follows:

Years

Land use right	50
Leasehold land improvement	46.5
Buildings	10 - 20
Machinery and equipment	5 - 20
Vehicles	5
Furniture fixtures and office equipment	5

Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

(g)	Land use right

Land use right is recorded at cost less accumulated amortization. Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets", land use right classified as definite lived intangible assets and are amortized over its useful life.  According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Land use right is amortized using the straight-line method over the lease term of 50 years.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(h)	Impairment of long-lived assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairment was recognized as at June 30, 2009 and 2008.

(i)	Fair value accounting

Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements", defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or a liability. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 ("FSP 157-2") Effective Date of FASB Statement No. 157, which amended SFAS 157 to defer the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually, including goodwill and trademarks. In accordance with FSP 157-2, the Group will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009. The application of SFAS 157 in situations where that market for a financial asset is not active was clarified by the issuance of Financial Accounting Standards Board Staff Position 157-3. “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” ("FSP 157-3") in October 2008. FSP 157-3 became effective immediately and did not significantly impact the methods by which the Group determines the fair values of its financial assets.

(j)	Revenue recognition

The Group generates revenue primarily from sales of steel mill flat-rolled products.

Revenue is recognized when products have been delivered to the buyer and title and risk of ownership has passed to the buyer, the sales price is fixed and determinable and collectability is reasonably assured.

In the PRC, value added tax (“VAT”) of 17% on the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont'd)

(k)	Income taxes

The Group accounts for income taxes under Financial Accounting Standards Board (FASB) No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be effective when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

During 2009, the Group adopted FASB Interpretation No. FIN 48, Accounting for Uncertainty in Income Taxes, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. As of June 30, 2009 and 2008, there were no amounts that had been accrued with respect to uncertain tax positions.

(l)	Comprehensive income

The Group has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income".  This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income consists of net income and foreign currency translation adjustments.

Comprehensive income consists of the following for the six months period ending June 30,:

	For the Six Months
	Ended June 30,
	2009	2008

Net income	$20,553,966	$10,869,939
Other comprehensive income
- Foreign currency translation adjustments	(22,111)	496,164
Total comprehensive income	$20,531,855	$11,366,103

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont'd)

(m)	Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the year, the Group has not recognized a liability for product liability claims.

(n)	Earnings per share

Basic earnings per share is computed on the basis of the weighted-average number of shares of our common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted-average number of shares of our common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury method. Dilutive potential common shares include 16,066,667 warrants and a Unit Purchase Option, which consists of 600,000 units (each unit consisting 1 share and 2 warrants).

The following table sets forth the computation of basic and diluted net income per common share:

	For the Six Months Ended June 30,
	2009	2008

Net income per common stock	$20,553,966	$10,869,939

Weighted average outstanding shares of common stock	32,245,723	30,000,000
Dilutive effect of Warrants	2,677,778	-
Dilutive effect of Unit Purchase Option	140,000	-
Diluted weighted average outstanding shares	35,063,501	30,000,000

Earnings per common stock:
Basic	$0.64	$0.36
Diluted	$0.59	$0.36

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont'd)

(o)	Segment information

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information" establishes standards for reporting information on operating segments in interim and annual financial statements.  The Group has only one segment, all of the Group's operations and customers are in the PRC and all income are derived from the sales of steel mill flat-rolled products. Accordingly, no geographic information is presented.

(p)	Recently issued accounting standards

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement also requires acquisition-related costs to be expensed as incurred. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly SFAS No. 141(R) had an impact on our consolidated financial statements, but the nature and magnitude of the specific effects depend upon the nature, terms and size of acquisitions we consummate in the future.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51." The objective of SFAS No. 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing additional accounting and reporting standards. Effective January 1, 2009, the Group adopted the provisions of SFAS No. 160.

In April 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 142-3 ("FSP 142-3") "Determination of the Useful Life of Intangible Assets." FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets," to include an entity's historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be "substantial cost or material modifications." FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Group does not expect FSP 142-3 to have a material impact on our financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 162 ("FAS 162"), “The Hierarchy of Generally Accepted Accounting Principles”. Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the Financial Accounting Standards Board. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." FAS 162 will not impact the Group’s financial statements.

In December 2008, the Financial Accounting Standards Board (FASB) issued Financial Staff Position No. 132(R)-1 ("FSP No. 132(R)-1"), "Employers’ Disclosures about Postretirement Benefit Plan Assets,” FSP No. 132(R)-1 amends the Financial Accounting Standards Board (FASB) No. 132 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional  disclosures  required  focus  on  disclosures  of  fair value by category of plan assets. This Financial

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

(p)	Impact of new accounting standards (…/Cont’d)

Staff Position is effective for fiscal years ending after December 15, 2009. The Group does not expect a material impact on its financial statements when these additional provisions are adopted.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The Group adopted SFAS No. 165 in the second quarter of 2009.

In June 2009, the FASB issued SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards CodificationTM (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009, which corresponds to the Group’s second quarter of fiscal 2010. When effective, the Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. Following SFAS 168, the FASB will not issue new standards in the form of Statements, FASB Staff  Positions, or Emerging Issues Task  Force  Abstracts.  Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. The adoption of SFAS 168 will not have an impact on the Group’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

(q)	Subsequent events

The Group has performed a review of events subsequent to the balance sheet date through September 15, 2009, the date the financial statements were available for issuance.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

4.	CASH

Cash represents cash in bank and cash on hand. Cash as of June 30, 2009 and December 31, 2008 consists of the following:

	June 30, 2009	December 31, 2008

Bank balances and cash	$96,906,521	$67,334,753
Less: Restricted cash	(43,348,412)	(24,712,349)
	$53,558,109	$42,622,404

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

As at June 30, 2009 and December 31, 2008, the Group’s cash of approximately $43,348,412 and $24,713,349, were restricted and deposited in certain banks as guarantee deposits for the benefit of issuance of notes payable granted by the banks.

The restricted cash guaranteed $46,276,369 and $26,910,956 of notes payable for the period ended June 30, 2009 and the year ended December 31, 2008 respectively. It can only be released at the expiration date of corresponding notes payable.

5.	ACCOUNTS RECEIVABLE

The Group performs ongoing credit evaluations of its customers' financial conditions. The Group generally encourages its customers to use its products and settle the outstanding balance within credit terms. As of June 30, 2009 and December 31, 2008, the provision on accumulated allowance for doubtful accounts was $31,429 and $126,790 respectively.

6.	INVENTORIES

Inventories as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Raw materials	$1,006,515	$936,280
Work-in-process	1,222,517	1,378,067
Finished goods	1,202,741	1,239,966
	$3,431,773	$3,554,313

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

7.	PREPAYMENTS AND OTHER DEPOSITS

Prepayments and other deposits as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Prepaid purchases	$9,753,715	$10,896,840
Prepaid machinery deposit	649,933	637,882
Prepaid general expenses	48,220	24,215
	$10,451,868	$11,558,937

Prepaid purchases represent amounts prepaid for the purchases of raw materials and accessories to suppliers. Prepaid machinery deposit represents part of cost of machinery prepaid before delivery.

8.	OTHER RECEIVABLES

Other receivables as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Other receivables
- Advances to staff	$282,680	$381,224
- Others	2,243,003	884,873
	$2,525,683	$1,266,097

Other receivables represent advances to staff and petty cash to department staff for daily expenditures. These amounts are interest free and with no fixed repayment terms. Other receivables comprised of a component of others of $2 million. The money safeguarded by third parties to guarantee Henan Green to obtain more bank loans.   There was no agreement signed with the third parties and no interest income was received.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Buildings	$4,994,217	$5,000,219
Leasehold land improvement	20,159	20,183
Plant machinery and equipment	23,169,851	22,769,678
Vehicles	1,984,725	1,615,780
Office equipment	143,018	139,189
Construction in progress	4,929,753	1,233,938
	35,241,723	30,778,987
Less: Accumulated depreciation	(12,218,926)	(10,837,466)
	$23,022,797	$19,941,521

Depreciation charged to earnings for the six months ended June 30, 2009 and 2008 were $1,381,460 and $1,175,786 respectively.

Construction in progress consists of the construction of a research and development centre ("R&D centre") and buildings of staff accommodation on 300 acres land. The total construction in progress as at June 30, 2009 was $4,929,753 and at December 31, 2008 was $1,233,938. $1,919,346 reported as construction in progress as of June 30, 2009, was the cost incurred of R&D centre during the period from July 2008 to June 2009. The R&D centre is estimated to be completed in 2009 with total estimated cost of $2,195,968.

Buildings of staff accommodation consist of the constructions of drainage system and related facilities, side pavement and building of stores and building management centre. $494,488 reported as construction in progress as of June 30, 2009, was the cost incurred during the period from July 2008 to June 2009.  These buildings of staff accommodation are estimated to be completed in July 2009 with total estimated cost of $878,387.

$2,515,919 reported as construction in progress as of June 30, 2009, was the cost incurred to install a production line during the period from July 2008 to June 2009, the installation of production line is estimated to be completed in 2009 with total estimated cost of $3,074,355.

No depreciation has been provided for construction in progress.

10.	LAND USE RIGHT

Land use right as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Land use right, net	$1,399,004	$1,416,220

Land use right represents prepaid lease payments to the local government for land use right held for a period of 50 years from July 9, 2004 to June 30, 2054 in Zhengzhou, People's Republic of China. Land use right payable as at June 30, 2009 and December 31, 2008 were zero and $28,521 respectively.

Land use right is amortized using the straight-line method over the lease term of 50 years.  The amortization expense for the six months ended June 30, 2009 and 2008 were $15,368 and $14,906 respectively.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

11.	NOTES PAYABLE

Notes payable as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Classified by financial institutions:
China Citic Bank	$8,242,201	$5,862,953
Commercial Bank of Zhengzhou	10,394,249	2,711,616
Minsheng Bank of China Branch in Zhengzhou	4,216,258	-
Guangdong Development Bank	7,056,378	6,903,628
Shanghai Pudong Development Bank	3,659,947	10,260,169
China Merchants Bank	9,706,179	1,172,590
Bank of Communications Branch in Zhengzhou	3,001,157	-
	$46,276,369	$26,910,956

Additional information:
Maximum balance outstanding during the period/year	$46,276,369	$44,902,894
Finance cost	$439,677	$1,333,746
Finance charge per contract (basis points)	5 pt	5 pt
Weighted average interest rate	0.95%	2.03%

All the above notes payable are secured by either 50% or 100% corresponding restricted cash.  As at June 30, 2009 and December 31, 2008, the Group's cash of approximately $43,348,412 and $24,712,349 were restricted on the such purpose. All the notes payable have terms of six months. Commercial Bank of Zhenzhou had imposed covenant on the Company’s subsidiary, Henan Green, that not more than 10% of the net profit could be distributed as dividend. Shanghai Pudong Development Bank imposed covenant on the Company’s subsidiary, Henan Green, that any transaction which is over 10% of Henan Green’s net assets must notify the Bank. For facilities obtained from both banks, 100% of corresponding restricted cash had been pledged.  In the management’s point of view, covenants of both banks do not apply to Henan Green.

12.	TERM LOANS

In order to provide working capital for operations, the Group entered into the following short term loan agreements as of June 30, 2009 and December 31, 2008:

	June 30, 2009	December 31, 2008

Classified by financial institutions:
China Citic Bank	$3,659,947	$3,664,345
China Development Bank	4,391,936	4,397,216
China Merchants Bank	4,391,936	4,397,216
Commercial Bank of Zhengzhou	7,319,894	7,328,691
Guangdong Development Bank	2,195,968	2,198,607
Minsheng Bank of China Branch in Zhengzhou	2,781,560	1,465,739
Shanghai Pudong Development Bank	5,709,517	5,862,953
Zhengzhou City Rural Credit Cooperative	1,390,780	806,156
Zhengzhou City Urban Credit Cooperative	-	556,980
Bank of Communications Branch in Zhengzhou	1,463,979	-
	$33,305,517	$30,677,903

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

12.	TERM LOANS (…/Cont'd)

Additional information:
Maximum balance outstanding during the period/year	$33,305,517	$31,117,626
Interest paid during the period/year	$1,129,891	$2,430,590
Range of interest rate (basis points)	58.41 - 90.0pt	48.67 - 96.5pt
Weighted average interest rate	2.40%	4.04%

All of the above terms loans are fixed term loans with a period of 12 months or less.  Commercial Bank of Zhenzhou had imposed covenant on the Company’s subsidiary, Henan Green, that not more than 10% of the net profit could be distributed as dividend. Shanghai Pudong Development Bank imposed covenant on the Company’s subsidiary, Henan Green, that any transaction which is over 10% of Henan Green’s net assets must notify the Bank.  For those loan facilities obtained from banks, all these terms loans are either guaranteed and secured by Henan Green's fixed assets, including its machinery and land use right, or guaranteed and secured by a related party, Zhengzhou No.2 Iron and Steel Company Limited's land and plant properties, or guaranteed by Henan Green’s former owners or other third parties.

13.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Accrued expenses	$1,435,859	$1,142,668
Other payables	3,116,985	4,278,620
Other tax payables	1,319,574	873,118
	$5,872,418	$6,294,406

Other tax payables represent payables other than income tax which consist of value added tax and city maintenance and construction tax.

14.	STOCKHOLDERS’ EQUITY

(a)	Capital

The Company was established in the British Virgin Islands ("BVI") on March 11, 2008 as a limited liability company. Authorized common stock of the Company included 50,000 ordinary shares with a $1.00 par value. Prior to the stock split described below, the Company had 100 shares outstanding. During March 2009, the Company amended its memorandum of association by increasing the authorized shares to 100,000,000 with no par value and effecting a stock split of 29,999,900 shares thereby increasing the total outstanding shares immediately prior to the merger to 30,000,000.

In connection with the merger of COAC, on March 17, 2009, the Company issued 2,245,723 ordinary shares giving a total outstanding ordinary shares of 32,245,723 as of the date of Merger.

In connection with the merger between the Company and COAC, whereby the Company was the surviving entity, up to 17,866,667 ordinary shares of the Company has been reserved for issuance upon exercise of the warrants to subscribe for ordinary shares of the Company at $5.00 per share.  Also, there is one unit purchase option to purchase 600,000 units, each at $6.60 consisting of one share of common stock and two warrants.  In addition, pursuant to the merger agreement between the Company and COAC, in the event that at least 75% of the Company’s warrants are exercised at a future date, a payment of $5,000,000 will be required to be made to certain shareholders of the Company.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

14.	STOCKHOLDERS’ EQUITY (…/Cont'd)

(b)	Retained Earnings

Retained earnings as of June 30, 2009 and December 31, 2008 consist of the following:

	June 30, 2009	December 31, 2008

Retained earnings	$26,486,768	$5,932,802
Statutory surplus reserves	1,582,902	1,582,902
	$28,069,670	$7,515,704

In accordance with PRC Company Law, the Group is required to allocate at least 10% profit to the statutory surplus reserve.  Appropriation to the statutory surplus reserve by the Group is based on profit arrived under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Group in prior years, before allocation is made to the statutory surplus reserve.  Appropriation to the statutory surplus reserve must be made before distribution of dividends to shareholders.  The appropriation is required until the statutory surplus reserve reaches 50% of the stockholder's equity.  This statutory surplus reserve is not distributable in the form of cash dividends.

As the statutory surplus reserve has reached 50% of the stockholder's equity in 2005, the Group ceased to allocate.

15.	INCOME TAXES

All of the Group's income is generated in the PRC.

	For the Six Months Ended June 30,
	2009	2008

Current income tax expense	$6,897,115	$6,422,773

The Group's income tax provision in respect of operations in PRC is calculated at the applicable tax rates on the estimated assessable profits for the year based on existing legislation, interpretations and practices in respect thereof. The standard tax rate applicable to the Group changed from 33% to 25%, effective on January 1, 2008.

A reconciliation of the expected income tax expense to the actual income tax expense for the six months ended June 30, 2009 and 2008 are as follows:

	For the Six Months Ended June 30,
	2009	2008

Income before tax	$27,451,081	$26,179,115

Expected PRC income tax expense at statutory tax rate of 25%	6,862,770	6,544,778
Effect on exchange rate	34,345	(122,005)
Actual income tax expense	$6,897,115	$6,422,773

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

15.	INCOME TAXES (…/Cont’d)

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in future.

No deferred tax liability has been provided as the amount involved is immaterial.

16.	SUNDRY INCOME

Sundry income for the six months ended June 30, 2009 and 2008 consist of the following:

	For the Six Months Ended June 30,
	2009	2008

Local government subsidies	$87,819	$-
Others	64,631	84,022
	$152,450	$84,022

During the six months period of 2009, the Group received special one time subsidies from local government of Zhengzhou, China amounting to $87,819 for its advance technology in manufacturing precision steel mill flat-rolled products. The subsidy is not a continuing nature, it depends on the local government's policy announced within a valid period.

17.	RELATED PARTY TRANSACTIONS

In 2004, the Company’s subsidiary, Henan Green, entered into a rental agreement for land use right with Zhengzhou No.2 Iron and Steel Company Limited, the former owner of Henan Green, from January 1, 2005 to December 31, 2027. Rental paid to Zhengzhou No.2 Iron and Steel Company Limited for the six months ended June 30, 2009 and 2008 was $4,457 and $4,323 respectively.

18.	SIGNIFICANT CONCENTRATIONS

Three customers with sales amount each over 5% accounted for 19.86% of net sales for the six months period ended June 30, 2009. One major customer among these three customers for the six months period ended June 30, 2009 was different from the same period of 2008.

All of the Group's suppliers locate in the PRC. Five suppliers represented 82% and 94% of total purchase for the six months ended June 30, 2009 and 2008 respectively.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

19.	FOREIGN OPERATIONS

Operations

All of the Group’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Group’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

Dividends and reserves

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the equity of the Company’s subsidiary, Henan Green; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to Henan Green's "Statutory Common Welfare Fund", which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by equity stockholders.

20.	OPERATING LEASE COMMITMENTS

Rental expense for obligations under operating leases was $19,093 (RMB130,450) for the six months ended June 30, 2009. The total future minimum lease payments under non-cancellable operating leases in respect of premises as of June 30, 2009 are payable as follows:

	Leasehold	Reservoir rental	Total
June 30, 2010	$9,361	$7,320	$16,681
2011	10,298	14,640	24,938
2012	11,327	14,640	25,967
2013	12,460	14,640	27,100
2014	13,706	14,640	28,346
Over five years	394,505	65,879	460,384
	$451,657	$131,759	$583,416

Land use right is granted by Zhengzhou No.2 Iron and Steel Company Limited, who sub-lets a part of its land with 27,066 m2 to Henan Green for use. The rental period is from January 1, 2005 to December 31, 2027. Annual rental paid for the land use right is $8,781 (RMB60,900) for the period of January 1, 2005 to December 31, 2009. The rental payment will increase by 10% annually from 2010 onwards.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(IN US DOLLARS)

21.	SUBSEQUENT EVENTS

a.	Due to Former Minority Shareholders

Wealth Rainbow was formed on March 1, 2007 by Mr. Lu's family as the sole shareholder. On October 21, 2008, pursuant to a share purchase agreement, Wealth Rainbow acquired 100% of the outstanding shares of Henan Green which were previously 55.02% owned by Mr. Lu and his family and 44.98% by a group of minority shareholders. Subsequent to the acquisition which was accounted for as reorganization under common control with the purchase of a non-controlling interest, Wealth Rainbow became the sole shareholder of Henan Green and issued a promissory note of $4,310,087 to the minority stockholders for the non-controlling interest in Henan Green. As of June 30, 2009, the promissory note remained outstanding.

As of September 9, 2009, the Company has paid the Minority Shareholders in full.

b.	Issuance of Earn-out Shares

Prior to the Merger, COAC was a special-purpose acquisition company which raised, in a public offering of its stock, approximately $41.4 million that was held in trust pending completion of a business combination transaction with an operating company.  Other than activities associated with evaluating potential merger partners, COAC had no independent business operations.

On November 12, 2008, the Company entered into an Agreement of Merger and Plan of Reorganization, or the Merger Agreement, with COAC, Wealth Rainbow and Henan Green and several of its original shareholders, Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited, or the Original Shareholders. The Original Shareholders are entitled under the Merger Agreement to be issued an aggregate of 1,000,000 of the Company's ordinary shares for each of the years ending on December 31, 2009, 2010 and 2011 in which the Company has net after tax income that equals or exceeds the target specified for such year in the Merger Agreement ($45 million, $60 million and $80 million, respectively).

At the time of our merger with COAC, the Company received less cash than was originally expected which caused it to temporarily delay some of its anticipated capital expansion and improvement projects.  Consequently, it is possible that the Company may grow at a slower rate than anticipated at the time of the merger.  Shortly after completion of the merger, the Company and the Original Shareholders initiated discussions regarding the proper treatment of the Earn-Out Shares given that the Original Shareholders agreed to complete the merger transaction even though the expected COAC cash assets were no longer available to the Company as originally envisioned by the parties.   As a result of the negotiations between the Company  and the Original Shareholders and regarding the appropriate treatment of the Earn-Out Shares, the Company and the Original Shareholders entered into an agreement dated September 15, 2009, pursuant to which, the Company agreed to issue to the Original Shareholders an aggregate of 2,850,000 ordinary shares within ten days of entering into the agreement.  The 2,850,000 shares are to be divided among the Original Shareholders in the same proportion to the amounts of the Earn-Out Shares that they would have received under the terms of the Earn-Out in the Merger Agreement. In consideration of the issuance of the ordinary shares, the Company and the Original Shareholders agreed to a mutual release of all claims relating to the merger, the redemption, and the Earn-Out Shares. The issuance of such earn-out shares will be recorded as a dividend since the merger was deemed to be a recapitalization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
GOLDEN GREEN ENTERPRISES LIMITED

We have audited the accompanying consolidated balance sheets of Golden Green Enterprises Limited (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Green Enterprises Limited as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China,
July 13, 2009

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	December 31	December 31
	2008	2007
Assets
Current assets
Cash	$42,622,404	$218,351
Restricted cash	24,712,349	19,226,551
Accounts receivable, net	10,304,724	10,176,454
Inventories	3,554,313	8,660,623
Due from former owners	—	25,126,394
Prepayments and other deposits	11,558,937	10,609,492
Other receivables	1,266,097	635,718
Total current assets	94,018,824	74,653,583

Non-current assets
Property, plant and equipment, net	19,941,521	15,816,962
Land use right, net	1,416,220	1,346,895

Total non-current assets	21,357,741	17,163,857
Total assets	$115,376,565	$91,817,440

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,339,350	$5,886,523
Notes payable	26,910,956	20,480,903
Term loans	30,677,903	17,355,303
Income tax payable	2,188,677	2,596,687
Customers deposits	17,484,708	8,448,965
Accrued liabilities and other payables	6,294,406	5,289,171
Dividend payable	9,601,549	—
Due to former minority owners	4,310,087	—
Due to former owners	—	61,688
Total current liabilities	102,807,636	60,119,240
Non-current liabilities
Land use right payable, net	28,521	154,125
Total non-current liabilities	28,521	154,125
Total liabilities	102,836,157	60,273,365
Minority interest	—	14,188,390

Stockholders’ equity
Common stock, 100,000,000 authorized shares with no par value, 30,000,000 shares issued and outstanding	300	300
Additional paid in capital	6,930,944	1,834,940
Retained earnings	7,515,704	14,462,559
Subscription receivable	(4,310,087)	—
Accumulated other comprehensive income	2,403,547	1,057,886
Total stockholders’ equity	12,540,408	17,355,685
Total liabilities and stockholders' equity	$115,376,565	$91,817,440

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)

	For the year ended December 31
	2008	2007
Revenue	$196,264,731	$139,649,209

Cost of revenue	(142,407,995)	(100,577,079)

Gross profit	53,856,736	39,072,130

Operating expenses:
General and administrative expenses	(3,431,745)	(2,766,623)
Selling and marketing expenses	(831,108)	(534,468)
Total operating expenses	(4,262,853)	(3,301,091)

Operating income	49,593,883	35,771,039

Other income and (expense):
Interest income	1,395,121	1,432,019
Interest expense	(3,769,423)	(2,147,451)
Sundry income	155,687	16,165

Net income before income taxes and minority interest	47,375,268	35,071,772

Income tax expense	(11,869,735)	(11,421,638)

Net income before minority interest	$35,505,533	23,650,134

Net income attributable to minority interest	(13,920,944)	(10,637,830)

Net income	$21,584,589	$13,012,304

Earnings per share
- Basic	$0.72	$0.43
- Diluted	$0.72	$0.43

Weighted average common shares outstanding
- Basic	30,000,000	30,000,000
- Diluted	30,000,000	30,000,000

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY
( IN US DOLLARS)

	Common Stock, with no				Accumulated
	Par Value		Additional		Other	Total
	Number of		Paid-in	Subscription	Comprehensive	Retained	Stockholders'
	Shares	Amount	Capital	receivable	Income	Earnings	Equity
Balance, December 31, 2006	30,000,000	$300	$1,834,940	$—	$240,963	$10,327,427	$12,403,630

Net income	—	—	—	—	—	13,012,304	13,012,304
Foreign currency translation gain	—	—	—	—	816,923	—	816,923
Dividend declared	—	—	—	—	—	(16,134,445)	(16,134,445)
Dividend allocated to minority interest	—	—	—	—	—	7,257,273	7,257,273

Balance, December 31, 2007	30,000,000	300	1,834,940	—	1,057,886	14,462,559	17,355,685

Net income	—	—	—	—	—	21,584,589	21,584,589
Foreign currency translation gain	—	—	—	—	1,345,661	—	1,345,661
Subscription for ordinary shares	—	—	4,310,087	—	—	—	4,310,087
Subscriptions receivable	—	—	—	(4,310,087)	—	—	(4,310,087)
Contribution to capital on purchase of minority interest	—	—	785,917	—	—	—	785,917
Dividend declared	—	—	—	—	—	(51,856,496)	(51,856,496)
Dividend allocated to minority interest	—	—	—	—	—	23,325,052	23,325,052

Balance, December 31, 2008	30,000,000	$300	$6,930,944	$(4,310,087)	$2,403,547	$7,515,704	$12,540,408
See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	For the year ended December 31
	2008	2007

Cash flows from operating activities:
Net income	$21,584,589	$13,012,304

Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment	2,447,626	2,156,130
Amortization of land use right	30,280	27,641
Gain on disposal of property, plant and equipment	—	(16,133)
Net income attributable to minority interest	13,920,944	10,637,830

Changes in assets and liabilities:
Accounts receivable, net	(128,270)	(4,400,574)
Inventories	5,106,310	(149,620)
Prepayments and other deposits	(949,445)	(2,482,968)
Other receivables	(630,379)	(479,174)
Accounts payable	(547,173)	(76,729)
Income tax payable	(408,010)	648,030
Customers deposit	9,035,743	3,146,217
Accrued liabilities and other payables	1,005,235	(517,004)

Net cash provided by operating activities	50,467,450	21,505,950

Cash flows from investing activities:
Capital expenditures for addition of property, plant and equipment	(6,572,185)	(2,277,378)
Changes in restricted cash	(5,485,798)	8,335,884
Proceeds from/(to) former owners	25,126,394	(7,203,669)

Net cash provided by/(used in) investing activities	13,068,411	(1,145,163)

GOLDEN GREEN ENTERPRISES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS (.../Cont'd)
(IN US DOLLARS)

	For the year ended December 31
	2008	2007

Cash flows from financing activities:
Proceeds from common stock issued	—	300
Repayment of term loans	(26,662,742)	(5,887,615)
Proceeds from term loans	39,985,342	15,093,356
Proceeds from notes payable	6,430,053	(15,006,853)
Dividends paid	(42,254,947)	(16,134,445)
Land use right payable	(125,604)	(304,465)
Due to former owners	(61,688)	(60,683)

Net cash used in financing activities	(22,689,586)	(22,300,405)

Net increase/(decrease) in cash	40,846,275	(1,939,618)

Effect on change of exchange rates	1,557,778	1,353,809

Cash as of January 1	218,351	804,160

Cash as of December 31	$42,622,404	$218,351

Supplemental disclosures of cash flow and non-cash information:

Cash paid during the year:
Interest paid	$3,769,423	$2,147,451
Income tax paid	$12,277,745	$10,930,112

Non - cash item:
Transfer of prepayments and other deposits to property, plant and equipment	$2,288,337	$—
Acquisition of minority interest with subscription receivable	$4,310,087	$—

See notes to financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Golden Green Enterprises Limited (“the Company” or “Golden Green”) was established in the British Virgin Islands ("BVI") on March 11, 2008 as a limited liability Company, for the purpose of effectuating a reorganization and merger with Wealth Rainbow Development Limited (“Wealth Rainbow”) and Henan Green Complex Materials Co., Ltd (“Henan Green”) as discussed in Note 2.

Golden Green’s holdings are comprised of Wealth Rainbow, also a holding company and Henan Green, an operating company. Through its investment in these entities, Golden Green is involved with the processing and sales of steel mill flat-rolled products which are extensively used in the manufacturing industry throughout mainland China.  Henan Green conducts business directly with its customers in the People's Republic of China (PRC).

Wealth Rainbow was formed on March 1, 2007 by Lu Mingwang's family as the Company. On October 21, 2008, Wealth Rainbow acquired 100% of the outstanding shares of Henan Green pursuant to a stock transfer agreement. Subsequent to the stock transfer, Wealth Rainbow became the sole shareholder of Henan Green. The change of ownership was approved by the Chinese Government on October 21, 2008. The principal activity of Wealth Rainbow is to hold its interest in Henan Green.

The consolidated financial statements include the financial statements of Golden Green and its subsidiaries (together referred to as the "Group"). The Company owns 100% equity interests directly and indirectly, in two subsidiaries, namely Wealth Rainbow and Henan Green. The organization chart of the Group is as follows:

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

2.	REORGANIZATION AND ACQUISITION OF MINORITY INTEREST

On October 21, 2008, Wealth Rainbow acquired the minority interest in Henan Green for $4,310,087 with the issuance of a promissory note to the minority stockholders. This amount represented the fair value of Henan Green as determined by and independent valuation which was performed during August 2008. On the effective acquisition date, October 21, 2008, the fair value of Henan Green exceeded the agreed purchase price by $785,917. Such amount has been recorded as a contribution of capital by Henan Green.

The net assets of Henan Green were recorded by Wealth Rainbow at historical cost to the extent of the common control group’s 55.02% ownership of Henan Green. The remaining 44.98% of Henan Green shares acquired were accounted for as a purchase (fair value) of the minority interest, as contemplated by Statement of Financial Accounting Standards “SFAS No.141”, Business Combinations.

The common control group comprised of three direct relatives of the Lu family which held approximately 55.02% of the shares of Henan Green on the date it was acquired by Wealth Rainbow. Wealth Rainbow was wholly owned by another direct relative of the Lu family. Under the common control reporting rules, the control group’s 55.02% interest of Henan Green that was acquired by Wealth Rainbow constitutes an exchange of equity interests between entities under common control.

Subsequent to the Henan Green acquisition, Wealth Rainbow entered into a reorganization and capitalization agreement with the Company during November 2008 in which all of the shares of Wealth Rainbow were exchanged with shares of the Company. As a result of these transactions, Wealth Rainbow and Henan Green became wholly owned subsidiaries of the Company. These transactions have been accounted for as a reorganization under common control with the purchase of a minority interest.

Accordingly, based on the above transactions, the results of Henan Green’s operations have been included in the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007. The controlling interest of Henan Green was effectively acquired on December 25, 2006. However, the Company has elected not to present such one week period since it was determined not to be material or meaningful to the presentation and understanding of these financial statements.

During March 2009, the Company amended its memorandum of association by increasing its authorized number of ordinary shares from 50,000 with a $1 par value to 100,000,000 with no par value.  Simultaneously with the amendment, the Company effected a stock split by an additional 29,999,900 shares to the current shareholders.  Accordingly, immediately after the amendment and prior to the merger with China Opportunity Acquisition Corp. (“COAC”), the Company had 30,000,000 ordinary shares outstanding. On March 17, 2009, the Company consummated a merger with COAC.

In connection with the merger, the Company issued 2,245,723 shares of its ordinary shares in exchange for all the outstanding shares of COAC. The Company is deemed to be the surviving entity and registered its shares pursuant to a registration statement filed with the U.S Securities and Exchange Commission.  Accordingly, after the merger, the former shareholders of COAC own approximately 6.5% of the Company’s ordinary shares.

The Company has reserved approximately 16,066,667 ordinary shares in connection with the exercise of warrants and unit purchase options outstanding at the date of the merger.

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of consolidation

The consolidated financial statements include the accounts of Golden Green and all entities in which a direct or indirect controlling interest exists. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(a)	Basis of consolidation (…/Cont’d)

The Group’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").  The preparation of the consolidated financial statements in accordance with US GAAP requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported  amounts  of  revenues  and   expenses  during  the  year.   Significant items  subject  to  such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories. Actual results could differ from those estimates.

Net income is reduced by the portion attributable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets. Minority interests consist of the amount of those interests at the date the controlling interest was established and the minority’s share of changes in equity since that date.

(b)	Foreign currency translation

Assets and liabilities of foreign operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The year-end rates for December 31, 2008 and 2007 of Renminbi to one US dollar were 6.8225 and 7.2946 respectively; average rates for the year-end December 31, 2008 and 2007 were 6.9351 and 7.5973 respectively. The related translation adjustments are reflected in "Accumulated other comprehensive income" in the stockholders’ equity section of the balance sheet, net of the amount attributable to the minority interest. As of December 31, 2008 and 2007, the accumulated foreign currency translation gain was $2,403,547 and $1,057,886 respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

(c)	Cash

Cash represents cash in bank and cash on hand.

The Group considers all highly liquid investments with original maturities of three months or less to be cash.  The Group maintains bank accounts in the PRC.

(d)	Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts sales returns and trade discounts.  The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable.  Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions.  The Group has historically been able to collect all of its receivable balances, and accordingly, 2% allowance has been provided for doubtful accounts.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure to its customers.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(e)	Inventories

Inventories are stated at the lower of cost or market and consist primarily of flat rolled steel.  Cost is determined using the weighted average cost method.  In the case of work in process and finished goods, such costs comprise of direct materials, direct labor and an appropriate proportion of overheads.

(f)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to fifty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Construction in progress represents the costs of property, plant and equipment under construction or installation. Depreciation commences when the asset is placed in service. The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed. Government subsidies received reduce the cost of construction.

The estimated useful lives of the assets are as follows:

Years

Land use right	50
Leasehold land improvement	46.5
Buildings	10 - 20
Machinery and equipment	5 - 20
Vehicles	5
Furniture fixtures and office equipment	5

(g)	Land use right

Land use right is recorded at cost less accumulated amortization. Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets", land use right classified as definite lived intangible assets and are amortized over its useful life.  According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Land use right is amortized using the straight-line method over the lease term of 50 years.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(h)	Impairment of long-lived assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairment was recognized as at December 31, 2008 and 2007.

(i)	Fair value accounting

Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements", defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or a liability. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 ("FSP 157-2") Effective Date of FASB Statement No. 157, which amended SFAS 157 to defer the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually, including goodwill and trademarks. In accordance with FSP 157-2, the Group will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009. The application of SFAS 157 in situations where that market for a financial asset is not active was clarified by the issuance of Financial Accounting Standards Board Staff Position 157-3. Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active ("FSP 157-3") in October 2008. FSP 157-3 became effective immediately and did not significantly impact the methods by which the Group determines the fair values of its financial assets.

(j)	Revenue recognition

The Group generates revenue primarily from sales of steel mill flat-rolled products.

Revenue is recognized when products have been delivered to the buyer and title and risk of ownership has passed to the buyer, the sales price is fixed and determinable and collectability is reasonably assured.

In the PRC, value added tax (“VAT”) of 17% on the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

(k)	Income taxes

The Group accounts for income taxes under Financial Accounting Standards Board (FASB) No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be effective when the differences are expected to reverse.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(k)	Income taxes (…/Cont’d)

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

Management has elected to defer the application of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in accordance with FASB Staff Position No. 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Companies. The Group will continue to evaluate uncertain tax positions in accordance with FASB Statement No. 5 Accounting for Contingencies. Under that Statement, if it is probable that an uncertain tax position will result in a material liability and the amount of the liability can be estimated, then the estimated liability is accrued. As of December 31, 2008 and 2007, there were no amounts that had been accrued with respect to uncertain tax positions.

(l)	Comprehensive income

The Group has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income".  This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income consists of net income and foreign currency translation adjustments.

Comprehensive income consists of the following for the year ending December 31:

	2008	2007
	USD	USD

Net income	$21,584,589	$13,012,304
Other comprehensive income - Foreign currency translation adjustments	1,345,661	816,924
Total comprehensive income	$22,930,250	$13,829,228

(m)	Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the year, the Group has not recognized a liability for product liability claims.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(n)	Segment information

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information" establishes standards for reporting information on operating segments in interim and annual financial statements.  The Group has only one segment, all of the Group's operations and customers are in the PRC and all income are derived from the sales of steel mill flat-rolled products. Accordingly, no geographic information is presented.

(o)	Recently issued accounting standards

In April 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 142-3 ("FSP 142-3") "Determination of the Useful Life of Intangible Assets." FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets," to include an entity's historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be "substantial cost or material modifications." FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Group does not expect FSP 142-3 to have a material impact on our financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 162 ("FAS 162"), “The Hierarchy of Generally Accepted Accounting Principles”. Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the Financial Accounting Standards Board. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." FAS 162 will not impact the Group’s financial statements.

In December 2008, the Financial Accounting Standards Board (FASB) issued Financial Staff Position  No. 132(R)-1 ("FSP No. 132(R)-1"), "Employers’ Disclosures about Postretirement Benefit Plan Assets,” FSP No. 132(R)-1 amends the Financial Accounting Standards Board (FASB) No. 132 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional disclosures required focus on disclosures of fair value by category of plan assets. This Financial Staff Position is effective for fiscal years ending after December 15, 2009. The Group does not expect a material impact on its financial statements when these additional provisions are adopted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

4.	CASH

Cash represents cash in bank and cash on hand. Cash as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Bank balances and cash	$67,334,753	$19,444,903
Less: Restricted cash	(24,712,349)	(19,226,551)
	$42,622,404	$218,352

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

As at December 31, 2008 and 2007, the Group’s cash of approximately $24,712,349 and $19,226,551, were restricted and deposited in certain banks as guarantee deposits for the benefit of issuance of notes payable granted by the banks.

The restricted cash guaranteed $26,910,956 and $20,480,903 of notes payable for the years ended December 31, 2008 and 2007 respectively.  It can only be released at the expiration date of corresponding notes payable.

5.	ACCOUNTS RECEIVABLE

The Group performs ongoing credit evaluations of its customers' financial conditions. The Group generally encourages its customers to use its products and settle the outstanding balance within credit terms. As of December 31 2008 and 2007, the provision on accumulated allowance for doubtful accounts were $126,790 and $86,384 respectively.

6.	INVENTORIES

Inventories as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Raw materials	$936,280	$4,763,939
Work-in-process	1,378,067	1,310,691
Finished goods	1,239,966	2,585,993
	$3,554,313	$8,660,623

7.	DUE FROM/(TO) FORMER OWNERS

Amounts due from/(to) former owners are unsecured, non-interest bearing and with no fixed repayment terms. As at December 31, 2008, the balance of due from/(to) former owners was zero as amounts were fully settled in the fourth quarter of 2008.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

8.	PREPAYMENTS AND OTHER DEPOSITS

Prepayments and other deposits as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Prepaid purchases	$10,896,840	$10,609,492
Prepaid machinery deposit	637,882	—
Prepaid general expenses	24,215	—
	$11,558,937	$10,609,492

Prepaid purchases represent amounts prepaid for the purchases of raw materials and accessories to suppliers.

9.	OTHER RECEIVABLES

Other receivables as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Other receivables
- Advances to staff	$381,224	$156,404
- Others	884,873	479,314
	$1,266,097	$635,718

Other receivables represent advances to staff and petty cash to department staff for daily expenditures. These amounts are interest free and with no fixed repayment terms.

10.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Buildings	$5,000,219	$2,525,743
Leasehold land improvement	20,183	18,877
Plant machinery and equipment	22,769,678	20,232,099
Vehicles	1,615,780	842,294
Office equipment	139,189	223,123
Construction in progress	1,233,938	364,666
	30,778,987	24,206,802

Accumulated depreciation	(10,837,466)	(8,389,840)
	$19,941,521	$15,816,962

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

10.	PROPERTY, PLANT AND EQUIPMENT (…/Cont’d)

Depreciation charged to earnings for the years ended December 31, 2008 and 2007 were $2,447,626 and $2,156,130 respectively.

Construction in progress consists of the construction of a research and development centre ("R&D centre") and buildings of staff accommodation on 300 acres land. The total construction in progress as at December 31, 2008 was $1,233,938. $474,703 was the cost incurred net of government subsidies of $230,710 of R&D centre during the period from July 2008 to December 2008. The R&D centre is estimated to be completed in 2009 with total estimated cost of $2,198,608.

Buildings of staff accommodation consist of the constructions of drainage system and related facilities, side pavement and building of stores and building management centre. $494,790 was the cost incurred during the period from July 2008 to December 2008.  These buildings of staff accommodation are estimated to be completed in 2009 with total estimated cost of $879,443.

$264,445 was the cost incurred to install a production line during the period from July 2008 to December 2008, the installation of production line is estimated to be completed in 2009 with total estimated cost of $3,078,051.

No depreciation has been provided for construction in progress.

11.	LAND USE RIGHT

Land use right as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Land use right, net	$1,416,220	$1,346,895

Land use right represents prepaid lease payments to the local government for land use right held for a period of 50 years from July 9, 2004 to June 30, 2054 in Zhengzhou, People's Republic of China. Land use right payable as at December 31, 2008 and 2007 were $28,521 and $154,125 respectively.

Land use right is amortized using the straight-line method over the lease term of 50 years. The amortization expense for the years ended December 31, 2008 and 2007 were $30,280 and $27,641 respectively.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

12.	NOTES PAYABLES

Notes payable as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Classified by financial institutions: -
China Citic Bank	$5,862,953	$3,194,143
Commercial Bank of Zhengzhou	2,711,616	411,263
Guangdong Development Bank	6,903,628	2,330,491
Shanghai Pudong Development Bank	10,260,169	8,842,157
China Merchants Bank	1,172,590	5,702,849
	$26,910,956	$20,480,903

Additional information: -
Maximum balance outstanding during the year	$44,902,894	$55,568,497
Finance cost	$1,333,746	$1,133,708
Finance charge per contract (basis points)	5pt	5pt
Weighted average interest rate	2.03%	1.56%

All the above notes payable are secured by either 50% or 100% corresponding restricted cash.  As at December 31, 2008 and 2007, the Group’s cash of approximately $24,712,349 and $19,226,551 were restricted on the such purpose. All the notes payable have terms of six months. Commercial Bank of Zhenzhou had imposed covenant on the Company that not more than 10% of the net profit could be distributed as dividend.  Shanghai Pudong Development Bank imposed covenant on the Company that any transaction which is over 10% of the Company’s net assets must notify the Bank.  For facilities obtained from both banks, 100% of corresponding restricted cash had been pledged.  In the management’s point of view, covenants of both banks do not apply to the Company.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

13.	TERM LOANS

In order to provide working capital for operations, the Group entered into the following short term loan agreements as of December 31, 2008 and 2007:

	2008	2007
	USD	USD

Classified by financial institutions: -
China Citic Bank	$3,664,345	$2,056,315
China Development Bank	4,397,216	—
China Merchants Bank	4,397,216	1,370,877
Commercial Bank of Zhengzhou	7,328,691	6,854,385
Guangdong Development Bank	2,198,607	1,782,140
Minsheng Bank of China Branch in Zhengzhou	1,465,739	—
Shanghai Pudong Development Bank	5,862,953	4,112,631
Zhengzhou City Rural Credit Cooperative	806,156	1,178,955
Zhengzhou City Urban Credit Cooperative	556,980	—
	$30,677,903	$17,355,303

Additional information: -
Maximum balance outstanding during the year	$31,117,626	$17,355,303
Interest paid during the year	$2,430,590	$974,940
Range of interest rate (basis points)	48.67 - 96.5pt	52.2 - 96.0pt
Weighted average interest rate	4.04%	4.14%

All of the above short terms loans are fixed term loans with a period of 12 months or less. These short terms loans are either guaranteed and secured by the Group’s fixed assets, including its machinery and land use right, or guaranteed and secured by a related party, Zhengzhou No.2 Iron and Steel Company Limited's land and plant properties, or guaranteed by the Group’s owners or other third parties.

14.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Accrued expenses	$1,142,668	$989,030
Other payables	4,278,620	4,140,392
Other tax payables	873,118	159,749
	$6,294,406	$5,289,171

Other tax payables represent payables other than income tax which consist of value added tax and city maintenance and construction tax.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

15.	STOCKHOLDERS’ EQUITY

(a)	Capital

The Company was established in the British Virgin Islands ("BVI") on March 11, 2008 as a limited liability company.  Authorized common stock of the Company included 50,000 ordinary shares with a $1.00 par value.  Prior to the stock split described below, the Company has 100 shares outstanding. During March 2009, the Company amended its memorandum of association by issuing an additional 29,999,900 increasing the authorized shares to 100,000,000 with no par value.  Additionally prior to the merger with COAC, the Company effected a stock split increasing the total number of shares outstanding to 30,000,000.

(b)	Retained earnings

Retained earnings as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	USD	USD

Retained earnings	$5,932,802	$12,879,657
Statutory surplus reserves	1,582,902	1,582,902
	$7,515,704	$14,462,559

In accordance with PRC Company Law, the Group is required to allocate at least 10% of the profit of its PRC operating Company to the statutory surplus reserve.  Appropriation to the statutory surplus reserve by the Group is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Group in prior years, before allocation is made to the statutory surplus reserve.  Appropriation to the statutory surplus reserve must be made before distribution of dividends to shareholders.  The appropriation is required until the statutory surplus reserve reaches 50% of the owners’ equity.  This statutory surplus reserve is not distributable in the form of cash dividends.

As the statutory surplus reserve has reached 50% of the owners' equity in 2005, the Group ceased to allocate.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

16.	DIVIDENDS DECLARED

	2008	2007
	USD	USD
Dividend in respect of the previous financial year declared	$24,501,225	$16,134,445
Interim dividend in respect of the current financial year declared	17,680,106	—
Final dividend in respect of the current financial year declared	9,675,165	—
Total dividends declared	$51,856,496	$16,134,445

Less: dividends allocated to minority interests	23,325,052	7,257,273

	$28,531,444	$8,877,172

Dividend paid	$42,254,947	$16,134,445

Less: dividends paid to minority interests	19,006,275	7,257,273
	$23,248,672	$8,877,172

17.	INCOME TAXES

All of the Group’s income is generated in the PRC.

	2008	2007
	USD	USD

Current income tax expense	$11,869,735	$11,421,638

The Group’s income tax provision in respect of operations in PRC is calculated at the applicable tax rates on the estimated assessable profits for the year based on existing legislation, interpretations and practices in respect thereof. The standard tax rate applicable to the Group changed from 33% to 25%, effective on January 1, 2008.

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December 31, 2008 and 2007 are as follows:-

	2008	2007
	USD	USD

Income before tax	$47,375,268	$35,071,772

Expected PRC income tax expense at statutory tax rate of 25% (2007: 33%)	$11,843,817	$11,573,684
Income not subject to tax	77,518	—
Effect on exchange rate	(51,600)	(152,046)
Actual income tax expense	$11,869,735	$11,421,638

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in the future.

No deferred taxation has been provided as the effect of all temporary differences is immaterial.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

18.	SUNDRY INCOME

Sundry income as of December 31, 2008 and 2007 consists of the following:-

	2008	2007
	USD	USD

Local government subsidy	$79,365	$—
Transferred from receipts in advance and accounts payable	71,605	16,165
Others	4,717	—
	$155,687	$16,165

During the year of 2008, the Group received a special one time subsidy from local government amounting to $79,365 as a subsidy for its advance technology in manufacturing precision steel mill flat-rolled products. This subsidy is not a continuing nature, it depends on the local government's policy announced within a valid period.  $71,605 was the waived miscellaneous balance of receipts in advance and accounts payable. The balance was not refunded or paid and was agreed by both parties.

19.	RELATED PARTY TRANSACTIONS

In 2004, the Company’s subsidiary entered into a rental agreement for land use right with Zhengzhou No.2 Iron and Steel Company Limited, the former owner of the subsidiary with the period from January 1, 2005 to December 31, 2027. Rental paid to Zhengzhou No.2 Iron and Steel Company Limited for the years ended December 31, 2008 and 2007 were $8,781 and $8,016 respectively.

20.	SIGNIFICANT CONCENTRATIONS

Three customers with sales amount over 5% for the year accounted for 20.79% of net sales for the year ended December 31, 2008. These major customers with sales amount over 5% for the year are different from the year 2007.

All of the Group's suppliers are located in the PRC. Four suppliers represented 86% and 64% of total purchase for the years ended December 31, 2008 and 2007 respectively.

GOLDEN GREEN ENTERPRISES LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(IN US DOLLARS)

21.	OPERATING LEASE COMMITMENTS

Rental expense for obligations under operating leases was $23,200 (RMB160,900) for the year ended December 31, 2008. The total future minimum lease payments under non-cancellable operating leases in respect of premises as of December 31, 2008 are payable as follows:-

	Land use right	Reservoir rental	Total
	USD	USD	USD
December 31
2009	$8,781	$14,419	$23,200
2010	9,660	14,419	24,079
2011	10,626	14,419	25,045
2012	11,688	14,419	26,107
2013	12,857	14,419	27,276
Over five years	395,637	72,095	467,732
	$449,249	$144,190	$593,439

Land use right is granted by Zhengzhou No.2 Iron and Steel Company Limited, who sub-lets a part of its land with 27,066 m2 to the Group for use. The rental period is from January 1, 2005 to December 31, 2027.  Annual rental paid for the land use right was $8,781 (RMB60,900) for the period of January 1, 2005 to December 31, 2009. The rental payment will increase by 10% annually from 2010 onwards.

22.	SUBSEQUENT EVENT

On March 17, 2009, the Company consummated a merger with China Opportunity Acquisition Corp. (“COAC”).  Under the terms of the merger agreement, the Company is the surviving entity and registered its shares pursuant to a registration statement filed with the U.S. Securities and Exchange Commission.  Accordingly, after the merger, the former shareholders of COAC own approximately 6.5% of the Company’s ordinary shares.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
HENAN GREEN COMPLEX  MATERIALS CO., LTD

We have audited the accompanying balance sheets of Henan Green Complex Materials Co., Ltd (the “Company”) as of December 31, 2008, 2007 and 2006, and the related statements of income, stockholder’s equity, and cash flows for each of the years in the three years ended. Henan Green Complex Materials Co., Ltd’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Henan Green Complex Materials Co., Ltd as of December 31, 2008, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three years ended December 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China,
July 13, 2009

HENAN GREEN COMPLEX MATERIALS CO., LTD
BALANCE SHEETS
(IN US DOLLARS)

	December 31	December 31	December 31
	2008	2007	2006
Assets

Current assets
Cash	$42,622,404	$218,351	804,160
Restricted cash	24,712,349	19,226,551	27,562,435
Accounts receivable	10,304,724	10,176,454	5,738,889
Inventories	3,554,313	8,660,623	8,511,003
Due from former owners	—	25,126,394	17,922,725
Prepayments and other deposits	11,558,937	10,609,492	8,126,524
Other receivables	1,265,797	635,418	156,544

Total current assets	94,018,524	74,653,283	68,822,280

Non-current assets
Property, plant and equipment, net	19,941,521	15,816,962	15,679,581
Land use right, net	1,416,220	1,346,895	1,280,562

Total non-current assets	21,357,741	17,163,857	16,960,143

Total assets	$115,376,265	$91,817,140	85,782,423

Liabilities and stockholder’sh equity

Current liabilities
Accounts payable	$5,339,350	$5,886,523	5,963,252
Notes payable	26,910,956	20,480,903	35,487,756
Short term loans	30,677,903	17,355,303	8,149,562
Income tax payable	2,188,677	2,596,687	1,948,657
Customers deposits	17,484,708	8,448,965	5,302,748
Accrued liabilities and other payables	6,294,406	5,289,171	5,806,175
Dividend payable	9,601,549	—	—
Due to former owners	—	61,688	1,22,371

Total current liabilities	98,497,549	60,119,240	62,780,521

Non-current liabilities
Land use right payable, net	28,521	154,125	458,590

Total non-current liabilities	28,521	154,125	458,590

Total liabilities	98,526,070	60,273,365	63,239,111

Stockholder's equity
Registered capital	3,335,043	3,335,043	3,335,043
Retained earnings	9,935,041	26,286,004	18,770,315
Accumulated other comprehensive income	3,580,111	1,922,728	437,954

Total stockholder's equity	16,850,195	31,543,775	22,543,312

Total liabilities and stockholder's equity	$115,376,265	$91,817,140	$85,782,423

See notes to financial statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF INCOME
(IN US DOLLARS)

	For the year ended December 31
	2008	2007	2006

Revenue	$196,264,731	$139,649,209	$99,016,829

Cost of revenue	(142,407,995)	(100,577,079)	(72,653,972)

Gross profit	53,856,736	39,072,130	26,362,857

General and administrative expenses	(3,431,745)	(2,766,623)	(1,998,972)
Selling and marketing expenses	(831,108)	(534,468)	(470,706)
Total operating expenses	(4,262,853)	(3,301,091)	(2,469,678)

Operating income	49,593,883	35,771,039	23,893,179

Other income and (expense)
Interest income	1,395,121	1,432,019	1,068,434
Interest expenses	(3,769,423)	(2,147,451)	(1,312,256)
Sundry income	155,687	16,165	12

Income before income taxes	47,375,268	35,071,772	23,649,369

Income tax expense	(11,869,735)	(11,421,638)	(7,770,317)

Net income	$35,505,533	$23,650,134	$15,879,052

See notes to financial statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(IN US DOLLARS)

		Accumulated Other		Total
	Registered	Comprehensive	Retained	Stockholder's
	Capital	Income	Earnings	Equity

Balance, December 31, 2005	$3,335,043	$(46,683)	$10,355,341	$13,643,701

Net income			15,879,052	15,879,052
Foreign currency translation		484,637		484,637
Dividend declared			(7,464,078)	(7,464,078)

Balance, December 31, 2006	3,335,043	437,954	18,770,315	22,543,312

Net income			23,650,134	23,650,134
Foreign currency translation		1,484,774		1,484,774
Dividend declared			(16,134,445)	(16,134,445)

Balance, December 31, 2007	3,335,043	1,922,728	26,286,004	31,543,775

Net income			35,505,533	35,505,533
Foreign currency translation		1,657,383		1,657,383
Dividend declared			(51,856,496)	(51,856,496)

Balance, December 31, 2008	$3,335,043	$3,580,111	$9,935,041	$16,850,195

See notes to financial statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	For the year ended December 31
	2008	2007	2006

Cash flows from operating activities:
Net income	$35,505,533	$23,650,134	$15,879,052

Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment	2,447,626	2,156,130	1,815,676
Amortization of land use right	30,280	27,641	26,388
Gain on disposal of property, plant and equipment	—	(16,133)	—

Changes in assets and liabilities:
Accounts receivable	(128,270)	(4,400,574)	(4,933,521)
Inventories	5,106,310	(149,620)	(2,228,217)
Prepayments and other deposits	(949,445)	(2,482,968)	(450,784)
Other receivables	(630,379)	(478,874)	129,314
Accounts payable	(547,173)	(76,729)	(673,911)
Income tax payable	(408,010)	648,030	979,876
Customers deposit	9,035,743	3,146,217	2,298,352
Accrued liabilities and other payables	1,005,235	(517,004)	4,562,754

Net cash provided by operating activities	50,467,450	21,506,250	17,404,979

Cash flows from investing activities:
Capital expenditures for addition of property, plant and equipment	(6,572,185)	(2,277,378)	(4,083,230)
Change in restricted cash	(5,485,798)	8,335,884	21,260,491
Proceeds from/(to) former owners	25,126,394	(7,203,669)	(11,209,137)

Net cash provided by (used in) investing activities	13,068,411	(1,145,163)	5,968,124

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF CASH FLOWS (.../Cont'd)
(IN US DOLLARS)

	For the year ended December 31
	2008	2007	2006

Cash flows from financing activities:
Repayment of term loans	(26,662,742)	(5,887,615)	(4,404,828)
Proceeds from term loans	39,985,342	15,093,356	10,584,179
Proceeds from notes payable	6,430,053	(15,006,853)	(22,009,057)
Dividend paid	(42,254,947)	(16,134,445)	(7,464,078)
Land use right payable	(125,604)	(304,465)	(59,226)
Due to former owners	(61,688)	(60,683)	(90,047)

Net cash provided by/(used in) financing activities	(22,689,586)	(22,300,705)	(23,443,057)

Net increase/(decrease) in cash	40,846,275	(1,939,618)	(69,954)

Effect on change of exchange rates	1,557,778	1,353,809	396,404

Cash as of January 1	218,351	804,160	477,710

Cash as of December 31	$42,622,404	$218,351	$804,160

Supplemental disclosures of cashflow and non-cash information:

Cash paid during the year:
Interest paid	$3,769,423	$2,147,451	$1,312,256
Income tax paid	$12,277,745	$10,930,112	$6,841,773

Non - cash item:
Transfer of prepayments and other deposits to property, plant and equipment	$2,288,337	$—	$—

See notes to financial statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Henan Green Complex Materials Co., Ltd (the "Company") is a China-based company that processes and sells steel mill flat-rolled products which are extensively used in the manufacturing industry throughout mainland China.  The Company conducts business directly with its customers in the People's Republic of China (PRC).

The Company was incorporated on December 31, 2000 with total registered capital Renminbi 26,000,000. Zhengzhou No.2 Iron and Steel Company Limited contributed fixed assets of Renminbi 20,000,000 holding 76.93% of the total ownership. Other owners, Lu Baiwang held 11.54%, Yue Tiansui held 3.85%, Bai Zhensheng held 1.92%, Ren Shouze held 1.92%, Jiao Dahong held 1.92% and Li Xinhong held 1.92%.

In February 2005, Jiao Dahong and Li Xinhong sold their ownership to Lu Yi and Zhang Qihong. All other owner’s ownership remains unchanged.

In December 2006, Zhengzhou No.2 Iron and Steel Company Limited sold all of its ownership, Lu Baiwang and Yue Tiansui sold part of their ownership. Lu Mingwang became the principal owner holding 40% of the total ownership. Other owners, Ren Shouze held 10%, Lu Baiwang held 9.53%, Liu Bingshen held 7.41%, Chen Zheyu held 7.26%, Zhang Shuiping held 6.95%, Lu Yi held 5.49%, Zhang Qihong held 3.57%, Bai Zhensheng held 3.4%, Yue Tiansui held 3%, Miao Yanchao held 1.7%, Qu Liyong held 1.19% and Xu Maotong held 0.5%.

On August 7, 2008, the Company changed from a joint stock company to a company with limited liability.  Wealth Rainbow Development Limited ("Wealth Rainbow") was formed on March 1, 2007 by Lu's family as the Company. On October 21, 2008, the Company became a wholly foreign owned enterprise. When all of the shares of the Company were acquired by Wealth Rainbow pursuant to the transfer agreement. Subsequent to the share transfer, Wealth Rainbow becomes the sole shareholder of the Company. The principal activity of  Wealth Rainbow is to hold its interest in Henan Green.

Golden Green Enterprises Limited ("Golden Green") was established in the British Virgin Islands ("BVI") on March 11, 2008 as a limited liability company, the shareholder is Ms. Lu Yuying.  Wealth Rainbow entered into an agreement with Golden Green in which all of the shares of Wealth Rainbow were transferred to Golden Green on November 28, 2008 in exchange for all the shares of Golden Green.  The principal activity of Golden Green is investment holding.  Golden Green owns 100% equity interests directly and indirectly, in its subsidiaries, Wealth Rainbow and Henan Green Complex Materials Co., Ltd.

Golden Green and its subsidiary, Wealth Rainbow, did not have any significant operations during the period of 2008.  These financial statements only reflected the operations of Henan Green Complex Materials Co., Ltd for the years ended December 31, 2008, 2007 and 2006.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The Company's financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") ..  The preparation of the financial statements in accordance with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories. Actual results could differ from those estimates.

(b)	Foreign currency translation

Assets and liabilities of foreign operation are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The year-end rates for December 31, 2008, 2007 and 2006 of Renminbi to one US dollar were 6.8225, 7.2946 and 7.8041 respectively; average rates for the year-end December 31, 2008, 2007 and 2006 were 6.9351, 7.5973 and 7.9579 respectively. The related translation adjustments are reflected in "Accumulated other comprehensive income" in the stockholder's equity section of the balance sheet. As of December 31, 2008, 2007 and 2006, the accumulated foreign currency translation gain was $3,580,111, $1,922,728 and $437,954 respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

(c)	Cash

Cash represents cash in bank and cash on hand.

The Company considers all highly liquid investments with original maturities of three months or less to be cash.  The Company maintains bank accounts in the PRC.

(d)	Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts sales returns and trade discounts.  The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable.  Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions.  The Company has historically been able to collect all of its receivable balances, and accordingly, 2% allowance has been provided for doubtful accounts.

Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (.../Cont'd)

(e)	Inventories

Inventories are stated at the lower of cost or market and consist primarily of flat rolled steel.  Cost is determined using the weighted average cost method.  In the case of work in process and finished goods comprise of direct materials, direct labor and an appropriate proportion of  overheads.

(f)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to fifty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Construction in progress represents the costs of property, plant and equipment under construction or installation. Depreciation commences when the asset is placed in service. The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed. Government subsidies received reduce the cost of construction.

The estimated useful lives of the assets are as follows:

Years

Land use right	50
Leasehold land improvement	46.5
Buildings	10 - 20
Machinery and equipment	5 - 20
Vehicles	5
Furniture fixtures and office equipment	5

Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

(g)	Land use right

Land use right is recorded at cost less accumulated amortization. Under Statement of Financial Accounting Standards (SFAS) No. 142, " Goodwill and Other Intangible Assets", land use right is classified as definite lived intangible asset and amortized over its useful life.  According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Land use right is amortized using the straight-line method over the lease term of 50 years.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (.../Cont'd)

(h)	Impairment of long-lived assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairment was recognized as at December 31, 2008, 2007 and 2006.

(i)	Fair Value Accounting

Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements", defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or a liability. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 ("FSP 157-2") "Effective Date of FASB Statement No. 157", which amended SFAS 157 to defer the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually, including goodwill and trademarks. In accordance with FSP 157-2, the Company will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009. The application of SFAS 157 in situations where that market for a financial asset is not active was clarified by the issuance of Financial Accounting Standards Board Staff Position 157-3. "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP 157-3") in October 2008. FSP 157-3 became effective immediately and did not significantly impact the methods by which the Company determines the fair values of its financial assets.

(j)	Revenue recognition

The Company generates revenue primarily from sales of steel mill flat-rolled products.

Revenue is recognized when products have been delivered to the buyer and title and risk of ownership has passed to the buyer, the sales price is fixed and determinable and collectibility is reasonably assured.

In the PRC, value added tax (“VAT”) of 17% on the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (.../Cont'd)

(k)	Income taxes

The Company accounts for income taxes under Financial Accounting Standards Board (FASB) No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be effective when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

Management has elected to defer the application of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in accordance with FASB Staff Position No. 48-3, "Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Companies". The Company will continue to evaluate uncertain tax positions in accordance with FASB Statement No. 5 "Accounting for Contingencies". Under that Statement, if it is probable that an uncertain tax position will result in a material liability and the amount of the liability can be estimated, then the estimated liability is accrued. As of December 31, 2008, 2007 and 2006, there were no amounts that had been accrued with respect to uncertain tax positions.

(l)	Comprehensive income

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income".  This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income consists of net income and foreign currency translation adjustments.

Comprehensive income consists of the following for the years ending December, 31:

	2008	2007	2006
	USD	USD	USD

Net income	$35,505,533	$23,650,134	$15,879,052
Other comprehensive income
- Foreign currency translation adjustments	1,657,383	1,484,774	484,637
Total comprehensive income	$37,162,916	$25,134,908	$16,363,689

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (.../Cont'd)

(m)	Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the year, the Company has not recognized a liability for product liability claims.

(n)	Segment information

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information" establishes standards for reporting information on operating segments in interim and annual financial statements.  The Company has only one segment, all of the Company's operations and customers are in the PRC and all income are derived from the sales of steel mill flat-rolled products. Accordingly, no geographic information is presented.

(o)	Recently issued accounting standards

In April 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 142-3  ("FSP 142-3") "Determination of the Useful Life of Intangible Assets." FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, "Goodwill and Other Intangible Assets," to include an entity's historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be "substantial cost or material modifications." FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Company does not expect FSP 142-3 to have a material impact on our financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 162 ("FAS 162"), “The Hierarchy of Generally Accepted Accounting Principles”. Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the Financial Accounting Standards Board. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." FAS 162 will not impact the Company's financial statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (.../Cont'd)

(o)	Recently issued accounting standards (…/Cont'd)

In December 2008, the Financial Accounting Standards Board (FASB) issued Financial Staff Position  No. 132(R)-1 ("FSP No. 132(R)-1"), "Employers’ Disclosures about Postretirement Benefit Plan Assets,". FSP No. 132(R)-1 amends the Financial Accounting Standards Board (FASB) No. 132 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional disclosures required focus on disclosures of fair value by category of plan assets. This Financial Staff Position is effective for fiscal years ending after December 15, 2009. The Company does not expect a material impact on its financial statements when these additional provisions are adopted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	CASH

Cash represents cash in bank and cash on hand.  Cash as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Bank balances and cash	$67,334,753	$19,444,902	$28,366,595
Less: Restricted cash	(24,712,349)	(19,226,551)	(27,562,435)
	$42,622,404	$218,351	$804,160

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

As at December 31, 2008, 2007 and 2006, the Company's cash of approximately $24,712,349, $19,226,551 and $27,562,435, were restricted  and deposited in certain banks as guarantee deposits for the benefit of issuance of notes payable granted by the banks.

The restricted cash guaranteed $26,910,956, $20,480,903 and $35,487,756 of notes payable for the years ended December 31, 2008, 2007 and 2006, respectively.  It can only be released at the expiration date of corresponding notes payable.

4.	ACCOUNTS RECEIVABLE

The Company performs ongoing credit evaluations of its customers' financial conditions. The Company generally encourages its customers to use its products and settle the outstanding balance within credit terms. As of December 31 2008, 2007 and 2006, the provision on accumulated allowance for doubtful accounts was $126,790, $86,384 and $44,733 respectively.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

5.	INVENTORIES

Inventories as of  December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Raw materials	$936,280	$4,763,939	$3,295,859
Work-in-process	1,378,067	1,310,691	2,610,004
Finished goods	1,239,966	2,585,993	2,605,140
	$3,554,313	$8,660,623	$8,511,003

6.	DUE FROM/(TO) FORMER OWNERS

Amounts due from/(to) former owners are unsecured, non-interest bearing and with no fixed repayment terms. As at December 31, 2008, the balance of due from/(to) former owners  was zero as amounts were fully settled in the fourth quarter of 2008.

7.	PREPAYMENTS AND OTHER DEPOSITS

Prepayments and other deposits as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Prepaid purchases	$10,896,840	$10,609,492	$8,126,524
Prepaid machinery deposit	637,882	—	—
Prepaid general expenses	24,215	—	—
	$11,558,937	$10,609,492	$8,126,524

Prepaid purchases represent amounts prepaid for the purchases of raw materials and accessories to suppliers.

8.	OTHER RECEIVABLES

Other receivables as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Other receivables
- Advances to staff	$381,224	$156,404	$95,706
- Others	884,573	479,014	60,838
	$1,265,797	$635,418	$156,544

Other receivables represent advances to staff and petty cash to department staff for daily expenditures. These amounts are interest free and with no fixed repayment terms.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of  December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Buildings	$5,000,219	$2,525,743	$2,360,847
Leasehold land improvement	20,183	18,877	14,799
Plant machinery and equipment	22,769,678	20,232,099	18,390,105
Vehicles	1,615,780	842,294	852,076
Office equipment	139,189	223,123	155,651
Construction in progress	1,233,938	364,666	156,669
	30,778,987	24,206,802	21,930,147

Accumulated depreciation	(10,837,466)	(8,389,840)	(6,250,566)
	$19,941,521	$15,816,962	$15,679,581

Construction in progress consists of the construction of a research and development centre ("R&D centre") and buildings of staff accommodation on 300 acres land. The total construction in progress as at December 31, 2008 was $1,233,938. $474,703 was the cost incurred net of government subsidies of $230,710 of R&D centre during the period from July 2008 to December 2008. The R&D centre is estimated to be completed in 2009 with total estimated cost of $2,198,608.

Buildings of staff accommodation consist of the constructions of drainage system and related facilities, side pavement and building of stores and building management centre. $494,790 was the cost incurred during the period from July 2008 to December 2008.  These buildings of staff accommodation are estimated to be completed in 2009 with total estimated cost of $879,443.

$264,445 was the cost incurred to install a production line during the period from July 2008 to December 2008, the installation of production line is estimated to be completed in 2009 with total estimated cost of $3,078,051.

No depreciation has been provided for construction in progress.

10.	LAND USE RIGHT

Land use right as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Land use right, net	$1,416,220	$1,346,895	$1,280,562

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

10.	LAND USE RIGHT (…/Cont'd)

Land use right represents prepaid lease payments to the local government for land use right held for a period of 50 years from July 9, 2004 to June 30, 2054 in Zhengzhou, People's Republic of China. Land use right payable as at  December 31, 2008 and 2007 were $28,521 and $154,125 respectively.

Land use right is amortized using the straight-line method over the lease term of 50 years.  The amortization expense for the years ended December 31, 2008, 2007 and 2006 were $30,280, $27,641 and $26,388 respectively.

11.	NOTES PAYABLE

Notes payable as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Classified by financial institutions: -
China Citic Bank	$5,862,953	$3,194,143	$13,826,065
Zhengzhou City Rural Credit Cooperative	—	—	2,562,755
Commercial Bank of Zhengzhou	2,711,616	411,263	11,429,889
Guangdong Development Bank	6,903,628	2,330,491	640,688
Shanghai Pudong Development Bank	10,260,169	8,842,157	4,869,235
China Merchants Bank	1,172,590	5,702,849	2,159,124
	$26,910,956	$20,480,903	$35,487,756

Additional information: -
Maximum balance outstanding during the year	$44,902,894	$55,568,497	$59,457,304
Finance cost	$1,333,746	$1,133,708	$888,520
Finance charge per contract (basis points)	5 pt	5 pt	5 pt
Weighted average interest rate	2.03%	1.56%	1.24%

All the above notes payable are secured by either 50% or 100% corresponding restricted cash.  As at December 31, 2008, 2007 and 2006, the Company's cash of approximately $24,712,349, $19,226,551 and $27,562,435 were restricted on the such purpose. All the notes payable have terms of six months.  Commercial Bank of Zhenzhou had imposed covenant on the Company that not more than 10% of the net profit could be distributed as dividend. Shanghai Pudong Development Bank imposed covenant on the Company that any transaction which is over 10% of the Company’s net assets must notify the Bank.  For facilities obtained from both banks, 100% of corresponding restricted cash had been pledged.  In the management’s point of view, covenants of both banks do not apply to the Company.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

12.	TERM LOANS

In order to provide working capital for operations, the Company entered into the following short term loan agreements as of December 31, 2008, 2007 and 2006:

	2008	2007	2006
	USD	USD	USD

Classified by financial institutions: -
China Citic Bank	$3,664,345	$2,056,315	$—
China Development Bank	4,397,216	—	—
China Merchants Bank	4,397,216	1,370,877	1,281,378
Commercial Bank of Zhengzhou	7,328,691	6,854,385	3,203,444
Guangdong Development Bank	2,198,607	1,782,140	640,688
Minsheng Bank of China Branch in Zhengzhou	1,465,739	—	—
Shanghai Pudong Development Bank	5,862,953	4,112,631	1,922,067
Zhengzhou City Rural Credit Cooperative	806,156	1,178,955	1,101,985
Zhengzhou City Urban Credit Cooperative	556,980	—	—
	$30,677,903	$17,355,303	8,149,562

Additional information: -
Maximum balance outstanding during the year	$31,117,626	$17,355,303	$8,149,562
Interest paid during the year	$2,430,590	$974,940	$340,761
Range of interest rate (basis points)	48.67 - 96.5pt	52.2 - 96.0pt	52.2 - 96.0pt
Weighted average interest rate	4.04%	4.14%	2.67%

All of the above short terms loans are fixed term loans with a period of 12 months or less. These short terms loans are either guaranteed and secured by the Company's fixed assets, including its machinery and land use right, or guaranteed and secured by a related party, Zhengzhou No.2 Iron and Steel Company Limited's land and plant properties, or guaranteed by the Company's former owners or other third parties.

13.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Accrued expenses	$1,142,668	$989,030	$668,235
Other payables	4,278,620	4,140,392	4,786,520
Other tax payables	873,118	159,749	351,420
	$6,294,406	$5,289,171	$5,806,175

Other tax payables represent payables other than income tax which consist of value added tax and city maintenance and construction tax.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

14.	STOCKHOLDER'S EQUITY AND RETAINED EARNINGS

(a)           Registered capital

The Company was incorporated on December 31, 2000. The registered capital of the Company is $3,335,043 originally contributed by thirteen natural persons.

(b)           Retained earnings

Retained earnings as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Retained earnings	$8,352,139	$24,703,102	$17,187,413
Statutory surplus reserves	1,582,902	1,582,902	1,582,902
	$9,935,041	$26,286,004	$18,770,315

In accordance with PRC Company Law,  the Company is required to allocate at least 10% profit to the statutory surplus reserve.  Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve.  Appropriation to the statutory surplus reserve must be made before distribution of dividends to shareholders.  The appropriation is required until the statutory surplus reserve reaches 50% of the owners’ equity.  This statutory surplus reserve is not distributable in the form of cash dividends.

As the statutory surplus reserve has reached 50% of the owners' equity in 2005, the Company ceased to allocate.

15.	DIVIDEND DECLARED

	2008	2007	2006
	USD	USD	USD
Dividend in respect of the previous
financial year declared	$24,501,225	$16,134,445	$7,464,078
Interim dividend in respect of the current
financial year declared	17,680,106	—	—
Final dividend in respect of the current
financial year declared	9,675,165	—	—
	$51,856,496	$16,134,445	$7,464,078

Dividend paid	$42,254,947	$16,134,445	$7,464,078

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

16.	INCOME TAXES

All of the Company's income is generated in the PRC.

	2008	2007	2006
	USD	USD	USD

Current income tax expense	$11,869,735	$11,421,638	$7,770,317

The Company's income tax provision in respect of operations in PRC is calculated at the applicable tax rates on the estimated assessable profits for the year based on existing legislation, interpretations and practices in respect thereof. The standard tax rate applicable to the Company changed from 33% to 25%, effective on January 1, 2008.

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	USD	USD	USD

Income before tax	$47,375,268	$35,071,772	$23,649,369

Expected PRC income tax expense at statutory
tax rate of 25% (2007 & 2006: 33%)	$11,843,817	$11,573,684	$7,804,291
Income not subject to tax	77,518	—	—
Effect on exchange rate	(51,600)	(152,046)	(33,974)
Actual income tax expense	$11,869,735	$11,421,638	$7,770,317

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Company to substantial PRC taxes in the future.

No deferred taxation has been provided as the effect of all temporary differences is immaterial.

17.	SUNDRY INCOME

Sundry income as of December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
	USD	USD	USD

Local government subsidy	$79,365	$—	$—
Transferred from receipts in advance
and accounts payable	71,605	16,165	—
Others	4,717	—	12
	$155,687	$16,165	$12

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

17.	SUNDRY INCOME (…/Cont'd)

During the year of 2008, the Company received a special one time subsidy from local government amounting to $79,365 as a subsidy for its advance technology in manufacturing precision steel mill flat-rolled products. This subsidy is not a continuing nature,  it depends on the local government's policy announced within a valid period.  $71,605 was the waived miscellaneous balance of  receipts in advance and accounts payable. The balance was not refunded or paid and was agreed by both parties.

18.	RELATED PARTY TRANSACTIONS

In 2004, the Company entered into a rental agreement for land use right with Zhengzhou No.2 Iron and Steel Company Limited, the previous owner of the Company with the period from January 1, 2005 to December 31, 2027. Rental paid to Zhengzhou No.2 Iron and Steel Company Limited for the years ended December 31, 2008, 2007 and 2006 were $8,781, $8,016 and $7,653 respectively.

19.	SIGNIFICANT CONCENTRATIONS

Three customers with sales amount over 5% for the year accounted for 20.79% of net sales for the year ended December 31, 2008. These major customers with sales amount over 5% for the year are different from the year 2007.  There are no other major customers with sales amount over 5% for the years ended December 31, 2006.

All of the Company's suppliers locate in the PRC. Four suppliers represented 86%, 64% and 47% of total purchase for the years ended December 31, 2008, 2007 and 2006 respectively.

20.	OPERATING LEASE COMMITMENTS

Rental expense for obligations under operating leases was $23,200 (RMB160,900) for the year ended December 31, 2008. The total future minimum lease payments under non-cancellable operating leases in respect of premises as of December 31, 2008 are payable as follows:

December, 31	Land use right	Reservoir rental	Total

2009	$8,781	$14,419	$23,200
2010	9,660	14,419	24,079
2011	10,626	14,419	25,045
2012	11,688	14,419	26,107
2013	12,857	14,419	27,276
Over five years	395,637	72,095	467,732
	$449,249	$144,190	$593,439

Land use right is granted by Zhengzhou No.2 Iron and Steel Company Limited, who sub-lets a part of its land with 27,066 m2 to the Company for use. The rental period is from January 1, 2005 to December 31, 2027. Annual rental paid for the land use right was $8,781 (RMB60,900) for the period of January 1, 2005 to December 31, 2009. The rental payment will  increase by 10% annually from 2010 onwards.

HENAN GREEN COMPLEX MATERIALS CO., LTD
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARAS ENDED DECEMBER 31, 2008 , 2007 AND 2006
(IN US DOLLARS)

21.	POST BALANCE SHEET EVENT

On March 17, 2009, the ultimate shareholder of Golden Green Enterprises Limited (“BVICo”) consummated a reverse merger with China Opportunity Acquisition Corp (“COAC”).  Under the terms of the merger agreement, BVICo is the surviving entity and registered its shares pursuant to a registration statement filed with the U.S Securities and Exchange Commission.   Accordingly, after the merger, the former shareholders of COAC own approximately 6.5% of BVICo's ordinary shares.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

3,636,363 Ordinary Shares

GOLDEN GREEN
ENTERPRISES LIMITED

PROSPECTUS

Maxim Group LLC

Chardan Capital Markets, LLC

______ __, 2009

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.     Indemnification of Directors and Officers.

The Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (ii) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. To be entitled to indemnification, these persons must have acted honestly and in good faith and in what they believe to be the best interest of the Company, and in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of our amended and restated articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in these issuances. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Title	Number of Securities		Consideration
Yuying Lu	August 27, 2008	Ordinary Shares, par value $1.00 per share	1	(1)	$1
Oasis Green Investments Limited	September 13, 2008	Ordinary Shares, par value $1.00 per share	91		$1
Plumpton Group Limited	September 13, 2008	Ordinary Shares, par value $1.00 per share	5		$1
Honest Joy Group Limited	September 13, 2008	Ordinary Shares, par value $1.00 per share	3		$1
Oasis Green Investments Limited	March 17, 2009	Ordinary Shares, no par value	27,599,908		$276
Plumpton Group Limited	March 17, 2009	Ordinary Shares, no par value	1,499,995		$15
Honest Joy Group Limited	March 17, 2009	Ordinary Shares, no par value	899,997		$9
Oasis Green Investments Limited	October 19, 2009	Ordinary Shares, no par value	2,622,000		(2)
Plumpton Group Limited	October 19, 2009	Ordinary Shares, no par value	142,500		(2)
Honest Joy Group Limited	October 19, 2009	Ordinary Shares, no par value	85,500		(2)

(1)           This share was transferred from Yuying Lu to Oasis Green Investments Limited on September 13, 2008.
(2)           Pursuant to an agreement dated September 15, 2009 among the Company, on one hand, and Oasis Green Investments Limited, Plumpton Group Limited, and Honest Joy Group Limited on the other hand (collectively, the “Original Stockholders”), the Company issued to each of the Original Stockholders a number of ordinary shares that was proportional to the amounts of the shares that they would have received under the terms of the Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008, among China Opportunity Acquisition Corp., the Company, Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd, and the Original Stockholders, upon the attainment of certain financial milestones and results after the consummation of the merger thereunder. In consideration of the issuance of the ordinary shares, the Company and the Original Stockholders agreed to a mutual release of all claims relating to the merger and certain other matters.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The information required by this item is set forth on the exhibit index that follows the signature page of this Registration Statement.

(b) Financial statement schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described above in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4
For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Province of Henan, China, on the 5th day of November, 2009.

GOLDEN GREEN ENTERPRISES LIMITED
By:	/s/ Mingwang Lu
Mingwang Lu Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mingwang Lu	Chairman and Chief Executive Officer
Mingwang Lu	(Principal Executive Officer)	November 5, 2009

/s/ Edward Meng	Chief Financial Officer	November 5, 2009
Edward Meng	(Principal Financial and Accounting Officer)

*	Director
Yi Lu

*	Director
Harry Edelson

*	Director
J.P. Huang

*	Director
Kwok Keung Wong

*	Director
Yunlong Wang

*	Director
Maotong Xu

* By: /s/ Mingwang Lu
Mingwang Lu		November 5, 2009
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Golden Green Enterprises Limited has signed this registration statement or amendment thereto in Woodcliff Lake, New Jersey, U.S.A. on November 5, 2009.

Authorized U.S. Representative
By:	/s/ Harry Edelson
Name:	Harry Edelson
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement**

2.1
Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008 by and among the registrant, China Opportunity Acquisition Corp., Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and certain shareholders of Golden Green Enterprises Limited [incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

3.1
Amended and Restated Memorandum and Articles of Association, adopted on March 17, 2009 [incorporated by reference to Exhibit 3.1 to the registrant’s Amendment No. 1 to Form 20-F filed on March 23, 2009]

4.1	Specimen Unit Certificate [incorporated by reference to Exhibit 4.6 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

4.2	Specimen Ordinary Share Certificate [incorporated by reference to Exhibit 4.7 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

4.3	Specimen Warrant Certificate [incorporated by reference to Exhibit 4.8 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

4.4	Form of Representative’s Warrant*

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered*

5.2	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the enforceability of Representative’s Warrant*

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain U.S. federal tax matters.**

10.1
Form of Escrow Agreement by and among the registrant, Oasis Green Investments Limited and Continental Stock Transfer & Trust Company [incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

10.2	Form of Voting Agreement [incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

10.3	Form of Lock-Up Agreement [incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-4 filed on November 12, 2008 in commission file number 333-155312-01]

10.4
English Translation of Short-Term Loan Agreement, dated July 23, 2008, between Sub-branch of Zhengzhou Branch of Shanghai Pudong Development Bank and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.1 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

Exhibit Number	Description

10.5
English Translation of Agreement for Established of Bank Payable Bills, dated October 14, 2008, between Shanghai Pudong Development Bank and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.2 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.6
English Translation of Renminbi Loan Agreement, dated July 16, 2008, between Zhengzhou Branch of China CITIC Bank and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.3 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.7
English Translation of Loan Agreement, dated November 9, 2007, between Commodity World Branch of Commercial Bank of Zhengzhou and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.4 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.8
English Translation of Real Estate Maximum Mortgage Agreement, dated March 26, 2007, between Zhengzhou Branch of Shanghai Pudong Development Bank and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.5 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.9
English Translation of Maximum Mortgage Agreement, dated April 21, 2008, between Xiangyang Credit Union of Zhengzhou Rural Credit Cooperatives and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.6 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.10
English Translation of Credit Granting Agreement, valid from July 21, 2008, between Guangdong Development Bank Zhengzhou Huanghe Road Sub-branch and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.7 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.11
English Translation of Agreement, dated September 16, 2003, between Xinzheng City Longhu Town People’s Government and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.8 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.12
English Translation of Lease Agreement for Land Use Right and Buildings, dated November 10, 2008, between Zhengzhou the Second Iron & Steel Co., Ltd. and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.9 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

Exhibit Number	Description

10.13
English Translation of Agreement for the Repayment, dated March 30, 2008, by and among Lu Mingwang, Lu Baiwang, Ren Shouze, Yue Tiansui, Bai Zhengsheng, Lu Yi, Zhang Qihong, Lu Mingwang, Chen Zheyu, Zhang Shuiping, Liu Bingshen, and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.10 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.14
English Translation of Bank Payable Bills Agreement, dated October 14, 2008, between Huang Sub-Branch of Zhengzhou Branch of Guangfa Bank, Da Sub-Branch of Zhengzhou Branch of Pufa Bank, and Henan Green Complex Materials Co., Ltd [incorporated by reference to Exhibit 10.17.11 to the registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on January 29, 2009 in commission file number 333-155312-01]

10.15
English Translation of Form of Labor Contract for all employees of Henan Green, including executive officers[incorporated by reference to Exhibit 4.15 to the registrant’s Annual Report on Form 20-F filed on July 15, 2009]

10.16
Form of Agreement, dated as of September 15, 2009, by and among the registrant, Oasis Green Investments Limited, Plumpton Group Limited, and Honest Joy Group Limited.[incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form F-1 filed on September 15, 2009 in commission file number 333-161924]

21.1	List of the registrant’s subsidiaries [incorporated by reference to Exhibit 8.1 to the registrant’s Annual Report on Form 20-F filed on July 15, 2009]

23.1	Consent of UHY VOCATION HK CPA LIMITED, Independent Registered Public Accounting Firm*

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.1)**

23.4	Consent of Jingtian & Gongcheng Law Firm**

23.5	Consent of Freedonia Custom Research, Inc.**

24.1	Powers of Attorney (included in the signature page of this Registration Statement)

99.1	Code of Ethics [incorporated by reference to Exhibit 14.1 to the registrant’s Annual Report on Form 20-F filed on July 15, 2009]

99.2	Form of opinion of Jingtian & Gongcheng, the People's Republic of China Counsel to the Registrant.*

* Filed herewith
** Previously filed